Exhibit 10.1

EXECUTION VERSION

$535,000,000

CREDIT AGREEMENT

among

Atlantic aviation fbo holdings llc,
as Holdings,

and

ATLANTIC AVIATION FBO INC.,
as Borrower,

The Several Lenders and the Issuing Lenders from Time to Time Parties Hereto,

BARCLAYS BANK PLC,
as Administrative Agent and Collateral Agent,

WELLS FARGO SECURITIES, LLC,

as Documentation Agent,

MACQUARIE CAPITAL (USA) INC.,
as Syndication Agent,

BARCLAYS BANK PLC,

MACQUARIE CAPITAL (USA) INC.

and

WELLS FARGO SECURITIES, LLC,
as Joint Bookrunners,

and

BARCLAYS BANK PLC,
MACQUARIE CAPITAL (USA) INC.

and

WELLS FARGO SECURITIES, LLC,
as Joint Lead Arrangers

Dated as of May 31, 2013

i

(continued)

ii

(continued)

iii

(continued)

iv

APPENDICES:

A-1	Revolving Commitments
A-2	Term Commitments

SCHEDULES:

1.1A	Closing Date Indebtedness
4.4	Consents, Authorizations, Filings and Notices
4.8A	Excepted Property
4.8B	Real Property
4.14	Subsidiaries
4.17(a)	UCC and Other Filings
4.21	Material Contracts
6.17	Post-Closing Matters
7.2(d)	Existing Indebtedness
7.3(f)	Existing Liens
7.7(i)	Existing Investments
7.9	Existing Transactions with Affiliates
7.11	Existing Negative Pledge Clauses
7.12	Existing Clauses Restricting Subsidiary Distributions

EXHIBITS:

A-1	Form of Notice of Borrowing
A-2	Form of Conversion/Continuation Notice
B	Form of Guarantee and Collateral Agreement
C	Form of Compliance Certificate
D	Form of Closing Certificate
E-1	Form of Assignment and Assumption
E-2	Form of Affiliated Lender Assignment and Assumption
F	Form of Solvency Certificate
G	Form of Prepayment Notice
H-1	Form of Promissory Note (Revolving Loans)
H-2	Form of Promissory Note (Term Loans)
I-1	Form of Tax Compliance Certificate (for Foreign Lenders that Are Not Partnerships for U.S. Federal Income Tax Purposes)
I-2	Form of Tax Compliance Certificate (for Foreign Participants that Are Not Partnerships for U.S. Federal Income Tax Purposes)
I-3	Form of Tax Compliance Certificate (for Foreign Participants that Are Partnerships for U.S. Federal Income Tax Purposes)
I-4	Form of Tax Compliance Certificate (for Foreign Lenders that Are Partnerships for U.S. Federal Income Tax Purposes)

v

CREDIT AGREEMENT, dated as of May 31, 2013 (this “Agreement”), among ATLANTIC AVIATION FBO HOLDINGS LLC, a Delaware limited liability company (“Holdings”), ATLANTIC AVIATION FBO INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”) and BARCLAYS BANK PLC, as administrative agent (in such capacity, together with its successors and permitted assigns, the “Administrative Agent”) and collateral agent (in such capacity, together with its successors and permitted assigns, the “Collateral Agent”).

WITNESSETH:

WHEREAS, the Borrower seeks (a) $465,000,000 first lien term loan financing, the proceeds of which shall be used, together with cash common equity contributed to the Borrower , (i) to refinance and terminate in full the Closing Date Indebtedness of the Borrower and release and discharge in full all guarantees and collateral provided, in each case, in connection therewith (collectively, the “Closing Date Refinancing”),(ii) to pay related fees and expenses associated with the foregoing, and (iii) for general corporate purposes, and (b) $70,000,000 in revolving credit financing, up to $15,000,000 of which shall be available on the Closing Date for the making of Revolving Loans to be used in the manner described in the immediately preceding clause (a) and for the issuance of Letters of Credit, and the remainder thereof to fund working capital requirements, Permitted Acquisitions and general corporate purposes;

WHEREAS, the Lenders are willing to make the credit facilities described herein available to the Borrower upon and subject to the terms and conditions hereinafter set forth;

WHEREAS, the Borrower has agreed to secure all of its Obligations by granting to the Collateral Agent, for the benefit of the Secured Parties, a first priority Lien on substantially all of its assets, including a pledge of the Capital Stock of each of its Restricted Subsidiaries, in each case, to the extent required by the Loan Documents; and

WHEREAS, the Guarantors have agreed to guarantee the Obligations of the Borrower and to secure such Obligations by granting to the Collateral Agent, for the benefit of the Secured Parties, a first priority Lien on substantially all of their respective assets, including a pledge of the Capital Stock of each of their respective Restricted Subsidiaries, in each case, to the extent required by the Loan Documents.

NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, the parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

1.1           Defined Terms. As used in this Agreement (including the preamble and recitals hereof), the terms listed in this Section shall have the respective meanings set forth in this Section.

“ABR”: for any day, a fluctuating rate per annum equal to the greatest of (x) the rate determined from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City, (y) the Federal Funds Effective Rate plus ½ of 1.00% and (z) the one-month reserve adjusted Eurodollar Rate plus 1.00% per annum; provided that with respect to any Interest Period, in no event shall the “ABR” with respect to any Term Loan that is an ABR Loan, be less than 1.75%.

“ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.

“Accounting Changes”: as defined in Section 10.16.

“Acquisition”: any acquisition of a majority controlling interest in the Capital Stock, or all or substantially all of the assets, of any Person, or of all or substantially all of the assets constituting a division, product line or business line of any Person.

“Acquired EBITDA”: with respect to any Acquired Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Acquired Entity or Business (determined as if references to the Borrower and its Restricted Subsidiaries in the definition of Consolidated EBITDA were references to such Acquired Entity or Business and its Restricted Subsidiaries), all as determined on a consolidated basis for such Acquired Entity or Business.

“Acquired Entity or Business”: as defined in the definition of “Consolidated EBITDA”.

“Administrative Agent”: as defined in the preamble hereto.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly to direct or cause the direction of the management and policies of such Person, in either case whether by contract or otherwise.

“Affiliated Lender”: a Lender that is the Sponsor or an Affiliate of the Sponsor (excluding any Purchasing Borrower Party) or the Sponsor’s manager, Macquarie Infrastructure Management (USA) Inc., or an Affiliate thereof, in each case, including any fund managed or controlled thereby, or any investment scheme or similar vehicle or separate managed account related thereto.

“Affiliated Lender Assignment Agreement”: an Affiliated Lender Assignment Agreement, substantially in the form of Exhibit E-2 hereto.

“Agent-Related Persons”: each Agent, together with its Related Parties.

“Agents”: the collective reference to the Collateral Agent and the Administrative Agent.

“Agreed Purposes”: as defined in Section 10.14.

“Agreement”: as defined in the preamble hereto.

“All-in Yield”: as to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, original issue discount, upfront fees, Eurodollar Rate floor or ABR floor, or otherwise; provided that original issue discount and upfront fees shall be equated to interest rate assuming a 4-year life to maturity (or, if less, the stated life to maturity at the time of its incurrence of the applicable Indebtedness); and provided, further, that “All-In Yield” shall include neither arrangement fees, underwriting fees, structuring fees, commitment fees or ticking fees, nor other fees not paid by the Borrower to all providers of such Indebtedness.

“Anti-Corruption Law”: each of (i) the United States Foreign Corrupt Practices Act of 1977, (ii) the Corruption of Foreign Public Officials Act and (iii) the Bribery Act 2010, in each case, as amended from time to time.

2

“Applicable Indebtedness”: as defined in the definition of “Weighted Average Life to Maturity”.

“Applicable Margin”: for any day, with respect to the Loans that are (a) ABR Loans, 1.50% and (b) Eurodollar Loans, 2.50%.

“Application”: an application, in such form as the relevant Issuing Lender may specify from time to time, requesting such Issuing Lender to open a Letter of Credit.

“Approved Fund”: as defined in Section 10.6(b).

“Asset Sale”: (a) any Disposition (or series of related Dispositions) of Property by the Borrower or any of its Restricted Subsidiaries (excluding any such Disposition permitted by Section 7.5 (other than clauses (e), (f) and (q) thereof)), in any case which yields Net Cash Proceeds to the Borrower or any of its Restricted Subsidiaries (valued at the then current principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $5,000,000 for such Disposition (or series of related Dispositions) and (b) in the case of a Restricted Subsidiary, the issuance or sale of any shares of such Restricted Subsidiary’s Capital Stock to any Person (other than a Loan Party) yielding Net Cash Proceeds in excess of $5,000,000.

“Assignee”: as defined in Section 10.6(b).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit E-1.

“Audited Financial Statements”: the Borrower’s audited consolidated balance sheet as of December 31, 2012 and the related consolidated statements of income or operations, shareholders’ equity and cash flows, including the notes thereto, each for the three fiscal years ended December 31, 2010, December 31, 2011 and December 31, 2012, reported on by and accompanied by an unqualified report by KPMG LLP.

“Available Revolving Commitment”: as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding; provided that in calculating any Revolving Lender’s Revolving Extensions of Credit for the purpose of determining such Revolving Lender’s Available Revolving Commitments pursuant to Section 2.9(a), the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.

“Bankruptcy Code”: the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.), as amended and in effect from time to time and the regulations issued from time to time thereunder.

“Barclays”: Barclays Bank PLC.

“Benefited Lender”: as defined in Section 10.7(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble hereto.

3

“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Business”: the business and any services, activities or businesses incidental or reasonably related or similar to any business or line of business engaged in by the Borrower or its Restricted Subsidiaries as of the Closing Date or any business or business activity that is a reasonable extension, development or expansion thereof or ancillary thereto.

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures”: for any period, the aggregate amount incurred that would, in accordance with GAAP, be included on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries as additions to equipment, fixed assets, real property or improvements or other capital assets (including, without limitation, Capital Lease Obligations) (other than any such amounts (i) made to restore, replace, develop, maintain, improve, upgrade or rebuild property to the condition of such property immediately prior to any damage, loss, destruction or condemnation of such property, to the extent such expenditure is made with, or subsequently reimbursed out of, insurance proceeds, indemnity payments, condemnation awards (or payments in lieu of) or damage recovery proceeds or other settlements relating to any such damage, loss, destruction or condemnation; (ii) made by the Borrower or any of its Restricted Subsidiaries as a tenant in leasehold improvements, to the extent reimbursed by the landlords; or (iii) made as payment of the consideration for any Permitted Acquisition permitted by Section 7.7(e) (including any property, plant and equipment obtained as a part thereof)).

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, to the extent such obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP; provided that, notwithstanding the foregoing, in no event will any lease that would have been categorized as an operating lease as determined in accordance with GAAP as of the Closing Date, be considered a capital lease for purposes of this definition as a result of any changes in GAAP subsequent to the Closing Date.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, and any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Collateralize”: to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, any Issuing Lender or any Swingline Lender (as applicable) and the Lenders, as collateral for L/C Obligations, Obligations in respect of Swingline Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the applicable Issuing Lender or Swingline Lender, as applicable, benefiting from such collateral agrees in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) the applicable Issuing Lender or the Swingline Lender (as applicable) (which documents are hereby consented to by the Lenders). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

4

“Cash Equivalents”: (a) direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition;

(b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000;

(c) commercial paper of an issuer rated at least A-2 by S&P or P-2 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within one year from the date of acquisition;

(d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States government;

(e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s;

(f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition;

(g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of any of clauses (a) through (f) of this definition;

(h) marketable short-term money market and similar funds (x) either having assets in excess of $500,000,000 or (y) having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating agency); or

(i) other short-term investments utilized by Foreign Subsidiaries in accordance with the normal investment practices for cash management in investments of a type analogous to the foregoing.

“Cash Management Counterparty”: any Person that (a) is a party to a Cash Management Document that was a Lender or Agent at the time any such Cash Management Document was entered into or an Affiliate of such a Lender or Agent or (b) with respect to any Cash Management Document in effect as of the Closing Date, is, as of the Closing Date or within 90 days thereafter, a Lender or Agent or an Affiliate of such a Lender or Agent, in each case in its capacity as party to a Cash Management Document.

“Cash Management Document”: any certificate, agreement or other document executed by the Borrower or its Restricted Subsidiaries in respect of the Cash Management Obligations of the Borrower or any Restricted Subsidiary.

5

“Cash Management Obligation”: with respect to the Borrower and its Restricted Subsidiaries, any direct or indirect liability, contingent or otherwise, of any such Person in respect of cash management services (including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements) provided after the date hereof (regardless of whether these or similar services were provided prior to the date hereof by the Administrative Agent, any Lender or any Affiliate of any of them) by the Administrative Agent, any Lender or any Affiliate of any of them, including obligations for the payment of fees, interest, charges, expenses, attorneys’ fees and disbursements in connection therewith.

“Cash Reserve Funds”: for any period, the cash reserves maintained by the Borrower or its Restricted Subsidiaries that are necessary or prudent, as reasonably determined by the Borrower in good faith and as certified to the Administrative Agent pursuant to an officer’s certificate executed by a Responsible Officer of the Borrower, to be maintained by the Borrower or Restricted Subsidiaries for the purpose of paying any Capital Expenditures that are anticipated to become due and payable during the fiscal quarter immediately following such period, after taking into account any income or other amounts that are reasonably anticipated to be received by or on behalf of the Borrower or its Restricted Subsidiaries and be available to fund such payment obligations during such immediately following fiscal quarter.

“Certificated Security”: as defined in the Guarantee and Collateral Agreement.

“Change of Control”: the occurrence of any of the following:

(i) prior to an IPO, the Sponsor or any of its Affiliates shall fail to own and control, directly or indirectly, beneficially and of record, shares representing at least 51% of each of the aggregate ordinary voting power represented by the issued and outstanding equity interests of Holdings,

(ii) after an IPO, any “person” or “group” (within the meaning of Rule 13d-5 of the Securities Exchange Act as in effect on the date hereof), other than the Sponsor or any of its Affiliates (or any “group” (within the meaning of Rule 13d-5 of the Securities Exchange Act as in effect on the date hereof) of which the Sponsor or any of its Affiliates is a member, but only if and for so long as the Sponsor or any of its Affiliates beneficially owns more than 50% of the relevant voting stock of Holdings owned, directly or indirectly, by such “group”), shall own, directly or indirectly, beneficially or of record, shares representing more than 25% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of Holdings, unless the Sponsor or any of its Affiliates shall own more than such person or group,

(iii) after an IPO, during any period of 24 consecutive months, a majority of the seats (other than vacant seats) of the board of directors of any Parent Holding Company shall at any time be occupied by Persons who were neither (a) nominated by the board of directors of such Parent Holding Company nor (b) appropriated by directors so nominated or

(iv) Holdings shall cease to directly own, beneficially and of record, 100% of the issued and outstanding equity interests of the Borrower.

“Chattel Paper”: as defined in the Guarantee and Collateral Agreement.

“Claims”: as defined in the definition of “Environmental Claims”.

6

“Closing Date”: the date on which the conditions precedent set forth in Sections 5.1 and 5.2 shall have been satisfied or waived and the initial Loans hereunder shall have been funded, which date is May 31, 2013.

“Closing Date Indebtedness”: the Indebtedness of the Borrower listed on Schedule 1.1A attached hereto.

“Closing Date Refinancing”: as defined in the recitals hereto.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: as defined in the Guarantee and Collateral Agreement.

“Collateral Agent”: as defined in the preamble hereto.

“Commitment”: as to any Lender, the Term Commitment, the New Term Commitment (if any) and/or the Revolving Commitment of such Lender.

“Committed Reinvestment Amount”: as defined in the definition of “Reinvestment Prepayment Amount”.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Commonly Controlled Entity”: any trade or business, whether or not incorporated, that together with Borrower or Holdings is under common control or treated as a single employer within the meaning of Section 414(b), (c), (m), or (o) of the Code.

“Commonly Controlled Plan”: as defined in Section 4.12(c).

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit C.

“Confidential Information”: as defined in Section 10.14.

“Connection Income Taxes”: Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Current Assets”: at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries at such date. For the avoidance of doubt, Consolidated Current Assets shall not include deferred taxes or fair value of the derivative instruments.

“Consolidated Current Liabilities”: at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries at such date, but excluding (a) the current portion of any Indebtedness of the Borrower and its Restricted Subsidiaries and (b) without duplication, all Indebtedness consisting of Revolving Loans or Swingline Loans, to the extent otherwise included therein. For the avoidance of doubt, Consolidated Current Liabilities shall not include accrued interest or accrued taxes, deferred taxes, income taxes payable, fair value of derivative instruments, accrual of amounts payable pursuant to the Services Agreement that will only be paid in lieu of Restricted Payments that would have been permitted to be made at the time of such payment or current portion of long term Indebtedness of Holdings, the Borrower or any of its Restricted Subsidiaries.

7

“Consolidated EBITDA”: for any period, Consolidated Net Income for such period plus, without duplication and to the extent already deducted (and not added back) in arriving at such Consolidated Net Income (other than with respect to clause (g) below), the sum of: (a) income tax expense (and franchise taxes in the nature of income taxes) and foreign withholding tax expense for such period and any state single business unitary or similar tax, (b) Consolidated Interest Expense and, to the extent not reflected in Consolidated Interest Expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness and any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill impairment), (e) Non-Cash Charges, (f) proceeds of business interruption insurance received during such period (to the extent not reflected as revenue or income in such period), (g) charges, losses, or expenses incurred to the extent covered by indemnification or refunding provisions in any document, including those pertaining to any Acquisition consummated prior to the Closing Date, or any insurance, in each case, to the extent so reimbursed, (h) restructuring costs and fees and expenses directly incurred during such period as a result of any Permitted Acquisition or any unconsummated Acquisition that, had such Acquisition been consummated, would have constituted a Permitted Acquisition, collectively not to exceed 5% of Consolidated EBITDA for such period, (i) non-cash expenses allocated to the Borrower or any of its Restricted Subsidiaries by the Sponsor and any cash expenses paid during such period in accordance with the terms of the Services Agreement that are paid in lieu of Restricted Payments that would have been permitted to be made at the time of such payment, and (j) the amount of cost-saving synergies in connection with any Permitted Acquisition projected by the Borrower in good faith to be realized as a result of actions taken or expected to be taken during such period (calculated on a pro forma basis as though such cost-saving synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (1) such cost-saving synergies are reasonably identifiable and factually supportable, (2) such cost-saving synergies are commenced within 12 months of the date thereof in connection with such actions, (3) no cost-saving synergies may be added pursuant to this clause (j) to the extent duplicative of any expenses or charges relating thereto that are either excluded in computing Consolidated Net Income or included (i.e., added back) in computing Consolidated EBITDA for such period, (4) such adjustments may be incremental to (but not duplicative of) any Pro Forma Adjustments and (5) the aggregate amount of cost-saving synergies added pursuant to this clause (j) shall not exceed the amount of such cost-saving synergies that would be compliant with Regulation S-X under the Securities Act of 1933, as amended from time to time, and minus, without duplication and to the extent included in the statement of such Consolidated Net Income for such period, the sum of (I) any unusual or non-recurring income or gains, (II) income tax credits (to the extent not netted from income tax expense), (III) any other non-cash income or gain and (IV) any interest income and gains on hedging or other derivative instruments entered into for the purpose of hedging interest rate risk, provided that Consolidated EBITDA shall be calculated without giving effect to (x) any gains or losses from Asset Sales and (y) any gain or loss recognized in determining Consolidated Net Income for such period in respect of post-retirement benefits as a result of the application of Financial Accounting Standards Board Statement No. 106. In addition, (A) there shall be included in determining Consolidated EBITDA for any period, without duplication, Acquired EBITDA of any Person acquired pursuant to a Permitted Acquisition by the Borrower or any of its Restricted Subsidiaries during such period (but not the Acquired EBITDA of any related Person or business to the extent not so acquired), to the extent not subsequently sold, transferred or otherwise disposed of by the Borrower or such Restricted Subsidiary during such period (each such Person or business acquired and not subsequently so disposed of, an “Acquired Entity or Business”), based on the actual Acquired EBITDA of such Acquired Entity or Business for such period (including the portion thereof occurring prior to such Acquisition) and the Pro Forma Adjustments, if any, applicable thereto; and (B) there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business transferred or otherwise disposed of, closed or classified as discontinued operations by the Borrower or any of its Restricted Subsidiaries during such period (each such Person, property, business so sold or disposed of, a “Sold Entity or Business”), based on the actual Disposed EBITDA of such Sold Entity or Business for such period (including the portion thereof occurring prior to such sale, transfer or Disposition). Further, notwithstanding anything herein to the contrary, for any applicable period, if the amount of Consolidated EBITDA for such period attributable to Restricted Subsidiaries that are not Loan Parties would otherwise exceed 5% of Consolidated EBITDA for such period, any such amount in excess of 5% of Consolidated EBITDA for such period shall not be included for purposes of calculating Consolidated EBITDA for such period to the extent there are restrictions on the ability of such Restricted Subsidiaries to make cash dividends or other distributions (including pursuant to intercompany loans) to a Loan Party during such period.

8

“Consolidated Intangibles”: all assets of the Borrower and its Restricted Subsidiaries, determined on a consolidated basis, that would, in conformity with GAAP, be classified as intangible assets on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries as at such date, including unamortized debt discount and expense, unamortized organization and reorganization expense, costs in excess of the fair market value of acquired companies, patents, trademarks or service marks, franchises, trade names, goodwill and the amount of all write-ups in the book value of assets resulting from any revaluation thereof (other than revaluations arising out of foreign currency valuations in conformity with GAAP).

“Consolidated Interest Expense”: for any period, total interest expense (including that attributable to Capital Lease Obligations), net of interest income, of the Borrower and its Restricted Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Restricted Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under swap agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).

“Consolidated Net Income”: for any period, the consolidated net income (or loss) of the Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP excluding, without duplication, (a) extraordinary items for such period, (b) the cumulative effect of a change in accounting principles during such period, to the extent included in such net income (loss), (c) cash costs in connection with the Transactions, (d) any non-recurring fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any Acquisition, investment, asset disposition, sale of any Restricted Subsidiary of the Borrower, issuance or repayment of Indebtedness, issuance of equity interests (including in connection with any registration of securities or exchange offer), refinancing transaction or amendment or modification of any debt instrument and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, (e) any earnouts, purchase price adjustments or similar obligations in connection with any Acquisition, investment, asset disposition or sale of any Restricted Subsidiary of the Borrower, (f) the after-tax effect of any income (or loss) for such period attributable to the early extinguishment of Indebtedness (or any cancellation of Indebtedness), (g) the income (or deficit) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Borrower or any of its Restricted Subsidiaries, (h) the income (or deficit) of any Unrestricted Subsidiary or any other Person (other than a Restricted Subsidiary) in which the Borrower or any of its Restricted Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Restricted Subsidiary in the form of dividends or similar distributions during such period, (i) any amounts distributed to Holdings pursuant to Section 7.6(c), and (j) the undistributed earnings of any Restricted Subsidiary (other than a Guarantor) of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Restricted Subsidiary.

9

“Consolidated Net Tangible Assets”: at any date, the amount equal to (a) Consolidated Total Assets at such date minus (b) the sum of (i) Consolidated Intangibles at such date and (ii) Consolidated Current Liabilities at such date.

“Consolidated Senior Secured Debt”: as of any date of determination, Consolidated Total Debt outstanding on such date that is secured by a Lien on any asset or property of the Borrower or any Restricted Subsidiary but excluding any such Indebtedness in which the applicable Liens are subordinated to the Liens securing the Obligations.

“Consolidated Total Assets”: at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date.

“Consolidated Total Debt”: as of any date of determination, the aggregate principal amount of Indebtedness of the Borrower and its Restricted Subsidiaries outstanding on such date of the types described in clauses (a), (c), (e), (g) and (h) of the definition of Indebtedness (but in the case of clause (h), only as it relates to Indebtedness of the type referred to in clauses (a), (c), (e) and (g) of such definition) minus unrestricted cash and Cash Equivalents as shown on the balance sheet on a consolidated basis of the Borrower and its Restricted Subsidiaries (it being understood that cash and Cash Equivalents on deposit in an account in which the Collateral Agent has a perfected Lien constitutes unrestricted cash for purposes hereof).

“Consolidated Total Leverage Ratio”: as at the last day of any fiscal quarter of the Borrower, the ratio of (a) Consolidated Total Debt as of such day to (b) Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the four fiscal quarter period ending on such date.

“Consolidated Working Capital”: at any date, the difference of (a) Consolidated Current Assets on such date less (b) Consolidated Current Liabilities on such date.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Curable Period”: as defined in Section 7.1(b).

“Cure Amount”: as defined in Section 7.1(b).

“Cure Right”: as defined in Section 7.1(b).

“Debtor Relief Laws”: the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declining Lender”: as defined in Section 2.29(c).

10

“Default”: any of the events specified in Section 8.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”: subject to Section 2.27(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Lender, any Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, any Issuing Lender or any Swingline Lender in writing that it does not intend to comply with such Lender’s funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lenders’ obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) after the date hereof, has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other Federal or state regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in such Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.27(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Lender, each Swingline Lender and each Lender.

“Designated Jurisdiction”: any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Disposed EBITDA”: with respect to any Sold Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business (determined as if references to the Borrower and its Restricted Subsidiaries in the definition of Consolidated EBITDA were references to such Sold Entity or Business and its Subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business.

“Disposition”: with respect to any Property, any sale, sale and leaseback, assignment, conveyance, transfer or other effectively complete disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

11

“Disqualified Capital Stock”: Capital Stock that (a) requires the payment of any dividends (other than dividends payable solely in shares of Qualified Capital Stock) prior to the date that is 91 days after the Latest Term Maturity Date, (b) matures or is mandatorily redeemable or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof, in each case in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation on a fixed date or otherwise (including as the result of a failure to maintain or achieve any financial performance standards), prior to the date that is 91 days after the Latest Term Maturity Date (other than (i) upon payment in full of the Obligations as defined therein (other than indemnification and other contingent obligations not yet due and owing) or (ii) upon a “change of control”; provided that any payment required pursuant to this clause (ii) is contractually subordinated in right of payment to the Obligations on terms reasonably satisfactory to the Administrative Agent) or (c) are convertible or exchangeable, automatically or at the option of any holder thereof, into any Indebtedness, Capital Stock or other assets other than Qualified Capital Stock; provided that if such Capital Stock is issued to any plan for the benefit of employees of Holdings, the Borrower or its Restricted Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by Holdings, the Borrower or its Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations; provided, further, that any Capital Stock held by any present or former officers, consultants, directors or employees (and their spouses, former spouses, heirs, estates and assigns) of Holdings, the Borrower or any of its Restricted Subsidiaries upon the death, disability, engaging in competitive activity or termination of employment of such officer, director, consultant or employee or pursuant to any equity subscription, shareholder, employment or other agreement shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by Holdings, the Borrower or any of its Restricted Subsidiaries.

“Documentation Agent”: Wells Fargo Securities, in its capacity as documentation agent.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Subsidiary”: any direct or indirect Subsidiary organized under the Laws of any jurisdiction within the United States other than any such Subsidiary directly owned by a Foreign Subsidiary.

“Environmental Claims”: any and all actions, suits, orders, decrees, demands, demand letters, claims, liens, notices of noncompliance, violation or potential responsibility or investigation (other than internal reports prepared by Holdings, the Borrower or its Restricted Subsidiaries (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or Disposition of real estate) or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereinafter, “Claims”), including, without limitation, (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief relating to the presence, Release or threatened Release of Hazardous Materials or arising from alleged injury or threat of injury to health or safety (to the extent relating to human exposure to Hazardous Materials) or the environment including, without limitation, ambient air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands, and (iii) any and all Claims by any third party regarding environmental liabilities or obligations assumed or assigned by contract or operation of law.

12

“Environmental Laws”: Laws relating to pollution, the protection of the environment, including, without limitation, ambient air, surface water, groundwater, land surface and subsurface strata and natural resources, or human health or safety (to the extent relating to human exposure to Hazardous Materials), or Hazardous Materials.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Event” as defined in Section 4.12(a).

“E-System”: any electronic system, including Intralinks®, ClearPar® and SyndTrak® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent, any of its Affiliates or agents or any other Person, providing for access to data protected by passcodes or other security system.

“Eurocurrency Reserve Requirements”: with respect to any Interest Period and for any Eurodollar Loan, a rate per annum equal to the aggregate, without duplication, of the maximum rates (expressed as a decimal number) of reserve requirements in effect two Business Days prior to the first day of such Interest Period (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “eurocurrency liabilities” in Regulation D of the Board) maintained by a member bank of the United States Federal Reserve System.

“Eurodollar Base Rate”: with respect to any Interest Period for any Eurodollar Loan or any ABR Loan based upon the ABR determined pursuant to clause (z) of the definition thereof (a) the rate per annum determined by the Administrative Agent to be the offered rate appearing on the page of the Reuters Screen which displays an average British Bankers Association Interest Settlement Rate or, if the rate mentioned in this clause (a) does not appear on such page or service or if such page or service is not available, then (b) the rate per annum determined by the Administrative Agent to be the offered rate on such other page or other service which displays an average British Bankers Association Interest Settlement Rate or, if the rates in clauses (a) and (b) are not available, the Administrative Agent’s offered quotation rate to first class banks in the London interbank market, in each case by 11:00 A.M. (London, England time) two Business Days prior; provided that, with respect to any Interest Period, in no event shall the “Eurodollar Base Rate” with respect to any Term Loan that is a Eurodollar Loan or an ABR Loan based upon the ABR determined pursuant to clause (z) of the definition thereof, be less than 0.75%.

“Eurodollar Loan”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“Event of Default”: any of the events specified in Section 8.1; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

13

“Excess Cash Flow”: for any fiscal year of the Borrower, without duplication, an amount equal to (a) Consolidated EBITDA for such fiscal year, plus (b) any decrease in the amount of Cash Reserve Funds, plus (c) if there was a net decrease in Consolidated Working Capital during such period, the amount of such net decrease, minus (d) if there was a net increase in Consolidated Working Capital during such period the amount of such net increase, minus (e) Consolidated Interest Expense actually paid in cash during such fiscal year, minus (f) all Taxes actually paid in cash during such fiscal year (including any amounts paid by the Borrower under the Tax Sharing Agreement), minus (g) Capital Expenditures made in cash during such fiscal year (excluding any reimbursement or other third party payments from private or governmental entities and other Capital Expenditures financed with Indebtedness (other than Revolving Loans) or funded with the proceeds of Capital Stock or a capital contribution), minus (h) the cash purchase price paid in such fiscal year in connection with Permitted Acquisitions made during such fiscal year to the extent funded with internally generated cash flows, minus (i) regularly scheduled principal amortization payments made in cash pursuant to Section 2.8 or with respect to other Consolidated Total Debt during such fiscal year (other than any such payments funded with the proceeds of an issuance of Capital Stock or capital contribution or other Indebtedness incurred by the Borrower or its Restricted Subsidiaries), and minus (j) any increase in the amount of Cash Reserve Funds.

“Excess Cash Flow Percentage”: with respect to any fiscal year with respect to which Excess Cash Flow is measured (i) 0% if the Consolidated Total Leverage Ratio as of the last day of such fiscal year is less than 4.25:1.00 and (ii) 50% if the Consolidated Total Leverage Ratio as of the last day of such fiscal year is equal to or greater than 4.25:1.00.

“Excluded Hedge Obligation”: with respect to any Guarantor, any Hedge Guarantee Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Hedge Guarantee Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Hedge Guarantee Obligation. If a Hedge Guarantee Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Hedge Guarantee Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes”: any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Sections 2.23 or 2.24)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.20, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.20(f), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Extended L/C Commitments”: as defined in Section 2.29(d).

“Extended Lender Obligations”: as defined in Section 2.29(d).

“Extended Revolving Commitments”: as defined in Section 2.29(d).

14

“Extended Revolving Loans”: as defined in Section 2.29(d).

“Extended Term Loans”: as defined in Section 2.29(d).

“Extending Lender”: as defined in Section 2.29(c).

“Extension Amendment”: as defined in Section 2.29(e).

“Extension Date”: as defined in Section 2.29(f).

“Extension Election”: as defined in Section 2.29(c).

“Extension Request”: as defined in Section 2.29(a).

“Facilities”: collectively, the Term Facility and the Revolving Facility.

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantially comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

“FBO”: fixed based operation.

“Federal Funds Effective Rate”: for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upwards, if necessary, to the next 1/100 of 1%) charged to the Person acting as the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Payment Date”: (a) the last Business Day of each March, June, September and December and (b) the last day of the Revolving Commitment Period.

“Financial Condition Covenant”: as defined in Section 7.1(b)(i).

“Foreign Lender”: (a) each Lender (or the Administrative Agent) that is a foreign person as defined in Treasury Regulations Section 1.1441-1(c)(2) or (b) each Lender (or the Administrative Agent) that is a wholly-owned domestic entity that is disregarded for United States federal tax purposes under Treasury Regulations Section 301.7701-2(c)(2) as an entity separate from its owner and whose single owner is a foreign person within the meaning of Treasury Regulations Section 1.1441-1(c)(2).

“Foreign Subsidiary”: any direct or indirect Subsidiary that is not a Domestic Subsidiary.

15

“Fronting Exposure”: at any time there is a Defaulting Lender, (a) with respect to any Issuing Lender, such Defaulting Lender’s outstanding L/C Obligations with respect to Letters of Credit issued by such Issuing Lender other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to any Swingline Lender, such Defaulting Lender’s Revolving Percentage of outstanding Swingline Loans made by such Swingline Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders or Cash Collateralized in accordance with the terms hereof.

“FSHCO”: any Domestic Subsidiary substantially all of the assets of which constitute the Capital Stock of and/or Indebtedness owing by Foreign Subsidiaries, intellectual property relating to such Foreign Subsidiaries, and any other assets incidental thereto.

“Funding Office”: the office specified from time to time by the Administrative Agent as its funding office by notice to the Borrower and the Lenders.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Authority”: any nation or government, any state, province or other political subdivision thereof and any governmental entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and, as to any Lender, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement, dated as of the Closing Date, to be executed and delivered by Holdings, the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit B, as the same may be amended, supplemented or otherwise modified from time to time.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of the guaranteeing person guaranteeing or by which such Person becomes contingently liable for any Indebtedness, net worth, working capital earnings, leases, dividends or other distributions upon the stock or equity interests (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or Disposition of assets or any Investment permitted under this Agreement. The amount of any Guarantee Obligation of any guaranteeing Person shall be deemed to be such guaranteeing Person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantors”: the collective reference to Holdings and the Subsidiary Guarantors.

16

“Hazardous Materials”: (a) any petroleum or petroleum products, radioactive materials, asbestos and polychlorinated biphenyls; (b) any chemicals, wastes, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, or “pollutants”, or words of similar import, under any applicable Environmental Law; and (c) any other chemical, waste, material or substance which is prohibited, restricted or regulated by or with respect to which liability is imposed under any Environmental Law.

“Hedge Agreements”: all agreements with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, in each case, entered into by the Borrower or any of its Restricted Subsidiaries.

“Hedge Counterparty”: any Person that (a) is a party to a Hedge Agreement that was a Lender or Agent at the time any such Hedge Agreement was entered into or an Affiliate of such a Lender or Agent or (b) with respect to any Hedge Agreement in effect as of the Closing Date, is, as of the Closing Date or within 90 days thereafter, a Lender or Agent or an affiliate of such a Lender or Agent, in each case in its capacity as party to a Hedge Agreement.

“Hedge Guarantee Obligation”: with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Holdings”: as defined in the preamble hereto.

“Holdings Letter of Credit”: the standby letter of credit issued by Wells Fargo Bank, National Association or any of its branches or affiliates for the account of Holdings dated November 29, 2012, or any amendment, modification, extension, or replacement thereof.

“Immaterial Subsidiary”: any Restricted Subsidiary of the Borrower that, as of the last day of the most recently ended four fiscal quarter period ending on or prior to the date of determination, does not have (a) assets in excess of 5% of Consolidated Total Assets, individually, or, when combined with the assets of all other Immaterial Subsidiaries subject to an event described in Section 8.1(f) hereof as of such date of determination, 5% of Consolidated Total Assets and (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ending on such date in excess of 5% of the Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for such period, individually or, when combined with the Consolidated EBITDA of all other Immaterial Subsidiaries subject to an event described in Section 8.1(f) hereof as of such date of determination, 5% of the Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for such period.

“Increased Amount Date”: as defined in Section 2.25(a).

“Incremental Amount”: (x) $50,000,000 plus (y) an unlimited amount so long as the Senior Secured Leverage Ratio as of the most recently ended fiscal quarter prior to the incurrence of any Incremental Commitment or issuance of Incremental Notes, calculated on a pro forma basis, after giving effect to such incurrence or issuance (and after giving pro forma effect to the incurrence of the entire committed amount of such additional amount) as if such incurrence or issuance had occurred on the first day of such fiscal quarter, shall be no greater than 3.25:1.00 (it being understood that for purposes of calculating the Senior Secured Leverage Ratio, any amount incurred pursuant to clause (x) or (y) shall be treated as if such amount is Consolidated Senior Secured Debt, regardless of whether such amount is actually secured on a pari passu basis with the Obligations, secured on a junior basis with the Obligations or unsecured).

17

“Incremental Commitments”: as defined in Section 2.25(a).

“Incremental Joinder Agreement”: as defined in Section 2.25(a).

“Incremental Notes”: as defined in Section 2.26(a).

“Incremental Notes Effective Date”: as defined in Section 2.26(b)(i).

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than (i) trade payables, accrued expenses, current accounts and similar obligations incurred in the ordinary course of such Person’s business and (ii) earn-outs and other contingent payments in respect of acquisitions except as and to the extent that the liability on account of any such earn-out or contingent payment appears in the liabilities section of the balance sheet of such Person), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property, in which case only the lesser of the amount of such obligation and the fair market value of such Property shall constitute Indebtedness), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit or similar facilities, (g) all obligations of such Person in respect of Disqualified Capital Stock and (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above.

“Indemnified Liabilities”: as defined in Section 10.5(a).

“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee”: as defined in Section 10.5(a).

“In Permanent Reduction of the Revolving Commitments”: with respect to a prepayment of the Revolving Loans, that the Revolving Commitment of each Revolving Lender shall automatically and permanently be reduced by an amount equal to such Revolving Lender’s ratable share of the aggregate of principal prepaid along with a permanent reduction of the Swingline Commitment solely at such time as the Revolving Commitments are reduced to an amount equal to the Swingline Commitment so that at no time will the Revolving Commitments be less than the Swingline Commitment, effective as of the date that such prepayment is made.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvency Proceeding”: (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case in (a) and (b) above, undertaken under U.S. federal, state or foreign law, including the Bankruptcy Code.

18

“Insolvent”: pertaining to a condition of Insolvency.

“Instrument”: as defined in the Guarantee and Collateral Agreement.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether registered or unregistered, and whether arising under United States, multinational or foreign Laws or otherwise, including, without limitation, copyrights and copyright applications, domain names, patents and patent applications, trademarks and trademark applications, trade names, all goodwill associated with such trademarks and trade names, technology, trade secrets, know-how and processes, and all other intellectual property rights, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”: (a) as to any ABR Loan, the last Business Day of each of March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each date occurring at three month intervals and the last day of such Interest Period, (d) as to any Loan (other than any Revolving Loan that is an ABR Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof and (e) as to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, or (with the consent of each affected Lender under the relevant Facility) twelve months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six or (with the consent of each affected Lender under the relevant Facility) twelve months thereafter; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)          if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)         any Interest Period that would otherwise extend beyond the scheduled Revolving Termination Date or beyond the date final payment is due on the Term Loans shall end on the Revolving Termination Date or such due date, as applicable; and

(iii)        any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Investments”: as defined in Section 7.7.

“IPO”: the initial offering by Holdings (or any Parent Holding Company) of its Capital Stock to the public by means of an offering registered with the SEC or any comparable foreign Governmental Authority.

“IRS”: the United States Internal Revenue Service.

19

“Issuing Lenders”: (a) the Administrative Agent or any of its Affiliates and (b) any other Revolving Lender from time to time selected by the Joint Bookrunners as an Issuing Lender and reasonably acceptable to the Borrower and the Administrative Agent. In the event that there is more than one Issuing Lender at any time, references herein and in the other Loan Documents to the Issuing Lender shall be deemed to refer to the Issuing Lender in respect of the applicable Letter of Credit or to all Issuing Lenders, as the context requires.

“Joint Bookrunners”: Barclays, Macquarie Capital and Wells Fargo Securities, in their capacities as joint bookrunners.

“Latest Term Maturity Date”: at any date of determination, the latest maturity date applicable to any tranche of Term Loans hereunder at such time, in each case as extended in accordance with this Agreement from time to time.

“Laws”: collectively, federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority.

“L/C Commitment”: $35,000,000.

“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed.

“L/C Participants”: the collective reference to all the Revolving Lenders other than the applicable Issuing Lender.

“Lead Arrangers”: Barclays, Macquarie Capital and Wells Fargo Securities, in their capacities as joint lead arrangers.

“Lenders”: as defined in the preamble hereto, and each of their respective successors and assigns as permitted hereunder.

“Letters of Credit”: as defined in Section 3.1(a).

“Lien”: any mortgage, pledge, hypothecation, collateral assignment, encumbrance, lien (statutory or other), charge or other security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan”: any loan made by any Lender pursuant to this Agreement.

“Loan Documents”: the collective reference to this Agreement, the Security Documents, the Applications, the Notes (if any), any Incremental Joinder Agreements and any amendment, restatement, amendment and restatement, waiver, supplement and/or other modification to any of the foregoing.

“Loan Parties”: Holdings, the Borrower and each Subsidiary Guarantor.

“Macquarie Capital”: Macquarie Capital (USA) Inc.

20

“Macquarie Lender”: MIHI LLC.

“Majority Facility Lenders”: with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans or the Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or, in the case of the Revolving Facility, prior to any termination of the Revolving Commitments under such Facility, the holders of more than 50% of the Revolving Commitments under such Facility).

“Material Adverse Effect”: a material adverse effect on and/or material adverse developments with respect to (i) the business, assets, liabilities (actual or contingent), operations, financial condition or operating results of Holdings, the Borrower and its Restricted Subsidiaries, taken as a whole, (ii) the ability of any Loan Party to fully and timely perform its Obligations, (iii) the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party or (iv) the rights, remedies and benefits available to, or conferred upon, any Agent, any Lender or any Secured Party under any Loan Document.

“MidFirst”: MidFirst Bank, a federally chartered savings association.

“Minimum Collateral Amount”: at any time, as to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103% of the Fronting Exposure of all Issuing Lenders with respect to Letters of Credit issued and outstanding at such time.

“Moody’s”: Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Mortgage”: any mortgage, deed of trust, hypothec or other similar document made by any Loan Party in favor of, or for the benefit of, the Collateral Agent for the benefit of the Secured Parties, in form and substance reasonably satisfactory to the Administrative Agent and the Borrower (taking into account the law of the jurisdiction in which such mortgage, deed of trust, hypothec or similar document is to be recorded), as the same may be amended, supplemented or otherwise modified from time to time.

“Multiemployer Plan”: a Plan that is a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, as to which Holdings, the Borrower or any Commonly Controlled Entity has any obligation or liability, contingent or otherwise.

“Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale or Recovery Event received by the Borrower or any Restricted Subsidiary, net of broker’s fees and commissions, attorneys’ fees, accountants’ fees, investment banking fees, consulting fees, amounts (including premiums or penalties, if any) required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document), amounts required to be applied to the repayment of customer deposits, other reasonable fees and expenses (including legal fees and expenses) actually incurred by the Borrower or any Restricted Subsidiary in connection therewith, taxes paid or reasonably estimated to be payable by the Borrower or such Restricted Subsidiary as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and any escrow or reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of the applicable Asset Sale undertaken by the Borrower or any Restricted Subsidiaries or other liabilities in connection with such Asset Sale (provided that upon release of any such escrow or reserve, the amount released shall be considered Net Cash Proceeds) and (b) in connection with any (i) Qualified Equity Issuance or (ii) issuance or sale of debt securities or instruments or the incurrence of Indebtedness, in each case, the cash proceeds received from such issuance or incurrence, net of transaction costs, attorneys’ fees, investment banking fees, accountants’ fees, consulting fees, underwriting discounts and commissions, placement fees and other reasonable fees and expenses (including legal fees and expenses) actually incurred in connection therewith.

21

 “New Extending Lender”: as defined in Section 2.29(c).

“New Revolving Lender”: as defined in Section 2.25(a).

“New Term Commitments”: as defined in Section 2.25(a).

“New Term Lender”: as defined in Section 2.25(a).

“New Term Loans”: as defined in Section 2.25(c).

“Non-Cash Charges”: (a) any impairment charge or asset write-off related to intangible assets, long-lived assets, and investments in debt and equity securities pursuant to GAAP, (b) all non-cash losses from investments recorded using the equity method, (c) stock-based compensation expense, (d) other non-cash charges (provided that if any non-cash charges referred to in this clause (d) represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period), (e) without duplication, any non-cash impairment charges or asset write-off or write-down resulting from the application of Accounting Standards Codification 350, Intangibles – Goodwill and Other, Accounting Standards Codification 360, Property, Plant and Equipment, and Accounting Standards Codification 805, Business Combinations, in each case excluding any non-cash charge in respect of an item that was included in Consolidated Net Income in a prior period, and (f) non-cash costs and expenses incurred as a result of the application of purchase accounting in respect of any Permitted Acquisition.

“Non-Defaulting Lender”: as to any Facility, a Lender thereunder that is not a Defaulting Lender.

“Non-Extended L/C Commitments”: as defined in Section 2.29(b).

“Non-Extended Lender Obligations”: as defined in Section 2.29(b).

“Non-Extended Revolving Commitments”: as defined in Section 2.29(b).

“Non-Extended Revolving Loans”: as defined in Section 2.29(b).

“Non-Extended Term Loans”: as defined in Section 2.29(b).

“Non-Guarantor Subsidiary”: any Restricted Subsidiary of the Borrower which is not a Subsidiary Guarantor.

“Nonrenewal Notice Date”: as defined in Section 3.1(a).

“Note”: any promissory note evidencing any Loan.

22

“Notice of Intent to Cure”: as defined in Section 7.1(b).

“Obligations”: the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans, and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans, the Reimbursement Obligations and all other obligations and liabilities of the Borrower to the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender (or, in the case of Specified Hedge Agreements and Cash Management Documents of the Borrower or any of its Restricted Subsidiaries to the Administrative Agent, the Collateral Agent, any Lender, any Hedge Counterparty, any Cash Management Counterparty or any of their Affiliates), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Hedge Agreement, any Cash Management Document, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise; provided that (a) obligations of the Borrower or any of its Restricted Subsidiaries under any Specified Hedge Agreement or Cash Management Document shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (b) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under any Specified Hedge Agreements or Cash Management Documents. Notwithstanding the foregoing, Excluded Hedge Obligations shall not constitute Obligations.

“OFAC”: the Office of Foreign Assets Control of the United States Department of the Treasury.

“OKC”: Atlantic Aviation Oklahoma City, Inc., a Delaware corporation.

“OKC Obligations”: the Guarantee Obligations of Holdings in an aggregate principal amount not to exceed $5,700,000 plus accrued and unpaid interest and fees arising under the (i) Guaranty Agreement, dated as of June 25, 2010, by Holdings, in favor of MidFirst as lender under the Construction Loan Agreement, dated as of June 25, 2010 between OKC and MidFirst, and (ii) Guaranty Agreement, dated as of September 18, 2012, by Holdings, in favor of MidFirst as a lender under the Construction Loan Agreement, dated as of September 18, 2012 between OKC and MidFirst.

“Other Connection Taxes”: with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes”: any and all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Sections 2.23 or 2.24).

23

“Parent Holding Company”: any direct or indirect parent of Holdings who does not hold Capital Stock in any other Person (except for any other Parent Holding Company or Holdings).

“Participant”: as defined in Section 10.6(h).

“Participant Register”: as defined in Section 10.6(h).

“PATRIOT Act”: the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Acquisition”: any Acquisition, if such Acquisition complies with the following criteria:

(a)          no Default or Event of Default shall be in effect immediately prior or after giving effect to such Acquisition;

(b)          immediately before and immediately after giving pro forma effect to any such Permitted Acquisition, Borrower’s Consolidated Total Leverage Ratio shall be less than the Consolidated Total Leverage Ratio currently applicable pursuant to Section 7.1(a) (including any Pro Forma Adjustments);

(c)          any Indebtedness or Liens assumed or incurred in connection with such Acquisition shall comply with the provisions of Sections 7.2 and 7.3, as applicable;

(d)          any acquired Person shall be engaged in the same or a related business as the Loan Parties and shall become a Guarantor to the extent required by and otherwise comply with the provisions of Section 6.8; and

(e)          prior to the consummation of such Acquisition, the Borrower shall have delivered to the Administrative Agent such financial statements (including any pro forma financial statements) with respect to the business or Person to be acquired which are available to the Borrower.

“Permitted Investors”: the collective reference to the Sponsor and its Affiliates (but excluding, any portfolio companies of the foregoing).

“Permitted Refinancing Debt”: Indebtedness incurred in connection with any refinancing, extension, renewal, or replacement of Indebtedness permitted by Section 7.2(h)(ii).

“Permitted Refinancing Requirements”: the following requirements with respect to any Permitted Refinancing Debt:

(a)          the principal amount of such Permitted Refinancing Debt does not exceed the principal amount of the Refinanced Debt except by an amount equal to the unpaid accrued interest and premium thereon, defeasance costs and other reasonable amounts paid and fees and expenses incurred in connection with the Permitted Refinancing Debt;

24

(b)          no Person shall be an obligor or guarantor of such Permitted Refinancing Debt except to the extent that such Person was such an obligor or guarantor in respect of the Refinanced Debt at the times of the incurrence of the Permitted Refinancing Debt;

(c)          such Permitted Refinancing Debt (1) shall have a Weighted Average Life to Maturity at least equal to or later than the Weighted Average Life to Maturity of the Refinanced Debt and (2) shall have a final maturity date equal to or later than the final maturity date of the Refinanced Debt;

(d)          if the Refinanced Debt is (1) secured, (A) the Permitted Refinancing Debt shall only be secured on the same basis (including relative priority, unless such Permitted Refinancing Debt is secured on a junior basis to such Refinanced Debt) as the Refinanced Debt, and subject to customary intercreditor arrangements on terms reasonably acceptable to the Administrative Agent and (B) no Lien relating thereto shall be expanded to cover any additional Property of the Borrower or any Restricted Subsidiary or (2) subordinated in right of payment to the Obligations, the Permitted Refinancing Debt shall be subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Refinanced Debt; and

(e)          the Net Cash Proceeds of such Permitted Refinancing Debt shall be applied, substantially concurrently with the incurrence thereof, to repayment of the Refinanced Debt.

“Permitted Sale Leaseback Transaction”: any Sale Leaseback Transaction in respect of property consisting of equipment or capital assets so sold pursuant to such Sale Leaseback Transaction solely for cash consideration in an amount not less than the fair market value thereof so long as the Borrower shall comply with Section 2.12(b).

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a relevant time, any employee pension benefit plan (other than a Multiemployer Plan) as defined in Section 3(2) of ERISA and in respect of which Holdings, the Borrower or any of their respective Subsidiaries has any obligation or liability, contingent or otherwise.

“Pledged Securities”: as defined in the Guarantee and Collateral Agreement.

“Pro Forma Adjustments”: for any period, the reduction in costs and related adjustments that (i) were directly attributable to any Acquisition that occurred during the four quarter period or after the end of the four quarter period and on or prior to the applicable calculation date and calculated on a basis that is consistent with Regulation S-X under the Securities Act of 1933, as amended from time to time, and any successor statute or (ii) such other adjustments as are reasonably acceptable to the Administrative Agent.

“Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock and Intellectual Property.

“Purchasing Borrower Party”: Holdings, the Borrower or any of its Restricted Subsidiaries that becomes an Assignee pursuant to Section 10.6(b).

25

“Qualified Capital Stock”: any Capital Stock that is not Disqualified Capital Stock.

“Qualified Equity Issuance”: any issuance by Holdings or any direct or indirect parent of Holdings of its Capital Stock (other than Disqualified Capital Stock) in a public or private offering which has been contributed directly or indirectly in cash as common equity to Holdings and from Holdings to the Borrower.

“Recipient”: (a) the Administrative Agent and (b) any Lender, as applicable.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrower or any Restricted Subsidiary, in an amount for each such event exceeding $5,000,000.

“Refinanced Debt”: with respect to any Permitted Refinancing Debt, the applicable Indebtedness refinanced, extended, renewed or replaced or by such Permitted Refinancing Debt.

“Refinancing Amendment”: an amendment to this Agreement, in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, among the Borrower, the Administrative Agent and the lenders providing Refinancing Debt, effecting the incurrence of such Refinancing Debt in accordance with Section 2.30.

“Refinancing Debt” has the meaning specified in Section 2.30.

“Refinancing Notes”: one or more series of senior unsecured notes or loans, or senior secured notes or loans (which Indebtedness, if secured, may either have the same Lien priority as the Obligations or may be secured by a Lien ranking junior to the Lien securing the Obligations), in each case issued in respect of a refinancing of outstanding Indebtedness of the Borrower under any one or more tranches of Term Loans or all or any portion of the Incremental Notes with the consent of the Administrative Agent (which consent shall not be unreasonably withheld, delayed or conditioned); provided that:

(a)          such Refinancing Notes shall not have a principal or commitment amount (or accreted value) greater than the Term Loans or Incremental Notes, as applicable, being refinanced (excluding accrued interest, fees, discounts, premiums or expenses);

(b)          such Refinancing Notes shall not mature or have a Weighted Average Life to Maturity prior to the date that is 91 days after the Latest Term Maturity Date in effect at the time of such refinancing;

(c)          such Refinancing Notes shall not be subject to any amortization or other scheduled payments of principal prior to the Latest Term Maturity Date or be subject to any mandatory prepayment or redemption provisions or rights (other than customary asset sale or change of control provisions);

(d)          such Refinancing Notes shall have terms and conditions (other than terms with respect to interest rate and optional prepayment or redemption) that are substantially identical to, or less favorable, taken as a whole, to the lenders or noteholders, as applicable, providing such Refinancing Notes than the terms and conditions of this Agreement, except for covenants or other provisions applicable only during periods after the Latest Term Maturity Date in effect at the time of such refinancing; and

26

(e)          shall not be guaranteed by any Person that is not a Guarantor; and

(f)          the Net Cash Proceeds of such Refinancing Notes shall be applied, substantially concurrently with the incurrence thereof, to the pro rata prepayment of outstanding Term Loans or Incremental Notes being so refinanced.

“Refinancing Revolving Facility” has the meaning specified in Section 2.30.

“Refinancing Term Facility” has the meaning specified in Section 2.30.

“Refunded Swingline Loans”: as defined in Section 2.7(b).

“Register”: as defined in Section 10.6(b)(iv).

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”: the obligation of the Borrower to reimburse an Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit issued by such Issuing Lender.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by the Borrower or any Restricted Subsidiary for its own account in connection therewith that are not paid to the Administrative Agent pursuant to Section 2.12(b) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”: any Asset Sale or Recovery Event in respect of which a Loan Party has delivered a Reinvestment Notice.

“Reinvestment Notice”: a written notice signed on behalf of the Borrower or any Restricted Subsidiary by a Responsible Officer stating that the Borrower or such Restricted Subsidiary (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale (other than an Asset Sale described in clause (b) of the definition thereof) or Recovery Event to acquire or repair assets useful in its (or such Subsidiary’s) Business.

“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount contractually committed to be expended prior to the relevant Reinvestment Prepayment Date (a “Committed Reinvestment Amount”), or actually expended prior to such date, in each case to acquire or repair assets useful in the Business.

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (i) the date occurring 365 days after such Reinvestment Event and (ii) with respect to any portion of a Reinvestment Deferred Amount, the date on which the Borrower or any Restricted Subsidiary shall have determined not to acquire or repair assets useful in its or such Restricted Subsidiary’s business or in connection with a Permitted Acquisition with such portion of such Reinvestment Deferred Amount.

“Related Parties”: as to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, attorneys-in-fact, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release”: any release, spill, emission, leaking, pumping, pouring, injection, deposit, dumping, emptying, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property.

27

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: with respect to any Single Employer Plan, any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period has been waived by the PBGC in accordance with the regulations thereunder.

“Representatives”: as defined in Section 10.14.

“Repricing Event”: (i) any amendment, amendment and restatement or other modification of any Loan Document that has the effect of reducing the All-in Yield then in effect for the Term Loans, (ii) all or any portion of the Term Loans are prepaid pursuant to Section 2.11 or 2.12(a) with the Net Cash Proceeds of issuances, offerings or placement of Indebtedness, or refinanced substantially concurrently with the incurrence of, or conversion of the loans thereunder into, new Indebtedness that has an effective All-in Yield lower than the All-in Yield in effect for the Term Loans so prepaid or (iii) any Lender is replaced pursuant to Section 2.24(c)(y) as a result of its failure to consent to an amendment, amendment and restatement or other modification of any Loan Document that would have the effect of reducing the All-in Yield then in effect for the Term Loans.

“Required Lenders”: at any time, the holders of more than 50% of the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding and (ii) the Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Revolving Extensions of Credit then outstanding; provided that for purposes of determining the Required Lenders at any time, there shall be excluded from such calculation that portion of the aggregate unpaid principal amount of the Term Loans then outstanding that are held by Affiliated Lenders. Such portion of the Commitments, the sum of the aggregate unpaid principal amount of the Term Loans then outstanding and the Revolving Commitments or, the Revolving Extensions of Credit then outstanding, as applicable, held or deemed held by a Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders at any time.

“Requirement of Law”: as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: the chief executive officer, president, chief financial officer (or similar title), chief operating officer, controller or treasurer (or similar title) of Holdings or the Borrower, as applicable, or (with respect to Section 6.7) any Restricted Subsidiary and, with respect to financial matters, the chief financial officer (or similar title) or treasurer (or similar title) of Holdings or the Borrower, as applicable.

“Restricted Payments”: as defined in Section 7.6.

“Restricted Subsidiary”: any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Revolving Commitment Period”: the period commencing on the Closing Date to but excluding the Revolving Termination Date.

28

“Revolving Commitments”: as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth opposite such Lender’s name on Appendix A-1, or, in the Assignment and Assumption (or Incremental Joinder Agreement, as the case may be) pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The aggregate amount of the Revolving Commitments on the Closing Date is $70,000,000.

“Revolving Extensions of Credit”: as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender’s Revolving Percentage of the L/C Obligations then outstanding and (c) such Lender’s Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.

“Revolving Facility”: the Revolving Commitments and the Revolving Loans made thereunder.

“Revolving Facility Increase”: as defined in Section 2.25(a).

“Revolving Lender”: each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loans”: as defined in Section 2.4, and for the avoidance of doubt, to include any Revolving Loans made in connection with a Revolving Facility Increase. Unless the context shall otherwise require, “Revolving Loans” shall include any Extended Revolving Loans and any loans under the Refinancing Revolving Facility.

“Revolving Percentage”: as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the aggregate Revolving Commitments of all Lenders or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding, provided that in the event that the Revolving Loans are paid in full prior to the reduction to zero of the Revolving Extensions of Credit, the Revolving Percentage of any Revolving Lender shall be determined by dividing (x) such Lender’s Revolving Percentage of the L/C Obligations then outstanding plus such Lender’s Revolving Percentages of the aggregate principal amount of Swingline Loans then outstanding by (y) all of the L/C Obligations then outstanding plus the aggregate principal amount of Swingline Loans then outstanding.

“Revolving Termination Date”: May 31, 2018.

“Sale Leaseback Transaction”: any arrangement with any Person providing for the leasing by the Borrower or any Restricted Subsidiary of real or personal property which has been or is to be sold or transferred by the Borrower or such Restricted Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or such Restricted Subsidiary.

“Sanction(s)”: any international economic sanction administered or enforced by OFAC, the United States Department of Commerce, the United States Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“S&P”: Standard & Poor’s Ratings Group, Inc., or any successor to the rating agency business thereof.

29

“SEC”: the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

“Secured Parties”: collectively, the Lenders, the Administrative Agent, the Collateral Agent, the Swingline Lender, any Issuing Lender, any Hedge Counterparty, any Cash Management Counterparty, any other holder from time to time of any of the Obligations (in their capacities as holders thereof) and, in each case, their respective successors and permitted assigns.

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Mortgages and all other security documents hereafter delivered to the Administrative Agent purporting to grant a Lien on any Property of any Loan Party to secure the Obligations.

“Senior Secured Leverage Ratio”: as at the last day of any fiscal quarter of the Borrower, the ratio of (a) Consolidated Senior Secured Debt of the Borrower and its Restricted Subsidiaries on such day to (b) Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the four fiscal quarter period ending on such date.

“Services Agreement”: that certain Services Agreement dated as of June 7, 2006 between Macquarie Infrastructure Company Inc. and certain of its subsidiaries.

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA (other than a Multiemployer Plan), as to which Holdings, the Borrower or any Commonly Controlled Entity has any obligation or liability, contingent or otherwise.

“Sold Entity or Business”: as set forth in the definition of the term “Consolidated EBITDA”.

“Solvent”: with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the property and assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state Laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the property and assets of such Person will, as of such date, be greater than the amount that will be required to pay the liabilities of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured and (iii) except as otherwise provided by applicable law, the amount of “contingent liabilities” at any time shall be the amount thereof which, in light of all the facts and circumstances existing at such time, can reasonably be expected to become actual or matured liabilities.

“Specified Hedge Agreement”: any Hedge Agreement (a) entered into by (i) the Borrower or any Restricted Subsidiary and (ii) any Hedge Counterparty at the time such Hedge Agreement was entered into, as counterparty and (b) that has been designated by the Borrower, by notice to the Administrative Agent, as a Specified Hedge Agreement. The designation of any Hedge Agreement as a Specified Hedge Agreement shall not create in favor of the Lender or Affiliate thereof that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Guarantee and Collateral Agreement.

30

“Sponsor”: Macquarie Infrastructure Company LLC.

“Standby Letter of Credit”: as defined in Section 3.1.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a direct or indirect Subsidiary or Subsidiaries of the Borrower; provided that in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a director’s “qualifying share” of the former Person shall be deemed to be outstanding.

“Subsidiary Guarantors”: each Restricted Subsidiary that is also a wholly-owned Domestic Subsidiary.

“Swingline Commitment”: the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.6 in an aggregate principal amount at any one time outstanding not to exceed $15,000,000.

“Swingline Lender”: (a) the Administrative Agent, in its capacity as the lender of Swingline Loans or (b) upon the resignation of the Administrative Agent as the Swingline Lender, any Revolving Lender from time to time designated by the Borrower as the Swingline Lender (with the consent of such Revolving Lender in its sole discretion).

“Swingline Loans”: as defined in Section 2.6.

“Swingline Participation Amount”: as defined in Section 2.7(c).

“Syndication Agent”: Macquarie Capital, in its capacity as syndication agent.

“Taxes”: any and all present or future taxes, levies, imposts, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tax Sharing Agreement”: that certain 2nd Amended and Restated Macquarie Infrastructure Company LLC Income Tax Sharing Agreement, dated as of December 24, 2009, by and among Macquarie Infrastructure Company LLC, a Delaware limited liability company, and its Subsidiaries signatory thereto, as in effect on the Closing Date.

“Term Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Term Loan to the Borrower in a principal amount not to exceed the amount set forth opposite such Lender’s name on Appendix A-2, or in the Incremental Joinder Agreement pursuant to which such Lender became a party hereto. The original aggregate amount of the Term Commitments is $465,000,000.

“Term Facility”: the Term Commitments and the Term Loans made thereunder.

31

“Term Lender”: each Lender that has a Term Commitment or that holds a Term Loan.

“Term Loan”: as defined in Section 2.1. Unless the context shall otherwise require, “Term Loan” shall include any New Term Loans, Extended Term Loan and any loans under the Refinancing Term Facility.

“Term Loan Increase”: as defined in Section 2.25.

“Term Maturity Date”: June 1, 2020.

“Term Percentage”: as to any Term Lender at any time, the percentage which the sum of such Lender’s Term Commitments then constitutes of the aggregate Term Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Term Loans then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding).

“Transactions”: collectively, (a) the consummation of the Closing Date Refinancing; (b) the execution and delivery of the Loan Documents and the incurrence of the obligations thereunder, and (c) the payment of all fees and expenses to be paid on or prior to the Closing Date and owing in connection with the foregoing.

“Trigger Date”: as defined in Section 2.12(b).

“Type”: as to any Loan, its classification as an ABR Loan or a Eurodollar Loan.

“UCC”: the Uniform Commercial Code of the State of New York, as in effect on the date hereof.

“United States”: the United States of America.

“Unrestricted Subsidiary”: any Subsidiary of the Borrower designated by the Borrower as an Unrestricted Subsidiary pursuant to Section 6.16.

“U.S. Person”: any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate”: as defined in Section 2.20(f)(b)(ii)(D).

“Weighted Average Life to Maturity”: when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness; provided that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness being refinanced or any Indebtedness that is being modified, refinanced, refunded, renewed, replaced or extended (the “Applicable Indebtedness”), the effects of any amortization or prepayments made on such Applicable Indebtedness prior to the date of the applicable modification, refinancing, refunding, renewal, replacement or extension shall be disregarded.

“Wells Fargo Securities”: Wells Fargo Securities, LLC.

“Withholding Agent”: the Borrower and the Administrative Agent.

32

1.2         Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)          As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to Holdings, the Borrower and their respective Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, and (iii) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to in Section 7 shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party or any Subsidiary of any Loan Party at “fair value.”

(c)          Unless otherwise specified herein, any calculation of the Consolidated Total Leverage Ratio and Senior Secured Leverage Ratio shall be determined based on the most recently ended fiscal quarter for which financial statements are required to be delivered pursuant to Section 6.1(a) or (b), as applicable, prior to the applicable date of determination and subject to pro forma adjustments to the extent specified in any applicable provision.

(d)          The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Annex, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(e)          The term “license” shall include sub-license.

(f)          The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

2.1         Term Commitments. Subject to the terms and conditions hereof, each Term Lender severally agrees to make a term loan (a “Term Loan”) in Dollars to the Borrower on the Closing Date in an amount not to exceed the amount of the Term Commitment of such Lender. The Term Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.13.

2.2         Procedure for Term Loan Borrowing. The Borrower shall give the Administrative Agent irrevocable notice, substantially in the form of Exhibit A-1 hereto (which notice must be received by the Administrative Agent not later than 1:00 P.M., New York City time (x) in the case of ABR Loans, one Business Day prior to the anticipated Closing Date or (y) in the case of Eurodollar Loans, three Business Days prior to the anticipated Closing Date), requesting that the Term Lenders make the Term Loans on the Closing Date and specifying (i) the aggregate principal amount to be borrowed, (ii) the requested Borrowing Date and (iii) whether such Term Loans being incurred are to be made as ABR Loans or, to the extent permitted hereunder, Eurodollar Loans and, if Eurodollar Loans, the initial Interest Period applicable thereto. Upon receipt of such borrowing notice the Administrative Agent shall promptly notify each Term Lender thereof. Not later than 3:00 P.M., New York City time, on the Closing Date each Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Term Loan or Term Loans to be made by such Lender.

33

2.3         Repayment of Term Loans. The Term Loan of each Term Lender shall be payable in equal consecutive quarterly installments on the last Business Day of each of March, June, September and December commencing on September 30, 2013, in an amount equal to one quarter of one percent (0.25%) of the Term Loans funded on the Closing Date (as adjusted to reflect any prepayments thereof in accordance with Section 2.18(i)), with the remaining balance thereof payable on the Term Maturity Date.

2.4         Revolving Commitments. Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans (“Revolving Loans”) in Dollars to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Revolving Percentage of the sum of (i) the L/C Obligations then outstanding and (ii) the aggregate principal amount of the Swingline Loans then outstanding, after giving effect to the making of such Revolving Loans, does not exceed the amount of such Lender’s Revolving Commitment. During the Revolving Commitment Period the Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurodollar Loans or ABR Loans, in each case, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.13.

2.5         Procedure for Revolving Loan Borrowing. (a) The Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day; provided that the Borrower shall give the Administrative Agent irrevocable notice in writing, substantially in the form of Exhibit A-1 hereto, which notice must be received by the Administrative Agent (i) in the case of Eurodollar Loans, prior to 11:00 A.M., New York City time, three Business Days prior to the requested Borrowing Date or (ii) in the case of ABR Loans, prior to 11:00 A.M., New York City time, one Business Day prior to the requested Borrowing Date, specifying (A) the aggregate principal amount and Type of Revolving Loans to be borrowed (provided, that the aggregate principal amount of Revolving Loans made to the Borrower on the Closing Date, together with the aggregate face amount of Letters of Credit issued on the Closing Date, shall not exceed $15,000,000), (B) the requested Borrowing Date and (C) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Each borrowing by the Borrower under the Revolving Commitments shall be in an amount equal to $1,000,000 or a whole multiple of $100,000 in excess thereof (or, if the then aggregate Available Revolving Commitments are less than $1,000,000, such lesser amount); provided that the Swingline Lender may request, on behalf of the Borrower, borrowings under the Revolving Commitments that are ABR Loans in other amounts pursuant to Section 2.7(b). Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 11:00 A.M., New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will thereupon promptly be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.

(b)          If no election as to the Type of a Revolving Loan is specified, then the requested Loan shall be an ABR Loan. If no Interest Period is specified with respect to any requested Eurodollar Loan, the Interest Period with respect to such requested Loan shall be for one month from the Borrowing Date.

34

2.6           Swingline Commitment. Subject to the terms and conditions hereof, the Swingline Lender agrees to make a portion of the credit otherwise available to the Borrower under the Revolving Commitments from time to time during the Revolving Commitment Period by making swing line loans (“Swingline Loans”) in Dollars to the Borrower; provided that (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect (notwithstanding that the Swingline Loans outstanding at any time, when aggregated with the Swingline Lender’s other outstanding Revolving Loans, may exceed the Swingline Commitment then in effect) and (ii) the Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Revolving Commitments of all Lenders would be less than zero. During the Revolving Commitment Period, the Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans shall be ABR Loans only. At any time that there shall exist a Defaulting Lender that is a Revolving Lender, immediately upon the request of the Swingline Lender, the Borrower shall repay the outstanding Swingline Loans made by such Swingline Lender in an amount sufficient to eliminate any Fronting Exposure in respect of such Swingline Loans or enter into other arrangements reasonably satisfactory to the Swingline Lender to eliminate any Fronting Exposure in respect of such Swingline Loans (including, providing Cash Collateral as provided for in Section 2.28).

2.7           Procedure for Swingline Borrowing; Refunding of Swingline Loans. (a) Whenever the Borrower desires that the Swingline Lender make Swingline Loans, the Borrower shall give the Swingline Lender and the Administrative Agent irrevocable written notice substantially in the form of Exhibit A-1 hereto (which notice must be received by the Swingline Lender and the Administrative Agent not later than 12:00 P.M., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period). Each borrowing under the Swingline Commitment shall be in an amount equal to $100,000 or a whole multiple of $100,000 in excess thereof. Not later than 3:00 P.M., New York City time, on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Borrower an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender by wire transfer thereof in accordance with instructions provided to (and reasonably acceptable to) the Swingline Lender, as provided above.

(b)          The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one Business Day’s notice given by the Swingline Lender no later than 12:00 P.M., New York City time, request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Revolving Lender’s Revolving Percentage of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay the Swingline Lender. Each Revolving Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice. The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans.

(c)          If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 2.7(b), one of the events described in Section 8.1(f) shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.7(b), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.7(b), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (A) such Revolving Lender’s Revolving Percentage times (B) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Revolving Loans.

35

(d)          Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Lender’s Swingline Participation Amount with respect to any Swingline Loans, the Swingline Lender receives any payment on account of such Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount with respect thereto (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all such Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(e)          Each Revolving Lender’s obligation to make the Loans referred to in Section 2.7(b) and to purchase participating interests pursuant to Section 2.7(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.8           Repayment of Loans. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of the appropriate Revolving Lender the then unpaid principal amount of each Revolving Loan of such Revolving Lender made to the Borrower outstanding on the Revolving Termination Date (or on such earlier date on which the Loans become due and payable pursuant to Section 8.1); and (ii) to the Administrative Agent for the account of the appropriate Term Lender the principal amount of each outstanding Term Loan of such Term Lender made to the Borrower in installments according to the amortization schedule set forth in Section 2.3 (or on such earlier date on which the Loans become due and payable pursuant to Section 8.1). The Borrower shall repay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the Revolving Termination Date (or on such earlier date on which the Loans become due and payable pursuant to Section 8.1). The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans made to the Borrower from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.15.

(b)          Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing Indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

36

(c)          (i) The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 10.6(b)(iv), and a subaccount therein for each Term Lender, in which shall be recorded (A) the amount of each Term Loan made hereunder and any Note evidencing such Term Loan, the Type of such Term Loan and each Interest Period applicable thereto, (B) the amount of any principal, interest and fees, as applicable, due and payable or to become due and payable from the Borrower to each Term Lender hereunder and (C) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Term Lender’s share thereof; and (ii) the Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 10.6(b)(iv), and a subaccount therein for each Revolving Lender, in which shall be recorded (A) the amount of each Revolving Loan made hereunder and any Note evidencing such Revolving Loan, the Type of such Revolving Loan and each Interest Period applicable thereto, (B) the amount of any principal, interest and fees, as applicable, due and payable or to become due and payable from the Borrower to each Revolving Lender hereunder and (C) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Revolving Lender’s share thereof.

(d)          The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.8(c) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded (absent manifest error); provided, however, that the failure of the Administrative Agent or any Lender to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender or the other obligations of the Borrower to such Lender in accordance with the terms of this Agreement.

(e)          Any Lender may request that the Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in the form attached hereto as Exhibit H. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.6) be represented by one or more promissory notes in such form payable to such payee and its registered assigns).

2.9           Commitment Fees, etc. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee for the period from and including the Closing Date to but excluding the last day of the Revolving Commitment Period, equal to 0.50% per annum on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date, commencing with the Fee Payment Date of the first full fiscal quarter ending after the Closing Date.

(b)          The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements.

2.10         Termination or Reduction of Revolving Commitments. The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of such Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans made on the effective date thereof, the total Revolving Extensions of Credit would exceed the total Revolving Commitments. Any such partial reduction shall be in an amount equal to $500,000, or a whole multiple thereof, and shall reduce permanently the Revolving Commitments then in effect.

37

2.11         Optional Prepayments. (a) The Borrower may at any time and from time to time prepay the Revolving Loans or the Term Loans, in whole or in part without premium or penalty (except to the extent provided in Section 2.18(j)), upon irrevocable notice in substantially the form of Exhibit G hereto delivered by the Borrower to the Administrative Agent no later than 11:00 A.M., New York City time, three Business Days prior thereto, in the case of Eurodollar Loans, and no later than 11:00 A.M., New York City time, one Business Day prior thereto, in the case of ABR Loans (or on the same day in the case of Swingline Loans), which notice shall specify (i) the date and amount of prepayment, (ii) whether the prepayment is of Revolving Loans or Term Loans and (iii) whether the prepayment is of Eurodollar Loans or ABR Loans; provided that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.21. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein (provided that such notice may be conditioned on receiving the proceeds of any refinancing or Disposition of Property), together with accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans and Revolving Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof, and shall be subject to the provisions of Section 2.18. Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.

(b)          Amounts to be applied in connection with prepayments pursuant to this Section 2.11 shall be applied to the Obligations in accordance with Section 2.18. Each prepayment of Loans under this Section shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

2.12         Mandatory Prepayments. (a) If any Indebtedness (other than any Indebtedness permitted to be incurred in accordance with Section 7.2 or Section 7.14, but excluding any Refinancing Debt and any Refinancing Notes) shall be incurred by Holdings, the Borrower or any Restricted Subsidiary, the Borrower shall pay an amount equal to 100% of the Net Cash Proceeds of such Indebtedness within one Business Day of the date of receipt thereof to the Administrative Agent to be applied to the Obligations in accordance with Section 2.18.

(b)          If any of the Borrower or any Restricted Subsidiary shall for its own account receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, the Borrower shall pay an amount equal to 100% of such Net Cash Proceeds within three Business Days of the date of receipt thereof to the Administrative Agent to be applied to the Obligations in accordance with Section 2.18; provided that notwithstanding the foregoing, (i) on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be paid to the Administrative Agent to be applied to the Obligations in accordance with Section 2.18 and (ii) on the date (the “Trigger Date”) that is 180 days after any such Reinvestment Prepayment Date, an amount equal to the portion of any Committed Reinvestment Amount with respect to the relevant Reinvestment Event not actually expended by such Trigger Date shall be paid to the Administrative Agent to be applied to the Obligations in accordance with Section 2.18.

(c)          If, for any fiscal year of the Borrower commencing with the fiscal year ending December 31, 2014, there shall be Excess Cash Flow, the Borrower shall, no later than 120days following the end of such fiscal year, pay an amount equal to (i) the Excess Cash Flow Percentage of such Excess Cash Flow minus (ii) voluntary prepayments of the Loans made during such fiscal year (excluding (A) repayments of Revolving Loans or Swingline Loans except to the extent such repayments result In Permanent Reduction of the Revolving Commitments and (B) any prepayments funded with proceeds of other Indebtedness) (provided that the cancellation of any Loans pursuant to Section 10.6(c)(v) shall not be deemed a prepayment for purposes hereof) to the Administrative Agent to be applied to the Obligations in accordance with Section 2.18.

(d)          Amounts to be applied in connection with prepayments pursuant to Section 2.12 shall be applied to the Obligations in accordance with Section 2.18.

38

2.13       Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice substantially in the form of Exhibit A-2 hereto of such election no later than 11:00 A.M., New York City time, on the third Business Day preceding the proposed conversion date; provided that if any Eurodollar Loan is so converted on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.21. The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice substantially in the form of Exhibit A-2 hereto of such election no later than 11:00 A.M., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor); provided that no ABR Loan under a particular Facility may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b)          Any Eurodollar Loan may be continued as such by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1 no later than 11:00 A.M., New York City time, on the third Business Day preceding the proposed continuation date, of the length of the next Interest Period to be applicable to such Loans; provided that if any Eurodollar Loan is so continued on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.21 and; provided, further, that no Eurodollar Loan under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations and; provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso, such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.14       Minimum Amounts and Maximum Number of Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions, continuations and optional prepayments of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that (a) after giving effect thereto, the aggregate principal amount of Eurodollar Loans comprising each tranche of Eurodollar Loans shall be equal to a minimum of $1,000,000 or a whole multiple of $100,000 in excess thereof and (b) no more than 10 tranches of Eurodollar Loans shall be outstanding at any one time.

2.15       Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b)          Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c)          If (i) all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise) such overdue amount shall bear interest at a rate per annum equal to (A) in the case of the Loans, the rate applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (B) in the case of Reimbursement Obligations, the rate applicable to ABR Loans under the Revolving Facility plus 2%, and (ii) all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate that would otherwise be applicable to ABR Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to ABR Loans under the Revolving Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

39

(d)          Interest shall be payable by the Borrower in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

2.16       Computations of Interest and Fees. (a) All computations of interest and of fees shall be made by the applicable Agent on the basis of a year of 360 days and, in the case of ABR Loans 365/366 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest and fees are payable. Each determination of an interest rate or the amount of a fee hereunder shall be made by the Administrative Agent (including determinations of a Eurodollar Rate or ABR in accordance with the definitions of “Eurodollar Rate” and “ABR”, respectively) and shall be conclusive, binding and final for all purposes, absent manifest error.

(b)          The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate or fee pursuant to Section 2.15(a) and Section 2.15(b).

2.17       Inability to Determine Interest Rate. If prior to the first day of any Interest Period for any Eurodollar Loan:

(a)          the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b)          the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that by reason of any changes arising after the date of this Agreement the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give written notice thereof (including by telecopy) to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (i) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans, (ii) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (iii) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period with respect thereto, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent (which action the Administrative Agent will take promptly after the conditions giving rise to such notice no longer exist), no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.

40

2.18         Pro Rata Treatment and Payments. (a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Revolving Commitments of the Lenders shall be made pro rata according to the respective Term Percentages or Revolving Percentages, as the case may be, of the relevant Lenders. Subject to Sections 2.25(e)(iv), 2.29(b)(2) and 2.30(a) and other than with respect to the incurrence of any Refinancing Notes, each payment (including prepayments) in respect of principal, interest or fees in respect of Term Loans shall be applied among tranches of Term Loans as directed by the Borrower. Subject to Section 10.6(c), each payment (including prepayments) in respect of principal or interest in respect of any tranche of the Term Loans and each payment in respect of fees payable hereunder shall be applied to the amounts of such obligations owing to the Term Lenders with respect to such tranche, pro rata according to the respective amounts then due and owing to such Term Lenders.

(b)          Each payment (including prepayments) by the Borrower on account of principal of and interest on any tranche of Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders with respect to such tranches. Each payment in respect of Reimbursement Obligations in respect of any Letter of Credit shall be made to the Issuing Lender that issued such Letter of Credit.

(c)          Payments. The Borrower shall make each payment under any Loan Document not later than 11:00 A.M., New York City time, on the day when due to the Administrative Agent by wire transfer to the following account (or at such other account or by such other means to such other address as Administrative Agent shall have notified the Borrower in writing within a reasonable time prior to such payment) in immediately available Dollars and without setoff or counterclaim:

In the case of the Administrative Agent:

Bank Name:	Barclays Bank PLC
Address:	70 Hudson Street
Jersey City, NJ 07302
ABA #:	026 002 574
Account #:	050-019104
Account Name:	Clad Control Account

(d)          Payment Dates. If any payment hereunder (other than payments on Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

41

(e)          Advancing Payments. (i) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent on demand, such amount with interest thereon, at a rate equal to the greater of (A) the Federal Funds Effective Rate and (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be presumptively correct in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall give notice of such fact to the Borrower and the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the relevant Facility, on demand, from the Borrower. Nothing herein shall be deemed to limit the rights of the Administrative Agent or the Borrower against any Defaulting Lender. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing.

(ii)          Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the relevant Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each relevant Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

(f)          Application of Voluntary Prepayments. Unless otherwise provided in this Section 2.18 or elsewhere in any Loan Document, all payments and any other amounts received by the Administrative Agent from or for the benefit of the Borrower shall be applied to repay the Obligations as the Borrower designates (or, in the absence of such designation, in the direct order of maturity thereof). Amounts repaid or prepaid pursuant to this clause (f) or clause (g) below on account of the Term Loans may not be reborrowed.

(g)          Application of Mandatory Prepayments. Subject to the provisions of clause (h) below with respect to the application of payments during the continuance of an Event of Default, any payment made by the Borrower to an Agent pursuant to Section 2.12 or any other prepayment of the Obligations required to be applied in accordance with this clause (g) shall be applied: first, to the remaining scheduled amortization payments in direct order of maturity and the payment at final maturity of the Term Loans until paid in full, second, to repay the outstanding principal balance of the Revolving Loans and Swingline Loans (In Permanent Reduction of the Revolving Commitments), third, to Cash Collateralize the L/C Obligations to the extent the Available Revolving Commitment would be less than zero, and then, excess (if any) shall be retained by the Borrower.

(h)          Application of Payments During an Event of Default. Notwithstanding anything herein to the contrary, following the occurrence and during the continuance of an Event of Default, and notice thereof to the Administrative Agent by the Borrower or the Required Lenders, all payments received on account of the Obligations shall, subject to Sections 2.27 and 2.28, be applied by the Administrative Agent as follows:

first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts payable to the Administrative Agent in its capacity as such;

42

second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, reimbursement obligations in respect of drawings under Letters of Credit, interest and Letters of Credit fees) payable to the Lenders (including fees and disbursements and other charges of counsel) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause second payable to them;

third, to payment of that portion of the Obligations constituting accrued and unpaid Letters of Credit fees and interest on the Loans and unreimbursed borrowings under Letters of Credit, ratably among the Lenders in proportion to the respective amounts described in this clause third payable to them;

fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, unreimbursed borrowings under Letters of Credit and amounts owing with respect to Specified Hedge Agreements and Cash Management Documents ratably among the Lenders, the Issuing Lenders, the Hedge Counterparties and the Cash Management Counterparties in proportion to the respective amounts described in this clause fourth payable to them;

fifth, to Cash Collateralize that portion of L/C Obligations comprising the undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Section 2.28; provided that (i) any such amounts applied pursuant to this clause fifth shall be paid to the Administrative Agent for the ratable account of the applicable Issuing Lenders to Cash Collateralize such L/C Obligations, (ii) subject to Section 3.5 or 2.28, amounts used to Cash Collateralize the aggregate amount of Letters of Credit pursuant to this clause fifth shall be used to satisfy drawings under such Letters of Credit as they occur and (iii) upon the expiration of any Letter of Credit, the pro rata share of Cash Collateral shall be distributed in accordance with this clause fifth;

sixth, to the payment in full of all other Obligations, in each case ratably among the applicable Secured Parties based upon the respective aggregate amounts of all such Obligations owing to them in accordance with the respective amounts thereof then due and payable; and

finally, the balance, if any, after all Obligations have been paid in full, to the Borrower or as otherwise required by Law.

If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

(i)          Application of Payments Generally. All payments that would otherwise be allocated to the Revolving Lenders pursuant to this Section 2.18 shall instead be allocated first, to repay interest on Swingline Loans, on any portion of the Revolving Loans that the Administrative Agent may have advanced on behalf of any Lender and on any Reimbursement Obligation, in each case for which the Administrative Agent or, as the case may be, the Issuing Lender has not then been reimbursed by such Lender or the Borrower, and second, to pay the outstanding principal amount of the foregoing obligations. All repayments of any Revolving Loans or Term Loans shall be applied first, to repay such Loans outstanding as ABR Loans or Loans subject to a fixed rate of interest and then, to repay such Loans outstanding as Eurodollar Loans, with those Eurodollar Loans having earlier expiring Interest Periods being repaid prior to those having later expiring Interest Periods. If sufficient amounts are not available to pay in cash all outstanding Obligations described in any priority level set forth in this Section 2.18, the available amounts shall be applied, unless otherwise expressly specified herein, to such Obligations ratably based on the proportion of the Secured Parties’ interest in such Obligations. Any priority level set forth in this Section 2.18 that includes interest shall include all such interest, whether or not accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding. While an Event of Default is continuing, any payments or prepayments received by Administrative Agent shall be applied under Section 2.18(h).

43

(j)          Prepayment Premium. If any Repricing Event shall occur on or prior to the first anniversary of the Closing Date, the Borrower agrees to pay to the Administrative Agent, for the ratable account of each Lender with Loans that are prepaid, or any Lender replaced in connection with such Repricing Event, a fee in an amount equal to 1.0% of the aggregate principal amount of the Term Loans prepaid or of such replaced Lender, in each case, along with any fees due and payable.

2.19         Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority first made, in each case, subsequent to the date hereof:

(i)          shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder;

(ii)         shall subject any Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)        shall impose on such Lender any other condition not otherwise contemplated hereunder (other than with respect to any Taxes);

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, Issuing Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Issuing Lender or other Recipient, the Borrower will pay to such Lender, Issuing Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered. If any Lender becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b)          If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or liquidity or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made, in each case, subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital or liquidity as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed in good faith by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a reasonably detailed written request therefor (consistent with the detail provided by such Lender to similarly situated borrowers), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

44

(c)          A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) with reasonable detail demonstrating how such amounts were derived shall be presumptively correct in the absence of manifest error. Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Obligations.

(d)          Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case, pursuant to Basel III, shall in each case be deemed to be a change in a Requirement of Law, regardless of the date enacted, adopted, issued or implemented.

2.20       Taxes. (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)          Payments of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority, in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)          Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability with reasonable supporting detail with respect thereto delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

45

(d)          Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.6, (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e)          Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.20, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)          Status of Lenders. (a) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.20(f)(b)(i), (b)(ii) and (b)(iv) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(b)          Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower,

(i)          any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(ii)         any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

46

(A)         in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B)         executed originals of IRS Form W-8ECI;

(C)         in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that (I) such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (II) the interest payments in question are not effectively connected with a U.S. trade or business conducted by such Foreign Lender or are effectively connection but are not includible in the Foreign Lender’s gross income for U.S. federal tax withholding purposes under an income tax treaty and (y) executed originals of IRS Form W-8BEN; or

(D)         to the extent a Foreign Lender is not the beneficial owner, where the Foreign Lender is a partnership or participating Lender granting a typical participation, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;

(iii)        any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(iv)        if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

47

(v)         Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)          Certain Certifications. At or prior to the Closing Date (and from time to time thereafter upon the request of Borrower), the Administrative Agent will provide the Borrower with an original United States Internal Revenue Service Form W-8IMY certifying on Form W-8IMY that it is a U.S. branch that has agreed to be treated as a U.S. Person with respect to payments received by it from the Borrower. The Administrative Agent shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide the certification described in the prior sentence.

(h)          Treatment of Certain Refunds. If a Recipient determines, in its sole discretion (exercised in good faith), that it has received a refund or credit of any Indemnified Taxes as to which additional amounts have been paid or as to which it has been indemnified pursuant to this Section 2.20, it shall pay over such refund or credit to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid), net of expenses of such Recipient; provided, however, that the Borrower, upon the request of the Recipient, shall repay to such Recipient the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) that is required to be repaid after receipt of written notice setting forth in reasonable detail a calculation of such amount and certifying that the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified Recipient be required to pay any amount to the Borrower pursuant to this paragraph (h) the payment of which would place such Recipient in a less favorable after-tax position than such party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any Recipient to make available its Tax Returns (or any other information relating to its Taxes which it deems confidential) to the Borrower or any other Person or to require any Recipient to apply for a refund of Taxes.

(i)          Survival. Each party’s obligations under this Section 2.20 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

2.21       Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense (other than lost profits, including the Applicable Margin) that such Lender may actually sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment, conversion or continuation of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. A reasonably detailed certificate as to (showing in reasonable detail the calculation of) any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be presumptively correct in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Obligations.

48

2.22        Illegality. (a) Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof, in each case, made after the date hereof, shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, such Lender shall promptly give notice thereof to the Administrative Agent and the Borrower, and (i) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert ABR Loans to Eurodollar Loans shall be suspended during the period of such illegality and (ii) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law.

(b)          If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.21.

2.23         Mitigation of Costs; Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.19, 2.20(a), 2.21 or 2.22 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the sole reasonable judgment of such Lender, cause such Lender and its lending office(s) to suffer no material economic, legal or regulatory disadvantage and; provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.19, 2.20(a) or 2.22.

2.24         Replacement of Lenders. The Borrower shall be permitted to replace with a financial institution any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.19, 2.20 or 2.21 (to the extent a request made by a Lender pursuant to the operation of Section 2.21 is materially greater than requests made by other Lenders) or gives a notice of illegality pursuant to Section 2.22, (b) defaults in its obligation to make Loans hereunder, or (c) that (x) is a Defaulting Lender or (y) has refused to consent to any waiver or amendment with respect to any Loan Document (including with respect to a Repricing Event, in which case any assignment pursuant to this Section 2.24 is subject to the terms of Section 2.18(j)) that requires the consent of each Lender directly affected thereby or of each Lender and has been consented to by the Required Lenders; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (iii) the Borrower shall be liable to such replaced Lender under Section 2.21 (as though Section 2.21 were applicable) if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (iv) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent to the extent that an assignment to such replacement financial institution of the rights and obligations being acquired by it would otherwise require the consent of the Administrative Agent pursuant to Section 10.6(c), (v) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6, (vi) the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.19 or 2.20, as the case may be, in respect of any period prior to the date on which such replacement shall be consummated, (vii) if applicable, the replacement financial institution shall consent to such amendment or waiver and (viii) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

49

2.25         Incremental Facilities. (a) At any time or from time to time after the Closing Date, the Borrower may by written notice to the Administrative Agent elect to request (i) prior to the Revolving Termination Date, one or more increases in the amount of Revolving Commitments (each, a “Revolving Facility Increase”) or (ii) prior to the Term Maturity Date, the establishment of one or more new term loan commitments which may be of the same tranche as such existing Term Loans (each, a “Term Loan Increase”) or a separate tranche of new term loans (collectively with any Term Loan Increase, the “New Term Commitments” and the New Term Commitments, collectively with any Revolving Facility Increase, the “Incremental Commitments”). Each Incremental Commitment shall be in an aggregate principal amount that is not less than $5,000,000 individually and in integral multiples of $1,000,000 in excess of that amount. Notwithstanding anything to the contrary herein, the amount of Incremental Commitments and Incremental Notes issued pursuant to Section 2.26 shall not, individually or in the aggregate, exceed the Incremental Amount. Each such notice shall specify (A) the date (each, an “Increased Amount Date”) on which the Borrower proposes that such Incremental Commitments shall be effective, which shall be a date after the date on which such notice is delivered to the Administrative Agent and (B) the identity of each existing Lender or other Person that is an Assignee (each, a “New Revolving Lender” or “New Term Lender,” as applicable) to whom the Borrower proposes any portion of such Incremental Commitments, be allocated and the amounts of such allocations; provided that (w) any Lender approached to provide all or a portion of the Incremental Commitments may elect or decline, in its sole discretion, to provide an Incremental Commitment (it being understood that there is no obligation to approach any existing Lenders to provide any Incremental Commitment), (x) each of the Borrower, the Administrative Agent, the Issuing Lender and the Swingline Lender, as the case may be, shall have consented to such Person’s providing such Incremental Commitments if such consent of the Borrower, the Administrative Agent, the Issuing Lender or Swingline Lender, respectively, would be required under Section 10.6 for an assignment of Loans or Commitments to such Person (in each case, such consent not to be unreasonably withheld, except to the extent that the Borrower may grant such consent in its sole discretion in the instances specifically described in Section 10.6), (y) with respect to New Term Commitments, any Affiliated Lender providing a New Term Commitment shall be subject to the same restrictions set forth in Section 10.6(c) as it would otherwise be subject to with respect to any purchase by or assignment to such Affiliated Lender of Term Loans and (z) Affiliated Lenders may not provide any Revolving Facility Increase. Such Incremental Commitments shall become effective, as of such Increased Amount Date; provided that (1) no Default or Event of Default shall exist on or prior to such Increased Amount Date after giving effect to such Incremental Commitments, as applicable; (2) the Incremental Commitments will share in the Collateral on a pari passu basis; (3) the Incremental Commitments, as applicable, shall be effected pursuant to one or more Joinder Agreements (each, an “Incremental Joinder Agreement”) executed and delivered by the Borrower, the New Revolving Lender or New Term Lender, as applicable, and to the extent applicable, the Administrative Agent and the Issuing Lender and the Swingline Lender, or another form of incremental amendment, each of which shall be recorded in the Register; (4) the Borrower shall pay, or cause to be paid, all fees and expenses owing in respect of such Incremental Commitments to the Administrative Agent, the Collateral Agent and the Lenders (other than any Defaulting Lender); (5) the representations and warranties of Holdings, the Borrower and its Restricted Subsidiaries set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects (or, in the case of any such representation or warranty already qualified as to materiality or Material Adverse Effect, it shall be true in all respects) on and as of such Increased Amount Date except to the extent that such representations and warranties specifically relate to an earlier date, in which case they shall be true and correct as of such earlier date; and (6) the Administrative Agent shall have received such legal opinions and other documents reasonably requested by the Administrative Agent in connection therewith.

(b)          On any Increased Amount Date on which a Revolving Facility Increase is effected, subject to the satisfaction of the foregoing terms and conditions, (a) each Revolving Facility Increase shall be deemed for all purposes a Revolving Commitment and each Loan made thereunder shall be deemed, for all purposes, a Revolving Loan and (b) each New Revolving Lender shall become a Lender with respect to the Revolving Facility Increase and all matters relating thereto.

50

(c)          Any New Term Loans effected through the establishment of one or more New Term Loans made on an Increased Amount Date shall be designated a separate tranche of New Term Loans for all purposes of this Agreement. On any Increased Amount Date on which any New Term Commitments of any tranche are effected (including through any Term Loan Increase), subject to the satisfaction of the foregoing terms and conditions, (i) each New Term Lender of such tranche shall make a Loan to the Borrower (a “New Term Loan”) in an amount equal to its New Term Commitment of such tranche, and (ii) each New Term Lender of such tranche shall become a Lender hereunder with respect to the New Term Commitment of such tranche and the New Term Loans of such tranche made pursuant thereto. On any Increased Amount Date on which any Revolving Facility Increase is effected, subject to the satisfaction of the foregoing terms and conditions, (i) each New Revolving Lender of such Revolving Facility Increase shall make its Commitment available to the Borrower in an amount equal to its Revolving Commitment of such Revolving Facility Increase, and (ii) each New Revolving Lender of such Revolving Facility Increase shall become a Lender hereunder with respect to the Revolving Facility Increase and the Revolving Loans made pursuant thereto. Notwithstanding the foregoing, New Term Loans may have identical terms to the Term Loans and be treated as the same tranche as the Term Loans.

(d)          The Administrative Agent shall notify Lenders promptly upon receipt of the Borrower’s notice of each Increased Amount Date and in respect thereof (x) the Revolving Facility Increase and the New Revolving Lenders of such Revolving Facility Increase or the tranche of New Term Commitments and the New Term Lenders of such tranche, as applicable, and (y) in the case of each notice to any Revolving Lender with respect to an increase in the applicable Revolving Commitments, the respective interests in such Revolving Lender’s Revolving Commitments, in each case subject to the assignments contemplated by clause (b) of this Section 2.25.

(e)          The terms, provisions and documentation of the New Term Loans and New Term Commitments of any tranche shall be as agreed between the Borrower and the New Term Lenders providing such New Term Loans and New Term Commitments, and except as otherwise set forth herein, to the extent not identical to the Term Loans, shall be reasonably satisfactory to Administrative Agent. In any event:

(i)          the Weighted Average Life to Maturity of all New Term Loans of any tranche shall be no shorter than the Weighted Average Life to Maturity of the then outstanding Term Loans on the date of incurrence of such New Term Loans;

(ii)         the final maturity date of any tranche of the New Term Loans shall be no earlier than the original Term Maturity Date;

(iii)        any New Term Loans shall be on the same terms and pursuant to the same documentation as the Term Loans increased thereby or as may be otherwise agreed between the Lenders providing such Incremental Commitments or New Term Loans and reasonably satisfactory to the Administrative Agent;

(iv)        the New Term Loans may participate on a pro rata basis or less than pro rata basis (but not on a greater than pro rata basis) in any voluntary or mandatory prepayments of Term Loans hereunder, as specified in the applicable Incremental Joinder Agreement;

(v)         if the All-in Yield relating to any New Term Loan exceeds the All-In Yield of the initial Term Facility by more than 50 basis points, the All-in Yield relating to such Term Facility shall be adjusted to be equal to the applicable All-In Yield relating to such New Term Loan minus 50 basis points; provided any amendments to the applicable margin on any initial Term Facility that became effective subsequent to the Closing Date but prior to the time of such New Term Loan shall also be included in such calculations; provided further that if the New Term Loans are subject to an interest rate floor greater than the interest rate floor applicable to the initial Term Loans, such increased amount shall be equated to the applicable interest rate margin for purposes of determining whether an increase to the Applicable Margin for the initial Term Loans shall be required, to the extent an increase in the interest rate floor for the initial Term Loans would cause an increase in the interest rate then in effect thereunder, and in such case the interest rate floor (but not the Applicable Margin) applicable to the initial Term Loans set forth in the last sentence of the definitions of Eurodollar Base Rate and ABR, respectively, shall be increased by such amount; and

51

(vi)        the New Term Loans will rank pari passu in right of payment with existing Term Loans and the liens securing the New Term Loans will rank pari passu with the liens securing the existing Term Loans.

(f)          The terms, provisions and documentation of the Revolving Commitments and any Revolving Loans under the Revolving Facility Increase shall be identical to the Revolving Loans and the Revolving Commitments and notwithstanding anything to the contrary in this Section 2.25 or otherwise.

(g)          Each Incremental Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower to effect the provisions of this Section 2.25, and for the avoidance of doubt, this Section 2.25 shall supersede any provisions in Section 10.1 or 10.7 to the contrary.

(h)          The Loans and Commitments extended or established pursuant to this Section 2.25 shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantee Obligations and security interests created by the Security Documents. The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien granted by the Collateral Documents continue to be perfected under the UCC or otherwise after giving effect to the extension or establishment of any such Loans or any such Commitments.

2.26        Incremental Notes.

(a)          The Borrower may from time to time, upon written notice to the Administrative Agent, specifying in reasonable detail the proposed terms thereof, request to issue one or more series of senior secured or senior unsecured, senior subordinated or subordinated notes (which notes, if secured, may either have the same Lien priority as the Obligations or may be secured by a Lien ranking junior to the Lien securing the Obligations) (such notes, collectively, “Incremental Notes”) in an aggregate amount, together with the aggregate amount of any Incremental Commitments, not to exceed the Incremental Amount (at the time of issuance).

(b)          As conditions precedent to the issuance of any Incremental Notes pursuant to this Section:

(i)          the Borrower shall deliver to the Administrative Agent a certificate dated as of the date of issuance of such Incremental Notes (each, an “Incremental Notes Effective Date”) signed by a Responsible Officer of the Borrower, certifying and attaching the resolutions adopted by the Borrower (to the extent the Borrower is an issuer of such Incremental Notes) approving or consenting to the issuance of such Incremental Notes, and certifying that the conditions precedent set forth in the following clauses (ii) through (v) have been satisfied;

(ii)         such Incremental Notes shall not be guaranteed by any Person that is not a Guarantor;

52

(iii)        such Incremental Notes will be unsecured or secured only by Property constituting the Collateral and subject to intercreditor arrangements reasonably acceptable to the Administrative Agent and the Borrower;

(iv)        such Incremental Notes shall have a final maturity no earlier than 91 days after the Latest Term Maturity Date;

(v)         the Weighted Average Life to Maturity of such Incremental Notes shall not be shorter than that of any tranche of Term Loans;

(vi)        the covenants, terms and conditions and events of default applicable to such Incremental Notes shall be no more restrictive (other than with respect to pricing, optional prepayment or redemption terms), when taken as a whole, than the covenants, terms and conditions and Events of Default under the Loan Documents (except for provisions applicable only to periods following the Term Maturity Date) unless the Borrower shall make such covenants, terms and conditions applicable to the Loans pursuant to reasonably acceptable documentation to that effect; and

(vii)       such Incremental Notes shall not be subject to any mandatory redemption or prepayment provisions or rights, except to the extent any such mandatory redemption or prepayment is required to be applied first pro rata to the Term Loans and other Indebtedness that is secured on a pari passu basis with the Obligations.

(c)          The issuance of any Incremental Notes shall also be subject, to the extent reasonably requested by the Administrative Agent, to receipt by the Administrative Agent of legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements, including any supplements or amendments to the Security Documents providing for such Incremental Notes to be secured thereby. The Lenders hereby authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary in order to secure any Incremental Notes with the Collateral and/or to make such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the issuance of such Incremental Notes, in each case on terms consistent with this Section 2.26.

2.27         Defaulting Lenders. (a) Notwithstanding anything herein to the contrary, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)          Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.1 unless otherwise agreed by the Borrower and the Administrative Agent.

53

(ii)         Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.7 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the applicable Issuing Lender(s) or Swingline Lender(s) hereunder; third, to Cash Collateralize the Issuing Lenders’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.28; fourth, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (B) Cash Collateralize the Issuing Lenders’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.28; sixth, to the payment of any amounts owing to the Lenders, the applicable Issuing Lenders or the applicable Swingline Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the applicable Issuing Lenders or the applicable Swingline Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and, eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (A) such payment is a payment of the principal amount of any Loans or amounts outstanding under any Letter of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share, and (B) such Loans or Letter of Credit draws were made at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and the amounts outstanding under any Letters of Credit owed to, all the Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or amounts outstanding under any Letters of Credit owed to, such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this clause (ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)        (A) No Defaulting Lender shall be entitled to receive any commitment fees payable under Section 2.9 for any period during which such Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender) and (B) each Defaulting Lender shall be limited in its right to receive fees in connection with Letters of Credit as provided in Section 3.3(c).

(iv)        All or any part of such Defaulting Lender’s participation in L/C Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (A) the conditions set forth in Section 5.2 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (B) such reallocation does not cause the Revolving Extensions of Credit of any Non-Defaulting Lender at such time to exceed such Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from such Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(b)          If the Borrower, the Administrative Agent, each Swingline Lender and each Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable Facility (without giving effect to Section 2.27(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

54

(c)          So long as any Revolving Lender is a Defaulting Lender, (i) no Swingline Lender shall be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) no Issuing Lender shall be required to issue, extend or amend any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

2.28       Cash Collateral. (a) Upon the request of the Administrative Agent or the applicable Issuing Lender if, three Business Days prior to the Revolving Termination Date, any L/C Obligation for any reason remains outstanding, or as otherwise required pursuant to Section 8.1, the Borrower shall, in each case, immediately Cash Collateralize the then outstanding amount of all L/C Obligations in an amount not less than the Minimum Collateral Amount. At any time that there shall exist a Defaulting Lender, immediately upon the written request of the Administrative Agent or any applicable Issuing Lender or Swingline Lender (in each case, with a copy to the Administrative Agent), the Borrower shall repay the Swingline Loans or L/C Obligations, as applicable, in the amount of all Fronting Exposure of such Issuing Lender or Swingline Lender with respect to such Defaulting Lender or Cash Collateralize such Fronting Exposure in an amount not less than the Minimum Collateral Amount (in each case, determined after giving effect to Section 2.27(a)(iv) and any Cash Collateral provided by such Defaulting Lender).

(b)          All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, interest bearing deposit accounts at the Administrative Agent. The Borrower and, to the extent provided by any Lender, such Lender, hereby grants to (and subject to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the applicable Issuing Lenders and the applicable Lenders (including the applicable Swingline Lenders), and agrees to maintain, a first priority security interest in all such Cash Collateral, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and all proceeds of the foregoing, as security for the obligations to which such Cash Collateral may be applied pursuant to paragraph (c) of this Section. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c)          Notwithstanding anything herein to the contrary, Cash Collateral provided under this Section, Section 2.27 or 8.1 or otherwise in respect of Letters of Credit or Swingline Loans shall be applied to the satisfaction of the specific L/C Obligations, Swingline Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligations) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

55

(d)          Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto, including by the termination of the Defaulting Lender status of the applicable Lender (or, as appropriate, its Assignee following compliance with Section 10.6), or (ii) the determination by the Administrative Agent that there exists excess Cash Collateral; provided that (A) Cash Collateral furnished by or on behalf of the Borrower shall not be released during the continuance of a Default under Section 8.1(a) or (f) or an Event of Default (and following application as provided in this Section may be otherwise applied in accordance with Section 8.1) and (B) the Person providing Cash Collateral and the applicable Issuing Lender(s) or Swingline Lender(s) may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations hereunder.

2.29         Extensions of Term Loans and Revolving Commitments. (a) Notwithstanding anything to the contrary in this Agreement, the Borrower may (i) request that the Revolving Lenders extend the maturity of their Revolving Commitments and Revolving Loans (and the related participations in Swingline Loans and Letters of Credit) and that the Issuing Lenders extend the maturity of their respective L/C Commitments, and/or (ii) request that the Term Lenders extend the maturity of their Term Loans. In order to exercise such right, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Revolving Lenders or Term Lenders, as applicable) (the “Extension Request”).

(b)          The Extension Request shall set forth the proposed terms of any Extended Lender Obligations to be established, which terms shall be identical to those applicable to the tranche from which they are to be extended (such non-extended Revolving Commitments, the “Non-Extended Revolving Commitments”, such non-extended Revolving Loans, the “Non-Extended Revolving Loans”, such non-extended L/C Commitments, the “Non-Extended L/C Commitments”, and such non-extended Term Loans, the “Non-Extended Term Loans”, and collectively, the “Non-Extended Lender Obligations”) except (i) the maturity date of any Extended Lender Obligation shall be at least one year later than the Revolving Termination Date or the Term Maturity Date, as applicable, (ii) additional fees and different interest rates may be payable to the Lenders providing any Extended Lender Obligations and (iii) Extended Lender Obligations may be subject to covenants or other provisions applicable only to periods after the Revolving Termination Date or the Term Maturity Date, as applicable; provided that, notwithstanding anything to the contrary in this Section 2.29 or otherwise in this Agreement, (A) no Extended Lender Obligations shall be secured by or receive the benefit of any collateral, credit support or security that does not secure or support the applicable Non-Extended Lender Obligations; (B) the repayment (other than in connection with a permanent repayment and, if applicable, termination of commitments), the mandatory prepayment and the commitment reduction of any Loans, Commitments or L/C Commitments applicable to any Extended Lender Obligation of any tranche shall be made on a pro rata basis with all other outstanding Loans, Commitments or L/C Commitments (including all Extended Lender Obligations) of such tranche (provided that Extended Lender Obligations may, if the Extending Lenders making or committing to any such Extended Lender Obligations so agree, participate on a less than pro rata basis in any voluntary or mandatory repayment or prepayment or commitment reduction hereunder); (C) no Extended Term Loans or Extended Revolving Loans may be optionally prepaid prior to the date on which the related Non-Extended Term Loans or Non-Extended Revolving Loans, as applicable, are repaid unless such optional prepayment is accompanied by a pro rata optional prepayment of the related Non-Extended Term Loans or Non-Extended Revolving Loans, as applicable; (D) each Lender holding Loans and/or Commitments of any tranche shall be permitted to participate in the related tranche of Extended Lender Obligations in accordance with its pro rata share of the Loans and/or Commitments of such tranche; (E) no Default or Event of Default shall exist on the Extension Date before or after giving effect to any Extended Lender Obligations; and (F) Extended Term Loans shall be treated as a separate tranche from Non-Extended Term Loans (provided that Extended Revolving Commitments, Extended Revolving Loans, Non-Extended Revolving Commitments and Non-Extended Revolving Loans shall be treated as a single tranche). No Lender shall have any obligation to convert any Non-Extended Lender Obligations held by it into Extended Lender Obligations pursuant to the Extension Request.

56

(c)          The Borrower shall provide the Extension Request at least 10 Business Days prior to the date on which Lenders under the applicable tranche of Loans are requested to respond. Any Lender or Issuing Lender (an “Extending Lender”) wishing to have all or a portion of its Term Loans and/or Revolving Commitments and/or L/C Commitments converted into Extended Lender Obligations pursuant thereto shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its applicable Term Loans and/or Revolving Commitments and/or L/C Commitments that it has elected to convert into Extended Lender Obligations. In the event that the aggregate amount of Term Loans and/or Revolving Commitments and/or L/C Commitments subject to Extension Elections exceeds the amount of Extended Lender Obligations requested pursuant to the Extension Request, Term Loans and/or Revolving Commitments and/or L/C Commitments shall be converted to Extended Lender Obligations on a pro rata basis. The Borrower shall have the right to seek and accept Extended Lender Obligations from (i) Lenders and/or (ii) third party financial institutions that are not then Lenders (each a “New Extending Lender”), in each case in an amount equal to the amount of the Term Loans and/or Revolving Commitments and/or L/C Commitments of any Lender or Issuing Lender that declines to become an Extending Lender (a “Declining Lender”); provided that each Lender shall have the right to increase its Term Loans and/or Revolving Commitments and/or L/C Commitments up to the amount of the Declining Lenders’ Term Loans and/or Revolving Commitments and/or L/C Commitments before the Borrower will be permitted to replace a New Extending Lender for any Declining Lender. Each replacement of a New Extending Lender for a Declining Lender shall be effected in accordance with Section 2.24. Each New Extending Lender under the Term Facility shall be subject to the prior written approval of the Administrative Agent. Each Extending Lender under the Revolving Facility shall be subject to the prior written approval of the Administrative Agent, each Issuing Lender and the Swingline Lender. Notwithstanding anything herein to the contrary, no Lender shall have any obligation to extend any of its Commitments and any election to do so shall be in the sole discretion of such Lender. Any Lender not responding by 5:00 p.m. (New York City time) on the date five Business Days prior to the date on which the Borrower proposes that the Extended Lender Obligations shall be effective (which such date shall be at least 15 Business Days after the date the Borrower has provided the applicable Extension Request) shall be deemed to have declined to extend its Commitments.

(d)          Term Loans, Revolving Commitments, Revolving Loans and L/C Commitments whose maturity is extended pursuant to this Section are referred to as, in the case of Term Loans, “Extended Term Loans”, in the case of Revolving Commitments, “Extended Revolving Commitments”, in the case of Revolving Loans, “Extended Revolving Loans”, and in the case of L/C Commitments, “Extended L/C Commitments”, respectively, and collectively are referred to as “Extended Lender Obligations”.

57

(e)          Extended Lender Obligations shall be established pursuant to an amendment (the “Extension Amendment”) to this Agreement (which may include the amendments to provisions related to maturity, interest margins, fees or prepayments referenced in Section 2.29(b) and which, in the case of Extended Revolving Commitments and Extended L/C Commitments, shall contain provisions for the pro rata treatment of borrowings, payments, voting and other matters between the Non-Extended Revolving Commitments, on the one hand, and the Extended Revolving Commitments, on the other hand, for such period of time as Non-Extended Revolving Commitments and Non-Extended L/C Commitments shall be in effect) executed by the Loan Parties, the Administrative Agent, and the Extending Lenders. Notwithstanding anything to the contrary set forth in Section 10.1, no Extension Amendment shall require the consent of any Lender other than the Extending Lenders with respect to the Extended Lender Obligations established thereby. In connection with the Extension Amendment, the Guarantors shall reaffirm their respective obligations under the Guarantee and Collateral Agreement pursuant to an agreement reasonably satisfactory to the Administrative Agent, and the Borrower shall, if requested by the Administrative Agent, deliver an opinion of counsel reasonably acceptable to the Administrative Agent as to the enforceability of the Extension Amendment, this Agreement as amended thereby, the reaffirmation of the Guarantee and Collateral Agreement and such of the other Loan Documents (if any) as may be amended thereby. In addition, the Extension Amendment shall contain a representation and warranty by Holdings and the Borrower that the representations and warranties of (i) Holdings and the Borrower contained in Section 4 and (ii) each Loan Party contained in each other Loan Document or in any document furnished at any time under or in connection herewith or therewith are true and correct in all material respects (or, if such representation or warranty is itself modified by materiality or Material Adverse Effect, it shall be true and correct in all respects) on and as of the date of such Extension Amendment, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date. This Section shall supersede any provisions in Section 10.1 or Section 10.7 to the contrary. Following the execution of the Extension Amendment, the Administrative Agent shall notify the Lenders of the percentage of the Revolving Credit Facility or Term Facility that has been extended pursuant to this Section 2.29. Until the Revolving Termination Date, all Revolving Loans, Swingline Loans and Letters of Credit shall be made or participated in ratably by all Revolving Lenders and thereafter, all Revolving Loans, Swingline Loans and Letters of Credit shall be made or participated in ratably by all Extending Lenders with Extended Revolving Commitments and all other Revolving Lenders to the extent required by Section 3.

(f)          Notwithstanding anything to the contrary contained in this Agreement, (i) on any date on which any tranche of Term Loans and/or the Revolving Commitments are converted to extend the scheduled maturity date in accordance with this Section (the “Extension Date”), the aggregate principal amount of Term Loans and/or Revolving Commitments of such tranche of each Extending Lender shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Lender Obligations relating to such tranche so converted by such Lender on such date and (ii) if, on the Extension Date, any Extending Lender has elected to extend the maturity date of some, but not all, of its portion of the Revolving Commitments, such Revolving Commitments (and such Lender’s respective Revolving Loans, Swingline Loans and L/C Obligations thereunder) shall each be allocated in the same proportion between the Non-Extended Revolving Commitments and the Extended Revolving Commitments.

2.30       Refinancing Debt.

(a)          The Borrower may, from time to time, and subject to the consent of the Administrative Agent (which consent shall not be unreasonably withheld, delayed or conditioned), add one or more new term loan facilities (each, a “Refinancing Term Facility”) and/or new revolving credit facilities (each, a “Refinancing Revolving Facility”; and the Refinancing Term Facilities and Refinancing Revolving Facilities, collectively, the “Refinancing Debt”) to the Facilities to refinance (x) all or any portion of the Term Loans then outstanding under this Agreement, (y) all or any portion of the Revolving Loans then outstanding (or unused Revolving Commitments) under this Agreement and/or (z) all or any portion of the Incremental Notes then outstanding, in each case pursuant to procedures specified by the Administrative Agent in a Refinancing Amendment and reasonably acceptable to the Borrower; provided that such Refinancing Debt:

(i)          shall not have a principal or commitment amount (or accreted value) greater than the Loans or Commitments, as applicable, being refinanced (excluding accrued interest, fees, discounts, premiums or expenses);

(ii)         will rank pari passu in right of payment as the other Loans and Commitments hereunder;

58

(iii)        will be unsecured or secured by Property constituting the Collateral on a pari passu or junior basis with the Obligations and shall be subject to customary intercreditor arrangements on terms reasonably acceptable to the Administrative Agent;

(iv)        shall not mature or have a Weighted Average Life to Maturity prior to the date that is 91 days after the maturity date of the Term Loans being refinanced;

(v)         in the case of any Refinancing Revolving Facility, shall have a final maturity date later than the termination date of the Revolving Loans (or unused Revolving Commitments) being refinanced, and shall not be subject to any amortization or other scheduled payments of principal, mandatory prepayment or commitment reduction prior to such Revolving Termination Date;

(vi)        in the case of any Refinancing Term Facility, shall participate on a pro rata basis, or (if such Refinancing Term Facility is secured by Property constituting the Collateral on a junior basis with the Obligations) on a junior basis, with the Obligations in any voluntary or mandatory prepayments of Term Loans hereunder;

(vii)       shall not be guaranteed by any Person that is not a Guarantor;

(viii)      shall have terms and conditions (other than terms with respect to interest rate and optional prepayment) that are substantially identical to, or less favorable, taken as a whole, to the lenders providing such Refinancing Debt than, the terms and conditions of the Facilities and Loans being refinanced, except for covenants or other provisions applicable only during periods after the Latest Term Maturity Date in effect at the time of such refinancing; and

(ix)        the Net Cash Proceeds of such Refinancing Debt shall be applied, substantially concurrently with the incurrence thereof, to the pro rata prepayment of the outstanding Loans being so refinanced (and, in the case of Revolving Loans, a corresponding amount of Revolving Commitments shall be permanently reduced).

(b)          The Borrower shall make any request for Refinancing Debt pursuant to a written notice to the Administrative Agent specifying in reasonable detail the proposed terms thereof. Any proposed Refinancing Debt may be provided by existing Lenders, or (subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld or delayed)) other Persons that meet the requirements to be Assignees under Section 10.6, in such respective amounts as the Borrower may elect.

(c)          The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 5.2 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of legal opinions, board resolutions, officer’s certificates, reaffirmation agreements and/or other documents in connection therewith, including any supplements or amendments to the Security Documents providing for such Refinancing Debt to be secured thereby, consistent with those delivered on the Closing Date under Section 5.1. The Lenders hereby authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary in order to establish new tranches of Refinancing Debt and to make such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches, in each case on terms consistent with and/or to effect the provisions of this Section 2.30.

59

(d)          Each class of Refinancing Debt incurred under this Section 2.30 shall be in an aggregate principal amount that is (i) not less than $15,000,000 and (ii) an integral multiple of $1,000,000 in excess thereof. Any Refinancing Amendment may provide for the issuance of Letters of Credit for the account of the Borrower or any Restricted Subsidiary, or the provision to the Borrower of Swingline Loans, pursuant to any Refinancing Revolving Facility established thereby, in each case on terms substantially equivalent to the terms applicable to Letters of Credit and Swingline Loans under the Revolving Commitments.

(e)          The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Refinancing Debt incurred pursuant thereto (including the addition of such Refinancing Debt as separate “Facilities” and “tranches” hereunder and treated in a manner consistent with the Facilities being refinanced, including for purposes of prepayments and voting). Any Refinancing Amendment may, without the consent of any Person other than the Borrower, the Administrative Agent and the Lenders providing such Refinancing Debt, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.30. In addition, if so provided in the relevant Refinancing Amendment and with the consent of each Issuing Lender, participations in Letters of Credit expiring on or after the Revolving Termination Date shall be reallocated from Lenders holding Revolving Commitments to Lenders holding Extended Revolving Commitments in accordance with the terms of such Refinancing Amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding Extended Revolving Commitments, be deemed to be participation interests in respect of such Extended Revolving Commitments and the terms of such participation interests (including the commission applicable thereto) shall be adjusted accordingly.

SECTION 3. LETTERS OF CREDIT

3.1           L/C Commitment.

(a)          Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.4(a), agrees to issue letters of credit (“Letters of Credit”) for the account of the Borrower or for the account of Holdings or any of its Restricted Subsidiaries (in which case the Borrower and Holdings or such Restricted Subsidiary, as applicable, shall be co-applicants with respect to such Letter of Credit) on any Business Day during the Revolving Commitment Period in such form as may be reasonably approved from time to time by such Issuing Lender; provided that no Issuing Lender shall have any obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment, (ii) any Revolving Lender is at such time a Defaulting Lender, unless such Issuing Lender has entered into arrangements, including reallocation of such Lender’s Revolving Percentage of the outstanding L/C Obligations pursuant to Section 2.27(a)(iv) or the delivery of Cash Collateral, satisfactory to such Issuing Lender with the Borrower or such Lender to eliminate such Issuing Lender’s actual or potential Fronting Exposure (after giving effect to Section 2.27(a)(iv)) with respect to such Lender arising from either the Letter of Credit then proposed to be issued or such Letter of Credit and all other L/C Obligations as to which such Issuing Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion or (iii) the aggregate amount of the Available Revolving Commitments would be less than zero. Each Letter of Credit shall expire no later than the earlier of (x) the first anniversary of its date of issuance unless otherwise agreed by the Issuing Lender in its sole discretion and (y) the date that is five Business Days prior to the Revolving Termination Date; provided that, if requested by the Borrower and acceptable to the applicable Issuing Lender, a Letter of Credit issued by such Issuing Lender may provide for the renewal thereof for additional one year periods containing an expiry date of more than twelve months after the date of issuance (which shall in no event extend beyond the date referred to in clause (y) above (unless, at least five Business Days prior to the then current expiry date, the Borrower shall Cash Collateralize the L/C Obligations with respect to such Letter of Credit in an amount not less than the Minimum Collateral Amount applicable to such Letter of Credit)); provided, however, that (A) any such Letter of Credit shall permit such Issuing Lender to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than at least 30 days (the “Nonrenewal Notice Date”) in each such twelve-month period at the time such Letter of Credit is issued and (B) such Issuing Lender shall not permit such renewal if it has received notice on or before the date that is seven Business Days before the Nonrenewal Notice Date from the Administrative Agent that the Majority Facility Lenders in respect of the Revolving Facility have elected not to permit such renewal. Each Letter of Credit shall be a standby letter of credit backing a performance or monetary obligation of the Borrower or any of its Subsidiaries (each a “Standby Letter of Credit”).

60

(b)          No Issuing Lender shall at any time be obligated to issue any Letter of Credit if such issuance would conflict with any applicable Requirement of Law.

3.2           Procedure for Issuance of Letter of Credit. The Borrower may from time to time request that the relevant Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender at its address for notices specified to the Borrower by such Issuing Lender an Application therefor, with a copy to the Administrative Agent, completed to the reasonable satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender may reasonably request. Upon receipt of any Application, the relevant Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event without the consent of the applicable Issuing Lender shall any Issuing Lender be required to issue any Letter of Credit earlier than five Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by such Issuing Lender and the Borrower. Such Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof. Each Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the relevant Lenders, notice of the issuance of each Letter of Credit issued by it (including the amount thereof).

3.3           Fees and Other Charges. (a) The Borrower will pay a fee on each outstanding Standby Letter of Credit, at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility on the face amount of such Standby Letter of Credit, which fees shall be shared ratably among the Revolving Lenders and payable quarterly in arrears on each Fee Payment Date after the issuance date. In addition, the Borrower shall pay to each Issuing Lender for its own account a fronting fee equal to 0.25% per annum on the aggregate face amount of all outstanding Letters of Credit issued by it to the Borrower, payable quarterly in arrears on each Fee Payment Date after the issuance date.

(b)          In addition to the foregoing fees, the Borrower shall pay or reimburse each Issuing Lender for such customary fees and expenses as are incurred or charged by such Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit requested by the Borrower (which fees and expenses shall have been agreed to from time to time by the Borrower and the relevant Issuing Lender).

61

(c)          Notwithstanding anything to the contrary herein, any fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the applicable Issuing Lender shall be payable, to the maximum extent permitted by applicable Law, to the other Revolving Lenders in accordance with the upward adjustments in their respective Revolving Percentages allocable to such Letter of Credit pursuant to Section 2.27(a)(iv), with the balance of such fee, if any, payable to the applicable Issuing Lender for its own account.

3.4           L/C Participations. (a) Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce such Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from such Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in such Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued by it and the amount of each draft paid by such Issuing Lender thereunder. Each L/C Participant agrees with each Issuing Lender that, if a draft is paid prior to the Revolving Credit Termination Date under any Letter of Credit issued by it for which such Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Administrative Agent for the account of such Issuing Lender upon demand an amount equal to such L/C Participant’s Revolving Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against any Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the financial condition of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(b)          If any amount required to be paid by any L/C Participant to the Administrative Agent for the account of any Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit is paid to the Administrative Agent for the account of such Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Administrative Agent for the account of such Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Administrative Agent for the account of the relevant Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the Revolving Facility. A certificate of the relevant Issuing Lender submitted to any relevant L/C Participant with respect to any amounts owing under this Section shall be presumptively correct in the absence of manifest error.

(c)          Whenever, at any time after any Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a) such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, such Issuing Lender will distribute to the Administrative Agent for the account of such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to the Administrative Agent for the account of such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.

62

3.5           Reimbursement Obligation of the Borrower. The Borrower agrees to reimburse each Issuing Lender in respect of any drawing under a Letter of Credit on the immediately succeeding Business Day following receipt of notice by the Borrower from such Issuing Lender of a drawing under a Letter of Credit and the date and amount of the relevant draft presented under such Letter of Credit (which reimbursement shall include interest from the date on which the relevant draft is paid until such immediately succeeding Business Day at a rate equal to the rate applicable to ABR Loans under the Revolving Facility). Each such payment shall be made to such Issuing Lender at its address for notices specified to the Borrower and in immediately available funds. If the Borrower fails to reimburse in whole or in part any Issuing Lender by the time set forth in the first sentence of this Section 3.5, the Borrower shall be deemed to have requested a Revolving Loan of ABR Loans to be disbursed on the date such reimbursement is due in an amount equal to the amount of such outstanding reimbursement.

3.6           Obligations Absolute. The Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against any Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with each Issuing Lender that such Issuing Lender shall not be responsible for, and the Borrower’ Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee, or any other events or circumstances that, pursuant to applicable law or the applicable customs and practices promulgated by the International Chamber of Commerce, are not within the responsibility of such Issuing Lender, except for errors or omissions resulting from the gross negligence, willful misconduct or bad faith of such Issuing Lender or its employees or agents. No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions resulting from the gross negligence, willful misconduct or bad faith of such Issuing Lender or its employees or agents. The Borrower agrees that any action taken or omitted by any Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence, willful misconduct or bad faith and in accordance with the standards or care specified in the UCC, shall be binding on the Borrower and shall not result in any liability of such Issuing Lender to the Borrower.

3.7           Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the relevant Issuing Lender shall promptly notify the Borrower of the date and amount thereof. The responsibility of such Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit issued by such Issuing Lender shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit. To the extent not inconsistent with Section 3.6, the Issuing Lender shall be entitled to rely, and shall be fully protected in relying upon, any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel, independent accountants and other experts selected by the Issuing Lender.

63

3.8           Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Agents and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, Holdings and the Borrower hereby jointly represent and warrant (as to itself and each of its Restricted Subsidiaries) to the Agents and each Lender, which representations and warranties shall be deemed made on the Closing Date (immediately before and immediately after giving effect to the Transactions) and on the date of each borrowing of Loans or issuance of a Letter of Credit hereunder, that:

4.1          Financial Condition. (a) The Audited Financial Statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries, as the case may be, as of the date thereof and the results of operations and cash flows for the periods covered thereby.

(b)          Except as set forth in the Borrower’s consolidated balance sheet as of December 31, 2012 or that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, as of the Closing Date, each of Holdings, the Borrower and its Subsidiaries (i) do not have any material Guarantee Obligations, contingent liabilities or liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including, without limitation, any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, which are not reflected in the most recent financial statements referred to in this paragraph but which would in accordance with GAAP be so reflected in a consolidated balance sheet of such Loan Party as of the Closing Date or (ii) are not party to any arrangement to pay principal or interest with respect to any Indebtedness of any Person which is not reflected in the most recent financial statements referred to in this paragraph, (A) which was incurred by such Loan Party or any of its Subsidiaries or guaranteed by such Loan Party or any of its Subsidiaries at any time or the proceeds of which are or were transferred to or used by the Borrower or any of its Subsidiaries and (B) the payments in respect of which are intended to be made with the proceeds of payments to such Person by Holdings or any of its Subsidiaries or with any Indebtedness or Capital Stock issued by Holdings or any such Subsidiary.

(c)          The forecasts referred to in Section 5.1(j)(iv) have been prepared in good faith based on the assumptions stated therein, which assumptions are believed on the date hereof to be reasonable, it being understood that forecasts and projections are as to future events and are not to be viewed as facts and are subject to significant uncertainties and contingencies and no representation or warranty is given that any forecast or projection will be realized and actual results during the period or periods covered thereby may differ significantly from the forecasted results and such differences may be material.

4.2          No Change. As of any date of determination following the Closing Date, since March 31, 2013, there has been no event, development or circumstance that has had or would reasonably be expected to have a Material Adverse Effect.

4.3          Existence; Compliance with Law. Each of Holdings, the Borrower and its Restricted Subsidiaries (a) (i) is duly organized (or incorporated), validly existing and in good standing (or, in the case of any Foreign Subsidiary, the equivalent status in any foreign jurisdiction) under the Laws of the jurisdiction of its organization or incorporation, (ii) has the corporate or organizational power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently or proposed to be engaged except, in each case, to the extent that any such failure to have such power, authority or right would not reasonably be expected to have a Material Adverse Effect and (iii) is duly qualified to do business as a foreign corporation or limited liability company and in good standing (where such concept is relevant) under the Laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business as now or currently proposed to be conducted requires such qualification except, in each case, to the extent that the failure to be so qualified or in good standing (where such concept is relevant) would not reasonably be expected to have a Material Adverse Effect and (b) is in compliance with all Requirements of Law except to the extent that any such failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

64

4.4         Organizational Power; Authorization; Enforceable Obligations. (a) Each Loan Party has the requisite power and authority to execute, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to borrow or have Letters of Credit issued hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. Each Loan Party has duly executed and delivered each Loan Document to which it is a party.

(b)          Except as would not reasonably be expected to have a Material Adverse Effect, no consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority is required in connection with the Transactions, the extensions of credit hereunder or the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made (except to the extent not yet required to have been obtained or made), each of which is in full force and effect and (ii) the filings referred to in Section 4.17.

(c)          This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

4.5         No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not (a) violate the organizational or governing documents of any of the Loan Parties, (b) violate any Requirement of Law or any Contractual Obligation of Holdings, the Borrower or any Restricted Subsidiary (other than any violation which would not reasonably be expected to result in a Material Adverse Effect) or (c) result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens permitted by Section 7.3 or as otherwise contemplated by the Loan Documents).

4.6         No Material Litigation. No litigation, proceeding, investigation, audit, claim, demand or dispute with, of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Holdings or the Borrower, threatened against Holdings, the Borrower or any Restricted Subsidiary or against any of their Properties or revenues which (a) involve any of the Loan Documents or (b) taken as a whole, would reasonably be expected to have a Material Adverse Effect.

4.7         No Default. No Default or Event of Default has occurred and is continuing.

65

4.8         Ownership of Property; Liens. Each of Holdings, the Borrower and its Restricted Subsidiaries has good and insurable title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in or right to use, all its other Property (other than Intellectual Property), in each case that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and none of such Property is subject to any Lien except as permitted by the Loan Documents, except, as of the Closing Date, as set forth in Schedule 4.8A. Schedule 4.8B lists all real property which is owned or leased by any Loan Party as of the Closing Date, setting forth, for each such real property, the current street address or other information that reasonably describes such real property’s location, the record owner thereof and the interest of the Loan Parties in such real property.

4.9         Intellectual Property. Each of Holdings, the Borrower and its Restricted Subsidiaries owns, or has a valid and continuing license to use, all Intellectual Property necessary for the conduct of its business as currently conducted free and clear of all Liens (except Liens permitted by Section 7.3), except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (a) all necessary registration, maintenance, renewal and other relevant filing fees in connection with any of the Intellectual Property that is the subject of a registration or an application for registration have been timely paid, and (b) all necessary documents, certificates and filings in connection with the Intellectual Property have been timely filed with the relevant Government Authority and internet domain name registrar(s) for the purpose of maintaining such Intellectual Property and all registrations and applications therefor. Except as would not reasonably be expected to have a Material Adverse Effect, no holding, injunction, decision or judgment has been rendered by any Governmental Authority and none of Holdings, the Borrower or any Restricted Subsidiary has entered into any settlement stipulation or other agreement (except license agreements in the ordinary course of business) which would limit, cancel or question the validity of Holdings’, the Borrower’s or any Restricted Subsidiary’s rights in any Intellectual Property owned by Holdings, the Borrower or any Restricted Subsidiary . No claim has been asserted or threatened or is pending by any Person challenging or questioning the use by Holdings, the Borrower or any Restricted Subsidiary of any Intellectual Property or the validity of any Intellectual Property, or alleging any infringement, misappropriation or violation by Holdings, the Borrower or any Restricted Subsidiary of any Intellectual Property of any Person, except in each case as would not reasonably be expected to have a Material Adverse Effect. The use of any Intellectual Property by Holdings, the Borrower or any Restricted Subsidiary, and the conduct of their respective businesses, do not infringe on the Intellectual Property rights of any Person in a manner that would reasonably be expected to have a Material Adverse Effect. To Holdings’ or the Borrower’s knowledge, except as would not reasonably be expected to have a Material Adverse Effect, no Person is infringing, misappropriating or violating any Intellectual Property owned or exclusively licensed by Holdings, the Borrower or any Restricted Subsidiary, and none of Holdings, the Borrower or any Restricted Subsidiary has made or threatened to make any claim relating to the foregoing. Holdings, the Borrower and the Restricted Subsidiaries have taken all actions that in the exercise of their reasonable business judgment should be taken to protect their Intellectual Property, including Intellectual Property that is confidential in nature, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

4.10       Taxes. Holdings, the Borrower and its Restricted Subsidiaries have filed all Federal, state and other tax returns and reports required to be filed, and have paid all Federal, state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except (a) Taxes which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or (b) to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.

66

4.11       Use of Proceeds; Federal Regulations. The proceeds of the Loans and Letters of Credit are being used in accordance with Section 6.10. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for the purpose of “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the regulations of the Board.

4.12       ERISA. (a) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, none of the following has occurred (i) a Reportable Event with respect to a Single Employer Plan, (ii) a violation of the “minimum funding standard” of the Code or ERISA with respect to any Single Employer Plan, (iii) the termination of a Single Employer Plan or the filing of a notice of intent to terminate a Single Employer Plan pursuant to Section 4041 of ERISA, (iv) the imposition of a Lien pursuant to ERISA or the Code in respect of any Single Employer Plan or Multiemployer Plan; (v) a complete or partial withdrawal from any Multiemployer Plan, (vi) a withdrawal from a Single Employer Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA), (vii) the receipt of notice that a Multiemployer Plan is in Reorganization or is Insolvent, (vii) the institution of proceedings to terminate a Single Employer Plan or Multiemployer Plan by the PBGC, (viii) the failure to make any required contribution to any Single Employer Plan or Multiemployer Plan when due, and (ix) any other event or condition that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Single Employer Plan or Multiemployer Plan (any such events described in subsections (i) through (ix) to be referred to herein as an “ERISA Event”).

(b)          Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) each Plan has complied with the applicable provisions of ERISA and the Code and each Plan that is intended to qualify for tax exempt status under Section 401 or 501 of the Code is so qualified and (ii) the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Single Employer Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Single Employer Plan allocable to such accrued benefits.

(c)          Holdings, the Borrower and their respective Subsidiaries have not incurred, and do not reasonably expect to incur, any liability under ERISA or the Code with respect to any plan within the meaning of Section 3(3) of ERISA which is subject to Title IV of ERISA that is maintained by a Commonly Controlled Entity (other than Holdings, the Borrower and their respective Subsidiaries) (a “Commonly Controlled Plan”) merely by virtue of being treated as a single employer under Title IV of ERISA with the sponsor of such plan that would reasonably be likely to have a Material Adverse Effect and result in a direct obligation of Holdings, the Borrower and their respective Subsidiaries to pay money.

4.13       Investment Company Act. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

4.14       Subsidiaries. (a) The Subsidiaries of Holdings listed on Schedule 4.14 constitute all the Subsidiaries of Holdings as of the Closing Date. Schedule 4.14 sets forth as of the Closing Date the name and jurisdiction of incorporation of each such Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party.

(b)          As of the Closing Date, except as set forth on Schedule 4.14, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments of any nature to which Holdings or any of its Subsidiaries is a party relating to any Capital Stock of the Borrower or any of their respective Subsidiaries.

67

4.15       Environmental Matters. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (a) the operations of Holdings, the Borrower and each Restricted Subsidiary is and has been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all permits, licenses or other approvals required by Environmental Laws for the operation of the Business; (b) none of Holdings, the Borrower or any Restricted Subsidiary is subject to, has received notice of, or, to the knowledge of Holdings and the Borrower , has been threatened with any Environmental Claim or potential Environmental Claim; and (c) to the knowledge of Holdings and the Borrower, there are no facts, circumstances or conditions arising out of or relating to the operations of Holdings, the Borrower or any Restricted Subsidiary or any real property currently or formerly owned, leased, subleased, operated or otherwise occupied by or for Holdings, the Borrower or any Restricted Subsidiary that would reasonably be expected to result in Holdings, the Borrower or any Restricted Subsidiary incurring liabilities in connection with any Environmental Claim.

4.16       Accuracy of Information, etc. No written statement or written information or data, taken as a whole (excluding the projections and pro forma financial information referred to below or estimates (including financial estimates, forecasts and other forward-looking information) and information of a general economic or general industry basis) contained in this Agreement, any other Loan Document or any certificate furnished to the Administrative Agent or the Lenders or any of them, by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents when taken as a whole, contained as of the date such statement, information, or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not materially misleading in light of the circumstances in which they were made. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as facts and are subject to certain uncertainties and contingencies, many of which are beyond the Loan Parties’ control, and that actual results during the period or periods covered by such financial information may differ significantly from the projected results set forth therein and such differences may be material.

4.17       Security Documents. (a) The Guarantee and Collateral Agreement is effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, a legal and valid first priority security interest (subject to Liens permitted by Section 7.3) in the Collateral described therein (including any proceeds of any item of Collateral). In the case of (i) the Pledged Securities described in the Guarantee and Collateral Agreement constituting Certificated Securities, when any stock certificates or notes, as applicable, representing such Pledged Securities are delivered to the Collateral Agent and (ii) the Collateral described in the Guarantee and Collateral Agreement (other than the Collateral referred to in the immediately preceding clause (i)), when financing statements in appropriate form are filed in the offices specified on Schedule 4.17(a) (which financing statements have been duly completed and executed (as applicable) and delivered to the Collateral Agent), recordation of the security interest of the Collateral Agent on behalf of the Secured Parties has been made in the United States Patent and Trademark Office, and such other filings as are specified on Schedule 4.17(a) are made, the Collateral Agent shall have a fully perfected first priority Lien on, and first priority security interest in, all right, title and interest of the Loan Parties in such Collateral (including any proceeds of any item of Collateral), to the extent a security interest in such Collateral can be perfected through the filing of financing statements in the offices specified on Schedule 4.17(a), the filing of appropriate filings in the United States Patent and Trademark Office and the filings specified on Schedule 4.17(a), or through the delivery of the Pledged Securities required to be delivered on the Closing Date, as the case may be, as security for the Obligations, in each case prior and superior in right to any other Person (except with respect to Liens permitted by Section 7.3 other than clause (cc) thereof) to the extent required by the Guarantee and Collateral Agreement.

68

(b)          Upon the execution and delivery of any Mortgage to be executed and delivered pursuant to Section 6.8(b), such Mortgage shall be effective to create in favor of the Collateral Agent for the benefit of the Secured Parties a legal and valid Lien on the mortgaged property described therein and proceeds thereof; and when such Mortgage is filed in the recording office designated by the Borrower, such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such mortgaged property and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (except with respect to Liens permitted by Section 7.3 other than clause (cc) thereof) thereof or other encumbrances or rights permitted by the relevant Mortgage).

4.18       Solvency. Both before and after giving effect to (a) the Loans on or prior to the date this representation and warranty is made, (b) the disbursement of the proceeds of such Loans, (c) the consummation of the Transactions, and (d) the payment and accrual of all transaction costs and any contribution and indemnification obligations in connection with the foregoing, the Loan Parties, on a consolidated basis, are Solvent.

4.19       Labor Matters. No labor problem or dispute with the employees of Holdings, the Borrower or any of its Restricted Subsidiaries exists or, to the knowledge of Holdings and the Borrower, is threatened; and there are no unfair labor practice complaints pending or, to the knowledge of Holdings or the Borrower, threatened against any of Holdings, the Borrower or any Restricted Subsidiary; in either case which would reasonably be expected to have a Material Adverse Effect.

4.20       Patriot Act; OFAC; Anti-Corruption Laws.

(a)          To the extent applicable, each of Holdings, the Borrower and their respective Subsidiaries is in compliance with all Sanction(s) and the PATRIOT Act.

(b)          Neither the Borrower nor any Subsidiaries nor, to the knowledge of the Borrower, any director or officer of Holdings or any of its Subsidiaries, (i) is currently the subject of any Sanction(s), (ii) except as authorized by applicable law, is located, organized or residing in any Designated Jurisdiction, or (iii) except as authorized by applicable law, is or has been (within the previous five years) engaged in any transaction with any Person who is now or was then the subject of Sanctions or who is located, organized or residing in any Designated Jurisdiction. Except as authorized by applicable law, no Loan, nor the proceeds from any Loan, is being or has been used, directly or indirectly, to lend, contribute, provide or has otherwise made available to fund any activity or business in any Designated Jurisdiction or to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions, or in any other manner that could result in any violation by any Person (including any Lender or the Administrative Agent) of Sanction(s) or that could result in a Person becoming subject to Sanction(s).

(c)          To the knowledge of the Borrower, none of Holdings, the Borrower or its Subsidiaries is or for the past five years has been in violation of any Anti-Corruption Law. No part of the proceeds of the Loans will be used, directly or indirectly by or on behalf of any Loan Party or Subsidiary, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Corruption Law, or so as to cause any liability for Lenders or the Administrative Agent under any Anti-Corruption Law.

69

4.21       Material Contracts. Schedule 4.21 contains a true, correct and complete list of all the material Contractual Obligations in effect on the Closing Date.  As of the Closing Date, all such material Contractual Obligations are in full force and effect and no defaults by the Borrower or its Restricted Subsidiaries exist thereunder (other than as described in Schedule 4.21) that could reasonably be expected to have a Material Adverse Effect.

SECTION 5. CONDITIONS PRECEDENT

5.1         Conditions to Initial Extension of Credit. The occurrence of the Closing Date is subject to the satisfaction (or waiver), of the following conditions precedent:

(a)          Credit Agreement; Security Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Administrative Agent, Holdings, the Borrower and each Lender whose name appears on the signature pages hereof and (ii) the Guarantee and Collateral Agreement, executed and delivered by the parties thereto.

(b)          Consummation of the Closing Date Refinancing; Extinguishment of Liens. On or prior to the Closing Date and concurrently with the incurrence of the Loans, all Closing Date Indebtedness shall have been repaid in full, together with all fees and other amounts owing thereon and all commitments thereunder shall have been terminated and all liens securing the obligations under the Closing Date Indebtedness shall have been terminated (or arrangements reasonably satisfactory to the Administrative Agent for such termination shall have been made), together with all fees and other amounts owing thereon and the Administrative Agent shall have received reasonably satisfactory evidence from Holdings and the Borrower as to the foregoing. Holdings, the Borrower and the Restricted Subsidiaries shall have no Indebtedness for borrowed money outstanding as of the Closing Date other than under the Facilities and other Indebtedness permitted by Section 7.2.

(c)          Solvency Certificate. The Administrative Agent shall have received a solvency certificate signed by the chief financial officer of Holdings, substantially in the form of Exhibit F hereto.

(d)          Lien Searches. The Collateral Agent shall have received the results of recent lien searches in each of the jurisdictions in which UCC financing statements will be made to evidence or perfect security interests in the assets of the Loan Parties that form part of the Collateral, and each such search shall reveal no Liens on any of the assets of the Loan Parties, except for Liens permitted by Section 7.3 or liens to be discharged on or prior to the Closing Date.

(e)          Closing Certificate. The Administrative Agent shall have received a certificate of each of Holdings, the Borrower and each Subsidiary Guarantor dated the Closing Date, substantially in the form of Exhibit D, with appropriate insertions and attachments.

(f)          Legal Opinions. The Administrative Agent shall have received an executed legal opinion of (i) O’Melveny & Myers LLP, New York, Delaware and California counsel to the Loan Parties organized in such jurisdictions, (ii) Mayer Brown LLP, Texas counsel to the Loan Parties organized in such jurisdiction and (iii) Holland & Hart LLP, Nevada and Colorado counsel to the Loan Parties organized in such jurisdictions, in each case, covering such customary matters incident to the Transactions contemplated by this Agreement as the Administrative Agent may reasonably require and in form and substance reasonably satisfactory to the Administrative Agent.

70

(g)          Pledged Securities; Stock Powers; Pledged Notes. The Collateral Agent shall have received (i) the certificates representing the shares, if any, of Capital Stock of the Borrower and (to the extent required by the terms of the Guarantee and Collateral Agreement) the Borrower’s Subsidiaries pledged to the Collateral Agent pursuant to (and, in the case of the Capital Stock of any Foreign Subsidiary, subject to the limitations of) the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) required to be pledged to the Collateral Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(h)          Filings, Registrations and Recordings. Each document (including, without limitation, any UCC financing statement) required by the Security Documents to be filed, registered or recorded in order to create in favor of the Collateral Agent for the benefit of the Secured Parties, a first priority perfected Lien on the Collateral described therein (subject to Liens permitted by Section 7.3), shall have been delivered to the Collateral Agent in proper form for filing, registration or recordation.

(i)          Insurance. The Administrative Agent shall have received insurance certificates and endorsements satisfying the requirements of Section 6.5(c).

(j)          The Administrative Agent shall have received (i) the Audited Financial Statements, (ii) unaudited financial statements for any quarterly interim period or periods of the Borrower ending more than 45 days prior to the Closing Date, together with unaudited financial statements for the corresponding period of the prior year, (iii) unaudited financial statements of the Borrower for each monthly period ending more than 30 days prior to the Closing Date, together with unaudited financial statements for the corresponding month of the prior year and (iv) at least 30 days prior to the Closing Date, the financial projections of Holdings and its Subsidiaries through its sixth fiscal year following the Closing Date (which for the first two such fiscal years will be shown on a quarterly basis), which will be prepared on a pro forma basis to give effect to the Transactions and will include consolidated income statements (with Consolidated EBITDA clearly noted), consolidated balance sheets and consolidated cash flow statements, a pro forma schedule of sources and uses and a pro forma consolidated balance sheet of Holdings and its Subsidiaries as at the Closing Date, all of which will be in form reasonably satisfactory to the Administrative Agent.

(k)          PATRIOT Act. The Lenders shall have received at least five days prior to the Closing Date from each of the Loan Parties documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, reasonably requested in each case at least ten days prior to the Closing Date.

(l)          Fees. The Administrative Agent shall have received reasonably satisfactory evidence that all fees and expenses required to be paid on the Closing Date shall, on or before the Closing Date, have been paid.

(m)          Material Adverse Effect. Since March 31, 2013, no adverse change in or affecting the business, assets, liabilities, operations, financial condition or operating results of the Borrower that, individually or in the aggregate, has had, or could reasonably be expected to have, a material adverse effect on the business, assets, liabilities, operations, financial condition or operating results of Holdings, the Borrower and the Restricted Subsidiaries, taken as a whole, shall have occurred.

5.2          Conditions to Each Extension of Credit. The agreement of each Lender to make any Loan or of the Issuing Bank to issue or renew any Letter of Credit hereunder on the Closing Date or any date thereafter is subject to the satisfaction (or waiver) of the following conditions precedent:

71

(a)          Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects, in each case on and as of such date as if made on and as of such date except to the extent that such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date (provided that any representation and warranty that is qualified as to materiality or Material Adverse Effect shall be true and correct in all respects).

(b)          No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c)          Borrowing Notice. The Administrative Agent shall have received an irrevocable notice of borrowing in accordance with Sections 2.2 and/or 2.5, as applicable, and substantially in the form of Exhibit A-1 hereto.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section have been satisfied (or waived).

SECTION 6. AFFIRMATIVE COVENANTS

Each of Holdings and the Borrower (on behalf of itself and each of the Restricted Subsidiaries) hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding (that has not been Cash Collateralized or backstopped) or any Loan or other amount is owing to any Lender or any Agent hereunder (other than contingent or indemnification obligations not then asserted or due), Holdings and the Borrower shall and (to the extent relevant) shall cause each of the Restricted Subsidiaries to:

6.1         Financial Statements. Furnish to the Administrative Agent for delivery to each Lender (which may be delivered via posting the E-System):

(a)          as soon as available, but in any event not later than 90 days after the end of each fiscal year of the Borrower commencing with the fiscal year ended December 31, 2013, a copy of (i) the unaudited consolidated balance sheet of Holdings and the related unaudited consolidated statements of income and of cash flows for such year, in each case setting forth in comparative form the figures as of the end of the previous year (including consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of the Borrower and its Subsidiaries) and (ii) the audited consolidated and consolidating balance sheet of Borrower and its Subsidiaries as at the end of such year and the related audited consolidated and consolidating statements of income and of cash flows for such year, in each case setting forth in comparative form the figures as of the end of and for the previous year, reported on without any “going concern” or like qualification or exception or any qualification arising out of the scope of the audit, by KPMG LLP or other independent certified public accountants of nationally recognized standing, along with copies of management letters and analysis submitted by such accountants to the Borrower and its Subsidiaries in connection with such financial statements;

72

(b)          as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, commencing with the fiscal quarter ending June 30, 2013, (i) the unaudited consolidated balance sheet of Holdings as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous year (including consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of the Borrower and its Subsidiaries) and (ii) the unaudited consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such quarter and the related unaudited consolidated and consolidating statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes); and

(c)          simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 6.1(a) and 6.1(b) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein and except, in the case of the financial statements referred to in clause (b), for customary year-end adjustments and the absence of footnotes).

Documents required to be delivered pursuant to this Section may be delivered by posting such documents electronically with notice of such posting to the Administrative Agent and each Lender and if so posted, shall be deemed to have been delivered on the date on which such documents are posted on the Borrower’s behalf on the E-System or another relevant website, if any, to which each Lender and the Administrative Agent have been granted access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

6.2         Certificates; Other Information. Furnish to the Administrative Agent for delivery to each Lender, or, in the case of clause (e), to the relevant Lender:

(a)          concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer of the Borrower stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, (ii) (A) a Compliance Certificate containing all information and calculations necessary for determining the Consolidated Total Leverage Ratio and compliance by the Borrower and its Restricted Subsidiaries with the provisions of Section 7.1, in each case, as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be, and (B) to the extent not previously disclosed to the Administrative Agent, a description of any new Subsidiary and of any change in the jurisdiction of organization of any Loan Party and a listing of any new registrations, and applications for registration, of material Intellectual Property acquired or made by any Loan Party since the date of the most recent list delivered pursuant to this clause (B) (or, in the case of the first such list so delivered, since the Closing Date) and (iii) a management discussion and analysis, discussing and analyzing the results of operations for the Borrower and its Subsidiaries for the corresponding fiscal year or fiscal quarter for which such financial statements are delivered;

(b)          concurrently with the delivery of any financial statements pursuant to Section 6.1(a) commencing with the fiscal year ending December 31, 2013, a reasonably detailed consolidated budget for the following fiscal year in a form reasonably acceptable to the Administrative Agent including a projected consolidated balance sheet of Holdings and its Subsidiaries as of the end of the following fiscal year and the related consolidated statements of projected cash flows and projected income;

73

(c)          concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements and stating that in performing their audit nothing came to their attention that caused them to believe the Borrower failed to comply with the financial covenant set forth in Section 7.1, except as specified in such certificate (which certificate may be limited to the extent required by accounting rules or guidelines and such accounting firm’s internal policies and procedures);

(d)          promptly after the same are sent, copies of all financial statements and reports that Holdings or the Borrower send to the holders of any class of their debt securities or public equity securities (except for Permitted Investors) and, promptly after the same are filed, copies of all financial statements and reports that Holdings or the Borrower may make to, or file with, the SEC, in each case to the extent not already provided pursuant to Section 6.1 or any other clause of this Section; and

(e)          promptly, such additional financial and other information (including information required by the PATRIOT Act) as the Administrative Agent (for its own account or upon the reasonable request from any Lender) may from time to time reasonably request.

Documents required to be delivered pursuant to this Section may be delivered by posting such documents electronically with notice of such posting to the Administrative Agent and each Lender and if so posted, shall be deemed to have been delivered on the date on which such documents are posted on the Borrower’s behalf on the E-System or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

6.3         Payment of Taxes. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material taxes, governmental assessments and governmental charges, except (a) where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves required in conformity with GAAP with respect thereto have been provided on the books of Holdings, the Borrower or any Restricted Subsidiary, as the case may be, or (b) to the extent that failure to pay or satisfy such obligations would not reasonably be expected to have a Material Adverse Effect.

6.4         Conduct of Business and Maintenance of Existence, etc.; Compliance. (a) (i) Preserve, renew and keep in full force and effect its corporate or other existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 or except, in the case of clause (ii) above, to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Requirements of Law and material Contractual Obligations except to the extent that failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.5         Maintenance of Property; Insurance. (a) Keep all Property material to the conduct of its business in reasonably good working order and condition, ordinary wear and tear excepted, except where a failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

74

(b)          Take all reasonable and necessary steps, including, in any proceeding before the United States Patent and Trademark Office or the United States Copyright Office, as applicable, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of any of its material Intellectual Property, including, filing of applications for renewal or extension, affidavits of use and affidavits of incontestability, except in each case to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

(c)          Maintain insurance with insurance companies that the Borrower believes (in the reasonable good faith judgment of the management of the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed on all its material Property in at least such amounts (after giving effect to any self-insurance which the Borrower believes (in the reasonable good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business) and against at least such risks as the Borrower believes (in the reasonable good faith judgment of the management of the Borrower) is reasonable and prudent in light of the size and nature of its business. All such insurance shall, to the extent customary (but in any event, not including business interruption insurance and personal injury insurance) (i) provide that no cancellation thereof shall be effective until at least 30 days after receipt by the Administrative Agent of written notice thereof and (ii) name the Administrative Agent and the Collateral Agent as additional insured or loss payee, as applicable.

6.6         Books and Records; Inspection of Property; Discussions. (a) Keep proper books of records and account in which full, true and correct entries shall be made of all material dealings and transactions in relation to its business and activities, in a form in which financial statements conforming with GAAP can be generated, (b) permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records upon reasonable prior notice and during normal business hours (provided that such visits shall be coordinated by the Administrative Agent and, in the case of any leased properties, as in accordance with the provisions of the lease with regards to inspection), (c) permit representatives of any Lender to have reasonable discussions regarding the business, operations, properties and financial and other conditions of Holdings, the Borrower and its Subsidiaries with officers and employees of Holdings, the Borrower and its Subsidiaries (provided that any Lender shall coordinate any request for such discussions through the Administrative Agent) upon reasonable prior notice and during normal business hours and (d) permit representatives of the Administrative Agent upon reasonable prior notice to have reasonable discussions regarding the business, operations, properties and financial and other conditions of Holdings, the Borrower and its Subsidiaries with its independent certified public accountants, subject to such independent certified public accountants’ normal and customary guidelines and procedures with respect to such discussions; provided that a Responsible Officer of Holdings or the Borrower shall be permitted to be present during any such discussion, and provided, further, that, excluding any such visits and inspections during the continuation of an Event of Default the Administrative Agent and the Lenders shall not exercise such rights more than once in any calendar year ; provided, further that when an Event of Default exists, the Administrative Agent (or any of its representatives or independent contractors) or any representative of the Required Lenders may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice.

6.7         Notices. Promptly upon a Responsible Officer of Holdings or any Loan Party obtaining knowledge thereof, give notice to the Administrative Agent (who shall promptly notify each Lender) of:

(a)          the occurrence of any Default or Event of Default;

(b)          any litigation, investigation or proceeding which may exist at any time between Holdings, the Borrower or any of its Restricted Subsidiaries and any other Person, that in either case, would reasonably be expected to be adversely determined, and, if so determined, would reasonably be expected to have a Material Adverse Effect individually or in the aggregate;

75

(c)          the following events, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, as soon as possible and in any event within 30 days after Holdings, the Borrower or any of its Restricted Subsidiaries knows thereof: (i) the occurrence of any Reportable Event with respect to any Single Employer Plan, a failure to make any required contribution to a Single Employer Plan, the creation of any Lien in favor of the PBGC or a Single Employer Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan, (ii) the institution of proceedings or the taking of any other action by the PBGC or Holdings or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (iii) the occurrence of any similar events with respect to a Commonly Controlled Plan, that would reasonably be likely to result in a direct obligation of Holdings, the Borrower or any of their respective Subsidiaries to pay money;

(d)          the following events that, individually or in the aggregate, could reasonably be expected to result in Holdings, the Borrower or any of its Restricted Subsidiaries incurring liabilities in excess of $10,000,000 in any fiscal year, as soon as possible and in any event no later than 10 Business Days after Holdings, the Borrower or any of its Restricted Subsidiaries knows thereof: (i) a Release of Hazardous Materials in violation of Environmental Laws or (ii) the receipt by Holdings, the Borrower or any of its Restricted Subsidiaries of any notice of any Environmental Claim or potential Environmental Claim or the existence of any condition that could reasonably be expected to result in an Environmental Claim;

(e)          the receipt by Holdings, the Borrower or any of its Restricted Subsidiaries of notification that any property of Holdings, the Borrower or any of its Restricted Subsidiaries is subject to any statutory lien in favor any Governmental Authority securing, in whole or in part, liabilities relating to any Environmental Claim; and

(f)          any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action Holdings, the Borrower or the relevant Restricted Subsidiary proposes to take with respect thereto.

6.8         Additional Collateral, etc. (a) With respect to any personal property or Intellectual Property (other than assets expressly excluded from the Collateral pursuant to the Security Documents) located in the United States acquired or created after the Closing Date by any Loan Party (other than (x) any property subject to a Lien expressly permitted by Section 7.3(g) and (y) such Instruments, Certificated Securities, Securities and Chattel Paper referred to in the last sentence of this paragraph (a)) as to which the Collateral Agent for the benefit of the Secured Parties does not have a perfected Lien, promptly, but in any case within 30 days (which period may be extended by the Administrative Agent in its reasonable discretion), (i) give notice of such property to the Collateral Agent and execute and deliver to the Collateral Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Collateral Agent reasonably requests to grant to the Collateral Agent for the benefit of the Secured Parties a security interest in such Property and (ii) take all actions reasonably requested by the Collateral Agent to grant to the Collateral Agent for the benefit of the Secured Parties a perfected security interest (to the extent required by the Security Documents and with the priority required by Section 4.17) in such property (with respect to property of a type owned by a Loan Party as of the Closing Date to the extent the Collateral Agent for the benefit of the Secured Parties, has a perfected security interest in such property as of the Closing Date), including, without limitation, the filing of UCC financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Collateral Agent. Any Instrument, Certificated Security (other than in respect of the Capital Stock of any Subsidiary), Security or Chattel Paper in excess of $1,000,000 shall be promptly delivered to the Collateral Agent indorsed in a manner reasonably satisfactory to the Collateral Agent to be held as Collateral pursuant to the relevant Security Document.

76

(b)          With respect to any fee owned real property located in the United States having a value (together with improvements thereof) of at least $20,000,000 acquired after the Closing Date by any Loan Party (i) within 30 days of such acquisition, give notice of such acquisition to the Collateral Agent and, if requested by the Collateral Agent, reasonably promptly thereafter (A) execute and deliver a first priority Mortgage (subject to Liens permitted by Section 7.3 other than clause (cc) thereof) in favor of the Collateral Agent for the benefit of the Secured Parties, covering such real property (provided that no Mortgage, survey or title insurance shall be required or obtained if the Collateral Agent reasonably determines in consultation with the Borrower that the costs of obtaining such Mortgage or survey or title insurance are excessive in relation to the value of the security to be afforded thereby), (B) if a Mortgage is to be provided under subclause (i)(A) above and if reasonably requested by the Collateral Agent (1) provide the Lenders with a lenders’ title insurance policy with coverage and all required endorsements reasonably acceptable to the Collateral Agent covering such real property and fixtures in an amount at least equal to the purchase price of such real property and fixtures (or such lesser amount as shall be reasonably requested by the Collateral Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate (except to the extent an existing survey has been provided), each in form and substance reasonably satisfactory to the Collateral Agent, and (2) use commercially reasonable efforts to obtain any consents or estoppels reasonably deemed necessary by the Collateral Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Collateral Agent and (ii) if requested by the Collateral Agent deliver to the Collateral Agent legal opinions relating to the Mortgage described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Agent.

(c)          With respect to (x) any new Domestic Subsidiary that is created or acquired after the Closing Date by any Loan Party or (y) any Unrestricted Subsidiary that becomes a Restricted Subsidiary after the Closing Date, promptly, but in any case within 30 days of such creation, acquisition or designation (which period may be extended by the Administrative Agent in its reasonable discretion), (i) give notice of such acquisition, creation or designation to the Collateral Agent and execute and deliver to the Collateral Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Collateral Agent reasonably deems necessary to grant to the Collateral Agent for the benefit of the Secured Parties a perfected security interest (to the extent required by the Security Documents and with the priority required by Section 4.17) in the Capital Stock of such new Subsidiary that is owned by such Loan Party, (ii) deliver to the Collateral Agent the certificates, if any, representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of such Loan Party, and (iii) if such new Subsidiary is a wholly owned Domestic Subsidiary, cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and (B) to take such actions necessary or advisable to grant to the Collateral Agent for the benefit of the Secured Parties a perfected security interest (to the extent required by the Security Documents and with the priority required by Section 4.17) in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary (to the extent the Collateral Agent, for the benefit of the Secured Parties, has a perfected security interest in the same type of Collateral as of the Closing Date), including, without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Collateral Agent.

77

(d)          With respect to any new Foreign Subsidiary directly owned by Holdings, a Borrower or a Domestic Subsidiary that is created or acquired after the Closing Date by any Loan Party, promptly, but in any case within 30 days of such acquisition (which period may be extended by the Administrative Agent in its sole discretion), (i) give notice of such acquisition or creation to the Collateral Agent and, if requested by the Collateral Agent, execute and deliver to the Collateral Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Collateral Agent deems necessary or reasonably advisable in order to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected security interest (to the extent required by the Security Documents and with the priority required by Section 4.17) in the Capital Stock of such new Subsidiary that is owned by such Loan Party (provided that (A) in no event shall more than 65% of the total outstanding voting Capital Stock of (i) any Foreign Subsidiary and (ii) any FSHCO be required to be so pledged and (B) 100% of non-voting Capital Stock of (i) any Foreign Subsidiary and (ii) any FSHCO, if any, shall be required to be so pledged) and (ii) to the extent permitted by applicable law, deliver to the Collateral Agent the certificates, if any, representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of such Loan Party, and take such other action as may be necessary or, in the reasonable opinion of the Collateral Agent, necessary to perfect or ensure appropriate priority the Lien of the Collateral Agent thereon.

(e)          Notwithstanding anything to the contrary in any Loan Document, this Section shall not apply with respect to any collateral to the extent the Administrative Agent has reasonably determined that the value of such collateral to which this Section would otherwise apply is insufficient to justify the difficulty, time and/or expense of obtaining a perfected Lien therefrom.

6.9         Further Assurances. Maintain the security interest created by the Security Documents as a perfected security interest having at least the priority described in Section 4.17 (to the extent such security interest can be perfected through the filing of UCC-1 financing statements, the Intellectual Property filings to be made pursuant to Schedule 4 of the Guarantee and Collateral Agreement or the delivery of Pledged Securities required to be delivered under the Guarantee and Collateral Agreement), subject to the rights of the Loan Parties under the Loan Documents to dispose of the Collateral. From time to time the Loan Parties shall execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Collateral Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of renewing the rights of the Secured Parties with respect to the Collateral as to which the Collateral Agent, for the ratable benefit of the Secured Parties, has a perfected Lien pursuant hereto or thereto, including, without limitation, filing any financing or continuation statements or financing change statements under the Uniform Commercial Code (or other similar laws) in effect in any United States jurisdiction with respect to the security interests created hereby.

6.10       Use of Proceeds. Use the proceeds of (a) the Term Loans, together with cash common equity contributed to the Borrower to (i) effect the Closing Date Refinancing and (ii) pay fees and expenses in connection with the Transactions and for working capital and general corporate purposes, and (b) the Revolving Loans, the Swingline Loans and the Letters of Credit for general corporate (including working capital) purposes of the Borrower and its Restricted Subsidiaries not prohibited by this Agreement; provided, that Revolving Loans made on the Closing Date in an aggregate principal amount (together with the aggregate face amount of any Letters of Credit issued on the Closing Date) of up to $15,000,000 may also be used for the purposes described in clause (a) above.

78

6.11       Environmental. Comply with, and maintain its real property, whether owned, leased, subleased or otherwise operated or occupied, in compliance with, all applicable Environmental Laws (including by implementing any remedial action necessary to achieve such compliance or that is required by orders and directives of any Governmental Authority) except for failures to comply that would not, in the aggregate, have a Material Adverse Effect. Without limiting the foregoing, if the Administrative Agent at any time has a reasonable basis to believe that there exist violations of Environmental Laws by any Loan Party that could have a Material Adverse Effect, then such Loan Party shall promptly upon receipt of request from the Administrative Agent, cause the performance, and allow the Administrative Agent and its Related Parties access to such real property for the purpose of conducting, such environmental audits and assessments, including subsurface sampling of soil and groundwater to the extent not prohibited by an applicable real property lease, and cause the preparation of such reports, in each case as the Administrative Agent may from time to time reasonably request. Such audits, assessments and reports, to the extent not conducted by the Administrative Agent or any of its Related Parties, shall be conducted and prepared by reputable environmental consulting firms reasonably acceptable to both the Administrative Agent and the Borrower and shall be in form and substance reasonably acceptable to the Administrative Agent.

6.12       Interest Rate Protection. Within 90 days of the Closing Date, enter into and maintain, until the date that is the three year anniversary of the Closing Date, interest rate Hedge Agreements that result in at least 50% of the aggregate consolidated outstanding Indebtedness for borrowed money of the Borrower and the Restricted Subsidiaries hereunder being effectively subject to a fixed interest rate for a period ending no earlier than the third anniversary of the Closing Date.

6.13       Maintenance of Ratings. Use commercially reasonable efforts to maintain a Borrower corporate family rating and a credit rating on the Loans from Moody’s and a public corporate rating and a public rating on the Loans from S&P.

6.14       Annual Lenders Meeting. Participate in annual telephonic conference calls with the Administrative Agent and the Lenders at such time as may be agreed to by the Borrower and the Administrative Agent.

6.15         Conduct of Business. Engage only in the businesses conducted on the Closing Date and activities reasonably related, ancillary or incidental thereto or logical extensions thereof.

6.16       Designation of Unrestricted Subsidiaries. The Borrower may at any time after the Closing Date designate any Restricted Subsidiary to be an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary so long as (i) immediately before and after such designation, (A) no Default or Event of Default shall have occurred and be continuing and (B) after giving effect to such designation, Holdings shall be in pro forma compliance with the Financial Condition Covenant, (ii) no Subsidiary may be designated as an Unrestricted Subsidiary if, after such designation, it would be a “Restricted Subsidiary” for the purpose of any other Indebtedness of any Loan Party, (iii) the designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the fair market value as determined by the Borrower in good faith of the Borrower’s or its Subsidiary’s (as applicable) Investment therein, (iv) the designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time and (v) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of the Borrower, certifying compliance with the requirements of preceding clauses (i) through (iv).

6.17       Post-Closing Matters. To the extent not delivered to the Administrative Agent on or prior to the Closing Date, deliver to the Administrative Agent the documents and complete the tasks set forth on Schedule 6.17, in each case within the time limits specified on Schedule 6.17.

SECTION 7. NEGATIVE COVENANTS

The Borrower (on behalf of itself and each of the Restricted Subsidiaries) hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding (that has not been Cash Collateralized or backstopped) or any Loan or other amount is owing to any Lender or the Agents hereunder (other than contingent or indemnification obligations not then asserted or due), the Borrower shall not, and shall not permit any of the Restricted Subsidiaries to and, with respect to Sections 7.1, 7.10, 7.11 and 7.14 only, Holdings shall not:

79

7.1         Financial Covenant.

(a)          Consolidated Total Leverage Ratio. Permit the Consolidated Total Leverage Ratio calculated as of the last day of the fiscal quarter of Borrower ending on the date set forth below to exceed the ratio set forth below opposite the last day of such fiscal quarter:

Fiscal Quarter Ending	Consolidated Total Leverage Ratio
June 30, 2013	4.75:1.00
September 30, 2013	4.75:1.00
December 31, 2013	4.75:1.00
March 31, 2014	4.75:1.00
June 30, 2014	4.75:1.00
September 30, 2014	4.75:1.00
December 31, 2014	4.75:1.00
March 31, 2015	4.75:1.00
June 30, 2015	4.75:1.00
Thereafter	4.50:1.00

(b)          Certain Cure Rights.

(i)          Financial Condition Covenant. Notwithstanding anything to the contrary contained herein, in the event the Borrower fails to comply with the requirements of the covenant as set forth in Section 7.1(a) (the “Financial Condition Covenant”) as at the last day of any fiscal quarter (a fiscal quarter ending on such day, a “Curable Period”), after the Closing Date until the expiration of the 10th Business Day subsequent to the date the financial statements are required to be delivered pursuant to Sections 6.1(a) or (b), as applicable, with respect to the period ending on the last day of such fiscal quarter, Holdings or its direct or indirect parent shall have the right (the “Cure Right”) to issue Capital Stock (other than Disqualified Capital Stock) for cash (the proceeds received by Holdings and contributed in cash as common equity to the Borrower as a result of such issuance, the “Cure Amount”). Upon the receipt by the Borrower of cash in an amount equal to the Cure Amount pursuant to the exercise of such Cure Right the Financial Condition Covenant shall be recalculated giving effect to the following pro forma adjustments:

(A)         Consolidated EBITDA for the Curable Period shall be increased, solely for the purpose of measuring the Financial Condition Covenant for such fiscal quarter and for applicable subsequent periods which include such fiscal quarter, and disregarded for any other purpose under this Agreement (including determining the availability of any baskets and step-downs), by an amount equal to the Cure Amount; and

(B)         if, after giving effect to the foregoing recalculations, the Borrower shall then be in compliance with the requirements of the Financial Condition Covenant, the Borrower shall be deemed to have satisfied the requirements of the Financial Condition Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Condition Covenant which had occurred shall be deemed cured for all purposes of this Agreement.

80

(ii)         Limitations on Exercise of Cure Right, etc. Notwithstanding anything herein to the contrary, (A) in no event shall the Borrower be entitled to exercise the Cure Right more than twice in any consecutive four-quarter period or more than four times during the term of this Agreement and (B) the Cure Amount shall be no greater than the amount which, if added to Consolidated EBITDA for the Curable Period, would cause Borrower to be in compliance with the Financial Condition Covenant for the relevant determination period ending on the last day of such Curable Period (it being understood and agreed that for purposes of calculating such amount no effect in such calculation shall be given to any prepayment of Loans with such proceeds or to any other reduction of Consolidated Total Debt or Consolidated Interest Expense on account of the receipt of such proceeds). Notwithstanding anything in this Agreement to the contrary, to the extent a fiscal quarter ended for which the Financial Condition Covenant is initially recalculated as a result of a Cure Right is included in the calculation of the Financial Condition Covenant in a subsequent fiscal period, the Cure Amount shall be included in the amount of Consolidated EBITDA for such fiscal quarter when calculating the Financial Condition Covenant for such subsequent fiscal period. Upon the Administrative Agent’s receipt of an irrevocable notice from the Borrower that it intends to exercise the Cure Right with respect to the Financial Condition Covenant as of the last day of any fiscal quarter (the “Notice of Intent to Cure”), then, until the 10th Business Day subsequent to the date the financial statements are required to be delivered pursuant to Sections 6.1(a) or (b), as applicable, to which such Notice of Intent to Cure relates, neither the Administrative Agent nor any Lender shall exercise the right to accelerate the Loans or terminate the Revolving Commitments and neither the Administrative Agent nor any Lender shall exercise any right to foreclose on or take possession of the Collateral solely on the basis of an Event of Default having occurred and being continuing under Section 7.1(a) in respect of the period ending on the last day of such fiscal quarter.

7.2         Indebtedness. Create, issue, incur, assume, or suffer to exist any Indebtedness, except:

(a)          (i) the Obligations, (ii) any Refinancing Notes, (iii) any Indebtedness in respect of Hedge Agreements entered into for a bona fide business purpose or as required hereby and not for speculative purposes, or (iv) the Incremental Notes;

(b)          Indebtedness (i) of the Borrower owing to any Subsidiary Guarantor, (ii) of any Subsidiary Guarantor owing to the Borrower or any Subsidiary Guarantor, (iii) of any Non-Guarantor Subsidiary that is a Domestic Subsidiary owing to any other Non-Guarantor Subsidiary that is a Domestic Subsidiary and (iv) of any Non-Guarantor Subsidiary that is a Foreign Subsidiary to any other Non-Guarantor Subsidiary that is a Foreign Subsidiary and (v) of any Non-Guarantor Subsidiary owing to the Borrower or any Subsidiary Guarantor to the extent such Investments would be permitted under Section 7.7(f)(i);

(c)          Indebtedness consisting of (i) Capital Lease Obligations, (ii) purchase money Indebtedness (including obligations in respect of mortgage financings) or (iii) other secured Indebtedness of the Borrower or any Restricted Subsidiary in an aggregate principal amount, together with the aggregate principal amount of Indebtedness incurred pursuant to Section 7.2(q), not to exceed the greater of (A) $25,000,000 at any one time outstanding and (B) 10.00% of Consolidated Net Tangible Assets;

(d)          Indebtedness outstanding on the date hereof and listed on Schedule 7.2(d) and any refinancings, replacements, refundings, renewals or extensions thereof (without any increase (other than any such increase resulting from accrued interest and the amount of reasonable fees and expenses incurred, make whole payments and premiums paid in connection with the Indebtedness being refinanced) in the principal amount thereof);

81

(e)          Guarantee Obligations (i) incurred by the Borrower or any Restricted Subsidiary in respect of Indebtedness of the Borrower or any Subsidiary Guarantor, (ii) by any non-Subsidiary Guarantor of obligations of other non-Subsidiary Guarantors, in each case, that is permitted to be incurred under this Agreement and (iii) by a Loan Party of the obligations of a non-Loan Party; provided, that the related Investment is permitted under Section 7.7;

(f)          Indebtedness of the Borrower or any Restricted Subsidiary arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn by the Borrower or such Restricted Subsidiary in the ordinary course of business against insufficient funds so long as such Indebtedness is promptly repaid;

(g)          additional unsecured Indebtedness of the Borrower or any Restricted Subsidiary; provided that (i) no Default or Event of Default shall have occurred and be continuing or would exist immediately after giving effect to the incurrence of such Indebtedness under this clause (g), (ii) after giving effect to any Indebtedness incurred under this clause (g), Holdings’ Consolidated Total Leverage Ratio shall be at least 0.50:1.00 less than the Consolidated Total Leverage Ratio currently applicable pursuant to Section 7.1(a) on a pro forma basis and (iii) the Net Cash Proceeds of such Indebtedness shall not be used to make any Restricted Payment pursuant to Section 7.6;

(h)          (i) assumed Indebtedness of any Person that becomes a Restricted Subsidiary pursuant to a Permitted Acquisition after the date hereof, provided that:

(A)         such Indebtedness exists at the time such Person becomes a Restricted Subsidiary and is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary (except to the extent such acquired Indebtedness is refinanced); and

(B)         none of the Borrower nor any Restricted Subsidiary shall be a new obligor for such Indebtedness and no Property of the Borrower or any Restricted Subsidiary shall provide security for such acquired Indebtedness; and

(ii)         any Indebtedness incurred to refinance, extend, renew, or replace such acquired Indebtedness; provided that the Permitted Refinancing Requirements are satisfied;

and provided, further that:

(A) no Default or Event of Default shall have occurred and be continuing or would exist immediately after giving effect to such incurrence under this clause (h);

(B) after giving effect to any Indebtedness assumed or incurred under this clause (h), Holdings will be in pro forma compliance with the Financial Condition Covenant; and

(C) the aggregate principal amount of Indebtedness permitted by this clause (h) shall not exceed $50,000,000 at any one time outstanding;

(i)          Indebtedness incurred by the Borrower or any Restricted Subsidiary in the form of customary obligations under indemnification, incentive, non-compete, consulting, deferred compensation, or other similar arrangements;

(j)          Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations not in connection with money borrowed, in each case provided in the ordinary course of business or consistent with past practice, including those incurred to secure health, safety and environmental obligations in the ordinary course of business or consistent with past practice;

82

(k)          Indebtedness in respect of any bankers’ acceptance, bank guarantees, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business (including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims);

(l)          Indebtedness in respect of overdraft facilities, employee credit card programs, netting services, automatic clearinghouse arrangements and other cash management and similar arrangements in the ordinary course of business;

(m)          Indebtedness incurred in the ordinary course of business in respect of obligations of the Borrower or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services;

(n)          Indebtedness of the Borrower or any Restricted Subsidiary arising from agreements of the Borrower or any Restricted Subsidiary providing for adjustment of purchase price, the payment of deferred purchase price or similar obligations (including earn-outs in an amount not to exceed $10,000,000), in each case entered into in connection with Permitted Acquisitions, other Investments and the Disposition of any Business, assets or Capital Stock permitted hereunder;

(o)          Indebtedness of the Borrower or any Restricted Subsidiary consisting of (i) obligations to pay insurance premiums (or owing to any insurance company in connection with the financing of any insurance premiums permitted by such insurance company in the ordinary course of business), (ii) take or pay obligations contained in supply agreements or (iii) information technology licenses, in each case arising in the ordinary course of business;

(p)          Indebtedness representing deferred compensation to employees of the Borrower and the Restricted Subsidiaries incurred in the ordinary course of business;

(q)          Indebtedness incurred in connection with any Permitted Sale Leaseback Transaction in an aggregate principal amount, together with the aggregate principal amount of Indebtedness incurred pursuant to Section 7.2(c), not to exceed the greater of (x) $25,000,000 at any one time outstanding and (y) 10.00% of Consolidated Net Tangible Assets;

(r)          Indebtedness of the Borrower or any Restricted Subsidiary in an aggregate principal amount not to exceed the amount of cash that is contributed to the common equity of Holdings after the Closing Date (other than (i) by the Borrower or any Restricted Subsidiary and (ii) in respect of the Cure Amount); provided that (A) the cash so contributed to Holdings is promptly further contributed in cash to the common equity of the Borrower or any other Loan Party, (B) such Indebtedness is incurred within 210 days after such cash contribution to Holdings is made and (C) such Indebtedness is designated as “Contribution Indebtedness” in a certificate from a Responsible Officer of the Borrower on the date incurred.

7.3         Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for:

(a)          Liens for taxes, assessments or governmental charges or claims not yet due or which are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the Borrower or the Restricted Subsidiaries, as the case may be, to the extent required by GAAP;

83

(b)          landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 90 days or that are being contested in good faith by appropriate proceedings;

(c)          Liens arising out of pledges, deposits or statutory trusts in connection with workers’ compensation, unemployment insurance, temporary disability, social security legislation or regulations and deposits securing liability insurance carriers under insurance or self-insurance arrangements or to secure any Indebtedness permitted pursuant to Section 7.2(k);

(d)          deposits and other Liens to secure the performance of bids, tenders, trade contracts (other than for borrowed money), leases, subleases, statutory obligations, surety and appeal bonds, performance bonds, government contracts, trade contracts, or other Indebtedness permitted pursuant to Section 7.2(j), and other obligations of a like nature incurred in the ordinary course of business;

(e)          easements, zoning restrictions, minor defects or irregularities in title, rights-of-way, licenses, covenants, restrictions and other similar Laws, regulations, bylaw or rights reserved to or vested in any Governmental Authority to control or regulate the use of any real property, or encumbrances incurred in the ordinary course of business that, in the aggregate, do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower and the Restricted Subsidiaries, taken as a whole;

(f)          Liens (i) in existence on the date hereof listed on Schedule 7.3(f), (ii) securing Indebtedness permitted by Section 7.2(d), or (iii) created after the date hereof in connection with any refinancing, refundings, or renewals or extensions thereof permitted by Section 7.2(d); provided that no such Lien is spread to cover any additional Property of the Borrower or any Restricted Subsidiary after the Closing Date;

(g)          Liens securing Indebtedness of the Borrower or any Restricted Subsidiary incurred pursuant to Section 7.2(c) or (q); provided that (i) such Liens shall be created within 90 days after the acquisition of the assets financed by such Indebtedness, (ii) such Liens do not at any time encumber any Property of the Borrower or any Restricted Subsidiary other than the Property financed by such Indebtedness and the proceeds thereof and (iii) the principal amount of Indebtedness secured thereby is not increased;

(h)          Liens created pursuant to the Loan Documents;

(i)          any interest or title of a licensor, sublicensor, lessor or sublessor under any license or lease entered into by the Borrower or any Restricted Subsidiary in the ordinary course of its business and covering only the assets so leased, and any financing statement filed in connection with any such lease;

(j)          Liens arising from judgments or decrees in circumstances not constituting an Event of Default under Section 8.1(h);

(k)          Liens on property or assets acquired pursuant to a Permitted Acquisition permitted under Section 7.7(e) (and the proceeds thereof) or assets of a Restricted Subsidiary in existence at the time such Restricted Subsidiary is acquired pursuant to a Permitted Acquisition permitted under Section 7.7(e) and not created in contemplation thereof, and Liens securing Indebtedness permitted pursuant to Section 7.2(n);

84

(l)          Liens on Property of Non-Guarantor Subsidiaries securing Indebtedness or other obligations not prohibited by this Agreement to be incurred by such Non-Guarantor Subsidiaries;

(m)          receipt of progress payments and advances from customers in the ordinary course of business to the extent same creates a Lien on the related inventory and proceeds thereof;

(n)          Liens arising out of conditional sale, installment sale, title retention, consignment or similar arrangements for the sale or purchase by the Borrower and the Restricted Subsidiaries of goods through third parties in the ordinary course of business and Liens securing Indebtedness permitted pursuant to Section 7.2(m) and (o)(ii);

(o)          Liens deemed to exist in connection with Investments permitted by Section 7.7(b) that constitute repurchase obligations;

(p)          any interest or title of a lessor under any leases or subleases entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(q)          licenses of Intellectual Property granted by the Borrower or any Restricted Subsidiary in the ordinary course of business that do not constitute a disposition of all substantial rights in such Intellectual Property;

(r)          rights of setoff or bankers’ liens of banks or other financial institutions where the Borrower or any Restricted Subsidiary maintains deposits in the ordinary course of business and any other Liens securing Indebtedness permitted pursuant to Section 7.2(l);

(s)          ground leases in respect of real property on which facilities owned or leased by the Borrower or any Restricted Subsidiary are located;

(t)          Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(u)          Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Holdings, the Borrower or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings, the Borrower or its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business;

(v)         Liens securing Indebtedness of any Non-Guarantor Subsidiary incurred pursuant to Section 7.2(q); provided that such Liens do not at any time encumber Property of any Loan Party;

(w)          purported Liens evidenced by the filing of precautionary financing statements filed under any operating leases of personal property, consignments and similar arrangements entered into in the ordinary course of business;

(x)          Liens of a collection bank arising under Section 4-210 of the UCC on items in the course of collection;

85

(y)          Liens on specific items of inventory or other goods arising under Article 2 of the UCC in the ordinary course of business securing such Person’s obligations in respect of bankers’ acceptances and letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods, in any case, covering only goods actually sold;

(z)          Liens on insurance policies and the proceeds thereof securing the financing of premiums with respect thereto to the extent permitted hereunder;

(aa)         Liens securing Indebtedness of the Borrower or any Restricted Subsidiary incurred pursuant to Section 7.2(r);

(bb)         Liens on Property constituting Collateral pursuant to agreements and documentation in connection with any Refinancing Notes or any Incremental Notes; and

(cc)         other Liens with respect to obligations that do not exceed $10,000,000 at any one time outstanding.

7.4         Fundamental Changes. Consummate any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution) or Dispose of all or substantially all of its Property or business, except that:

(a)          (i) any Restricted Subsidiary may be merged, amalgamated, liquidated or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or (ii) any Restricted Subsidiary may be merged, amalgamated, liquidated or consolidated with or into any Restricted Subsidiary (provided that if one of the parties to such merger, amalgamation or consolidation is a Subsidiary Guarantor, either (A) such Subsidiary Guarantor shall be the continuing or surviving corporation or (B) simultaneously with such transaction, the continuing or surviving corporation shall become a Subsidiary Guarantor and the Borrower shall comply with Section 6.8 in connection therewith);

(b)          any Non-Guarantor Subsidiary that is a Foreign Subsidiary may be merged or consolidated with or into, or be liquidated into, any other Non-Guarantor Subsidiary, and any Non-Guarantor Subsidiary that is a Domestic Subsidiary may be merged or consolidated with or into, or be liquidated into, any other Non-Guarantor Subsidiary that is a Domestic Subsidiary;

(c)          any Non-Guarantor Subsidiary that is a Foreign Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding-up or otherwise) to any other Non-Guarantor Subsidiary, and any Non-Guarantor Subsidiary that is a Domestic Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation dissolution, winding-up or otherwise) to any other Non-Guarantor Subsidiary that is a Domestic Subsidiary;

(d)          any Restricted Subsidiary may liquidate or dissolve if (i) the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (ii) to the extent such Restricted Subsidiary is a Loan Party, any assets or business not otherwise disposed of or transferred in accordance with Section 7.5 or, in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, a Loan Party after giving effect to such liquidation or dissolution;

(e)          Permitted Acquisitions permitted by Section 7.7(e) may be consummated; and

86

(f)          the Borrower or any Restricted Subsidiary may consummate any merger or consolidation to effect a change in the state or form of organization thereof, so long as the effect of such merger, consolidation or change is not adverse to the Lenders.

7.5         Dispositions of Property. Dispose of any of its owned Property (including, without limitation, receivables) whether now owned or hereafter acquired, or, in the case of any Restricted Subsidiary, issue or sell any shares of such Restricted Subsidiary’s Capital Stock to any Person, except:

(a)          the Disposition of damaged, surplus, obsolete or worn out property, vehicles and other assets, whether now owned or hereafter acquired, in the ordinary course of business;

(b)          (i) the sale of inventory, goods and/or services in the ordinary course of business, (ii) the cross-licensing or licensing of Intellectual Property, in the ordinary course of business that does not constitute a disposition of all substantial rights in such Intellectual Property and (iii) the contemporaneous exchange of Property for a combination of Property of a like kind (other than as set forth in clause (ii)) and Net Cash Proceeds, to the extent that such Property and Net Cash Proceeds received in such exchange is of a combined value substantially equivalent to the value of the Property exchanged (provided that any Net Cash Proceeds received in connection with such exchange are applied in the manner set forth under Section 2.12(b); and, provided, further, that after giving effect to such exchange, the value of the Property of the Borrower or any Subsidiary Guarantor subject to a perfected first priority Lien in favor of the Collateral Agent under the Security Documents is not reduced in any material respect other than as related to the Net Cash Proceeds applied in the manner set forth under Section 2.12(b));

(c)          Dispositions permitted by Section 7.4;

(d)          the sale or issuance of any Restricted Subsidiary’s Capital Stock to the Borrower or any Subsidiary Guarantor or the Borrower’s Capital Stock to Holdings;

(e)          the Disposition of (i) Property acquired pursuant to a Permitted Acquisition that is not used in or otherwise related to the Business for fair market value and (ii) other assets for fair market value; provided that (A) no Default or Event of Default shall be in effect at the time of such Disposition, (B) the Borrower shall be in pro forma compliance with the Financial Condition Covenant, (C) at least 75% of the consideration received in respect of such Disposition shall be cash or Cash Equivalents and (D) the requirements of Section 2.12(b), to the extent applicable, are complied with in connection therewith;

(f)          any Recovery Event; provided that the requirements of Section 2.12(b) are complied with in connection therewith;

(g)          the leasing, occupancy agreements or sub-leasing of Property that would not materially interfere with the required use of such Property by the Borrower or the Restricted Subsidiaries;

(h)          transfers of condemned Property as a result of the exercise of “eminent domain” or other similar policies to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of properties that have been subject to a casualty to the respective insurer of such Property as part of an insurance settlement;

(i)          the transfer of Property (i) by the Borrower or any Subsidiary Guarantor to the Borrower or any other Subsidiary Guarantor or (ii) from a Non-Guarantor Subsidiary to (A) the Borrower or any Subsidiary Guarantor for no more than fair market value or (B) any other Non-Guarantor Subsidiary;

87

(j)          Liens permitted by Section 7.3;

(k)          Restricted Payments permitted by Section 7.6;

(l)          Investments permitted by Section 7.7;

(m)          the Disposition of Cash Equivalents in the ordinary course of business;

(n)          Dispositions of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business or in any situation of a work-out or financial distress, in each case, of the Person owing such accounts receivable;

(o)          the termination or unwinding of any Hedge Agreement permitted hereunder;

(p)          any Restricted Subsidiary may issue Capital Stock to qualified directors where required by applicable law or to satisfy other requirements of applicable law with respect to ownership of Capital Stock in Foreign Subsidiaries;

(q)          Dispositions of property pursuant to Permitted Sale Leaseback Transactions;

(r)          Dispositions of Property that do not constitute Asset Sales not to exceed $15,000,000 in the aggregate; and

(s)          the abandonment, cancellation or other disposition of Intellectual Property that is not material or is no longer used or useful in any material respect in the operation of the Loan Parties, in each case, as determined in good faith by the Borrower.

7.6         Restricted Payments. Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other Acquisition of, any Capital Stock of Holdings, the Borrower or any Restricted Subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or Property or in obligations of Holdings, the Borrower or any Restricted Subsidiary (collectively, “Restricted Payments”), except that:

(a)          any Restricted Subsidiary may make Restricted Payments to the Borrower or any Subsidiary Guarantor or the equity holders of such Restricted Subsidiary; provided that such Restricted Payments shall be made ratably based on the relevant ownership percentages of the Capital Stock;

(b)          (i) Non-Guarantor Subsidiaries of the Borrower that are Domestic Subsidiaries may make Restricted Payments to other Non-Guarantor Subsidiaries that are Domestic Subsidiaries and (ii) Non-Guarantor Subsidiaries of the Borrower that are Foreign Subsidiaries may make Restricted Payments to other Non-Guarantor Subsidiaries;

(c)          the Borrower may make Restricted Payments to Holdings to permit Holdings to pay (i) ordinary course corporate operating expenses, customary fees and customary corporate indemnities owing to directors of Holdings, the Borrower or any of its Restricted Subsidiaries or their respective Affiliates in the ordinary course of business, or for accounting, consulting, legal, corporate reporting and similar administrative functions and to pay other reasonable and customary fees and expenses necessary to maintain its corporate existence, in an aggregate amount not to exceed $5,000,000 for any fiscal year for all such fees, costs indemnities and expenses set forth herein, and (ii) fees and expenses to the extent permitted under clause (i) of the second sentence of Section 7.9;

88

(d)          so long as no Default or Event of Default shall have occurred and be continuing immediately before and after giving effect to such Restricted Payments, each of the Borrower and Holdings, as applicable, may make Restricted Payments to Holdings to permit Holdings to make Restricted Payments to its direct or indirect parent, to permit such parent to purchase its Capital Stock from present or former officers, consultants, directors or employees (and their spouses, former spouses, heirs, estates and assigns) of Holdings, the Borrower or any Restricted Subsidiary upon the death, disability, engaging in competitive activity or termination of employment of such officer, director, consultant or employee or pursuant to any equity subscription, shareholder, employment or other agreement; provided that the aggregate amount of Restricted Payments under this clause (d) shall not exceed the sum of (A) $10,000,000 and (B) the proceeds of any key-man life insurance with respect to any such employee paid to the Borrower or any Restricted Subsidiary;

(e)          the Borrower may make Restricted Payments to Holdings to enable Holdings to pay cash in lieu of fractional shares in connection with any dividend, split or combination thereof or any Permitted Acquisition, in each case, otherwise permitted hereunder;

(f)          additional Restricted Payments so long as (i) no Default or Event of Default shall have occurred and be continuing immediately before and after giving effect to such Restricted Payments and (ii) immediately before and immediately after giving pro forma effect to any such Restricted Payment, the Borrower’s Consolidated Total Leverage Ratio shall be less than (A) on or prior to the second anniversary of the Closing Date, 4.50:1.00 and (B) thereafter, 4.25:1.00; and

(g)          the Borrower and its Restricted Subsidiaries may declare and make dividend payments or other distributions payable solely in the common Capital Stock of such Person; provided, that any such dividend payment or other distribution shall be made to the equity holders of such Person ratably based on the relevant ownership percentages of such Person’s Capital Stock.

7.7         Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or all or substantially all of the assets constituting an ongoing business from, or make any other investment in, any other Person (all of the foregoing, “Investments”), except:

(a)          extensions of trade credit in the ordinary course of business;

(b)          Investments in cash and Cash Equivalents;

(c)          Investments resulting from the incurrence of Indebtedness permitted by Sections 7.2(b) and (e);

(d)          Investments (other than those relating to the incurrence of Indebtedness permitted by Section 7.7(c)) by the Borrower or any Restricted Subsidiaries in the Borrower or any Person that, prior to such Investment, is (or, at the time of such Investment, becomes) a Subsidiary Guarantor;

(e)          Permitted Acquisitions consummated after the Closing Date; provided that the aggregate amount of such Investments by Loan Parties in assets that are not (or do not become) owned by a Loan Party or in Capital Stock in Persons that do not become Loan Parties upon consummation of such acquisition, together with the aggregate principal amount of Investments incurred pursuant to Section 7.7(f), shall not exceed $20,000,000 in the aggregate;

89

(f)          (i) Investments by the Borrower or any Subsidiary Guarantor in an Unrestricted Subsidiary or Non-Guarantor Subsidiary; provided that the aggregate amount of all such Investments made after the Closing Date, together with the aggregate principal amount of Investments incurred pursuant to Section 7.7(e) shall not exceed $20,000,000 in the aggregate and (ii) Investments (A) by any Non-Guarantor Subsidiary that is a Domestic Subsidiary in any other Non-Guarantor Subsidiary that is a Domestic Subsidiary and (B) by any Non-Guarantor Subsidiary that is a Foreign Subsidiary in any other Non-Guarantor Subsidiary;

(g)          Permitted Acquisitions consummated after the Closing Date or Investments by the Borrower or any Subsidiary Guarantor in joint ventures, Unrestricted Subsidiaries or Non-Guarantor Subsidiaries, in each case so long as (i) no Default or Event of Default shall have occurred and be continuing immediately before and after giving effect to such Investment and (ii) immediately before and immediately after giving pro forma effect to such Investment, the Borrower’s Consolidated Total Leverage Ratio shall be less than (A) on or prior to the second anniversary of the Closing Date, 4.50:1.00 and (B) thereafter, 4.25:1.00.

(h)          loans or advances to employees made in the ordinary course of business in an aggregate amount not to exceed $5,000,000 outstanding at any one time;

(i)          Investments in existence on the Closing Date and listed on Schedule 7.7(i);

(j)          Investments of the Borrower or any Restricted Subsidiary under Hedge Agreements permitted hereunder and Investments arising as a result of Permitted Sale Leaseback Transactions or Capital Expenditures;

(k)          Investments of any Person in existence at the time such Person becomes a Restricted Subsidiary; provided that such Investment was not made in connection with or anticipation of such Person becoming a Restricted Subsidiary;

(l)          Subsidiaries of the Borrower may be established or created, if (i) to the extent such new Subsidiary is a Domestic Subsidiary, the Borrower and such Subsidiary comply with the provisions of Section 6.8(c) and (ii) to the extent such new Subsidiary is a Foreign Subsidiary, the Borrower complies with the provisions of Section 6.8(d); provided that, in each case, to the extent such new Subsidiary is created solely for the purpose of consummating a merger transaction pursuant to an Acquisition permitted by Section 7.7(e), and such new Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it contemporaneously with the closing of such merger transactions, such new Subsidiary shall not be required to take the actions set forth in Section 6.8(c) or 6.8(d), as applicable, until the respective Acquisition is consummated (at which time the surviving entity of the respective merger transaction shall be required to so comply within ten Business Days);

(m)          Investments resulting from pledges and deposits referred to in Sections 7.3(c) and (d);

(n)          the forgiveness or conversion to Qualified Capital Stock of any Indebtedness permitted by Section 7.2(b);

(o)          Guarantee Obligations permitted by Section 7.2 and any payments made in respect of such Guarantees Obligations;

90

(p)          Investments by the Borrower and the Restricted Subsidiaries in joint ventures or similar arrangements in an aggregate amount (for the Borrower and all Restricted Subsidiaries) not to exceed $20,000,000; provided that no Default or Event of Default is continuing or would result therefrom;

(q)          Investments constituting non-cash proceeds of Dispositions of assets to the extent permitted by Section 7.5;

(r)          Restricted Payments permitted under Section 7.6 to the extent constituting Investments;

(s)          Investments received in satisfaction or partial satisfaction of accounts receivable or notes receivable from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(t)          Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers consistent with past practices;

(u)          advances of payroll payments to employees in the ordinary course of business;

(v)         Guarantee Obligations of the Borrower or any Restricted Subsidiary of leases (other than capital leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(w)          Investments received in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, customers arising in the ordinary course of business or upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(x)          loans and advances to any direct or indirect parent of the Borrower in lieu of, and not in excess of the amount of, dividends permitted to be made to such parent in accordance with Section 7.6;

(y)          Investments made in connection with the funding of contributions under any non-qualified retirement plan or similar employee compensation plan in an amount not to exceed the amount of compensation expense recognized by the Borrower and the Restricted Subsidiaries in connection with such plans;

(z)          Investments made by any Loan Party with the proceeds of capital contributions by or issuances of Qualified Capital Stock to an Affiliate that is not a Loan Party; provided that such Investments are made substantially simultaneously with the receipt of such capital contributions or issuances of Qualified Capital Stock;

(aa)         Investments by the Borrower or any Restricted Subsidiary in any Restricted Subsidiary made for tax planning and reorganization purposes and that are reasonably satisfactory to the Administrative Agent, so long as the value of the Collateral after giving pro forma effect to such Investments, taken as a whole, is not materially impaired (as determined by the Administrative Agent); and

91

(bb)         Investments by the Borrower or any Restricted Subsidiary in an aggregate amount not to exceed at the time of any such Investment $25,000,000; provided that no Default or Event of Default is continuing or would result therefrom

It is further understood and agreed that for purposes of determining the value of any Investment outstanding for purposes of this Section, such amount shall deemed to be the initial amount of such Investment (valued at the fair market value (determined by the Borrower acting in good faith) of such Investment at the time such Investment was made) and any addition thereto, as reduced by any repayment of principal (in the case of an Investment constituting Indebtedness) or any distribution constituting a return (in the case of any other Investment) not to exceed the original amount invested.

7.8         Optional Payments of Certain Indebtedness; Modifications of Certain Agreements and Instruments. (a) Make any optional or mandatory payment, prepayment, repurchase or redemption of, or otherwise defease the principal of or interest on, or any other amount owing in respect of any Indebtedness outstanding under any unsecured, senior subordinated or subordinated Indebtedness of the Borrower or any Subsidiary Guarantor (including guarantees thereof by the Borrower or any Subsidiary Guarantor, as applicable), except that (i) regularly scheduled interest payments in respect of such unsecured, senior subordinated or subordinated Indebtedness of the Borrower or any Subsidiary Guarantor may be made in accordance with and to the extent permitted by the subordination provisions applicable thereto and (ii) the Indebtedness outstanding under such unsecured, senior subordinated or subordinated Indebtedness of the Borrower or any Subsidiary Guarantor may be prepaid , so long as (A) no Default or Event of Default is continuing or would result therefrom and (B) immediately before and immediately after giving pro forma effect to any prepayment, the Borrower’s Consolidated Total Leverage Ratio shall be less than (x) on or prior to the second anniversary of the Closing Date, 4.50:1.00 and (y) thereafter, 4.25:1.00.

(b)          Amend, modify or otherwise change, or consent or agree to any amendment, modification, waiver or other change to any agreement or instrument governing or evidencing any unsecured, senior subordinated or subordinated Indebtedness of the Borrower or any Subsidiary Guarantor (including guarantees thereof by the Borrower or any Subsidiary Guarantor, as applicable) in any that is materially adverse to the Lenders (determined by comparison to such terms in effect on the Closing Date, in the case of those then in effect, or otherwise to such terms in effect on the date of creation thereof), without the prior consent of the Administrative Agent (with approval of the Required Lenders).

(c)          Amend, modify or otherwise change, or consent or agree to any amendment, modification, waiver or other change to any organizational documents of any Loan Party in any manner that is materially adverse to the Lenders, without the prior consent of the Administrative Agent (with approval of the Required Lenders).

92

7.9         Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or any wholly owned Subsidiary) unless such transaction is (a) otherwise not prohibited under this Agreement and (b) upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate. Notwithstanding the foregoing, (i) the Borrower and the Restricted Subsidiaries may make (A) any payments due and owing under (x) the Tax Sharing Agreement or any replacement thereof on substantially similar terms and (y) any agreements entered into by Holdings, the Borrower or any Restricted Subsidiary, on the one hand, with any Affiliate thereof, on the other hand, (1) to the extent such payments are only required to be made out of Restricted Payments permitted under Section 7.6(f) or (2) governing cost allocation or other arrangements relating to the payments permitted to be made pursuant to Section 7.6(c)(i), and (B) payment or reimbursement of expenses which are limited to reasonable out-of-pocket expenses incurred by the Permitted Investors and their respective Affiliates in connection with the provision of their services; (ii) without being subject to the terms of this Section, the Borrower and the Restricted Subsidiaries may enter into any transaction with any Person which is an Affiliate of Holdings only by reason of such Person and Holdings having common directors, (iii) the Borrower and the Restricted Subsidiaries may make Restricted Payments permitted under Section 7.6, (iv) the Borrower and the Restricted Subsidiaries may consummate transactions pursuant to permitted agreements in existence on the Closing Date and set forth on Schedule 7.9 or any amendment thereto to the extent such an amendment is not adverse, taken as a whole, to the Lenders in any material respect, (v) the Borrower and the Restricted Subsidiaries may enter into ordinary course non-material transactions with Affiliates in accordance with past practices, including, without limitation, in connection with the use of FBO facilities for landing and refueling and (vi) Investments by the Sponsor in debt securities of the Borrower or any Restricted Subsidiary are otherwise permitted hereunder. For the avoidance of doubt, this Section shall not apply to employment arrangements with, and payments of compensation, expense reimbursement, indemnification or benefits to or for the benefit of, current or former employees, officers or directors of Holdings, the Borrower or any Restricted Subsidiary.

7.10       Changes in Fiscal Periods. Permit the fiscal year of Holdings or the Borrower to end on a day other than December 31st of each year.

7.11       Negative Pledge Clauses. Enter into any agreement that prohibits or limits the ability of Holdings, the Borrower or any Restricted Subsidiary to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the Obligations or, in the case of any Guarantor, its obligations under the Guarantee and Collateral Agreement, other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby and the proceeds thereof), (c) Contractual Obligations incurred in the ordinary course of business and on customary terms which limit Liens on the assets subject of the applicable Contractual Obligation, (d) any agreements regarding Indebtedness of any Non-Guarantor Subsidiary not prohibited under Section 7.2 (in which case, any prohibition or limitation shall only be effective against the assets of such Non-Guarantor Subsidiary and its Subsidiaries), (e) prohibitions and limitations in effect on the date hereof and listed on Schedule 7.11, (f) customary provisions restricting the subletting or assignment of any lease governing a leasehold interest, (g) customary restrictions and conditions contained in any agreement relating to an asset sale permitted by Section 7.4 or 7.5, (h) any agreement in effect at the time any Person becomes a Restricted Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary, (i) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.7 and applicable solely to such joint venture and entered into in the ordinary course of business, (j) any prohibition or limitation that exists pursuant to any applicable Requirement of Law and (k) customary and reasonable restrictions contained in any agreements or instruments governing Refinancing Notes or Incremental Notes and any refinancings, replacements, refundings, renewals or extensions thereof (without any increase (other than any such increase resulting from accrued interest and the amount of reasonable fees and expenses incurred, make whole payments and premiums paid in connection with the Indebtedness being refinanced) in the principal amount thereof).

93

7.12       Clauses Restricting Subsidiary Distributions. Enter into any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) make Restricted Payments in respect of any Capital Stock of such Restricted Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any Restricted Subsidiary or (b) make Investments in the Borrower or any Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents as in effect on the date hereof, (ii) any restrictions with respect to such Restricted Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary, (iii) any restrictions contained in agreements related to Indebtedness of any Non-Guarantor Subsidiary not prohibited under Section 7.2 (in which case such restriction shall relate only to such Non-Guarantor Subsidiary and its Subsidiaries), (iv) any restrictions regarding licenses or sublicenses by the Borrower and the Restrictive Subsidiaries of Intellectual Property in the ordinary course of business (in which case such restriction shall relate only to such Intellectual Property), (v) Contractual Obligations incurred in the ordinary course of business which include customary provisions restricting the assignment of any agreement relating thereto, (vi) customary provisions contained in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business, (vii) customary provisions restricting the subletting or assignment of any lease governing a leasehold interest, (viii) customary restrictions and conditions contained in any agreement relating to an asset sale permitted by Section 7.4 or 7.5, (ix) any agreement in effect at the time any Person becomes a Restricted Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary, (x) such restrictions in effect on the Closing Date and listed on Schedule 7.12, (xi) applicable law, (xii) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business and (xiii) customary and reasonable restrictions contained in any agreements or instruments governing Refinancing Notes or Incremental Notes and any refinancings, replacements, refundings, renewals or extensions thereof (without any increase (other than any such increase resulting from accrued interest and the amount of reasonable fees and expenses incurred, make whole payments and premiums paid in connection with the Indebtedness being refinanced) in the principal amount thereof).

7.13       Sale Leaseback Transactions. Enter into any Sale Leaseback Transactions other than Permitted Sale Leaseback Transactions.

7.14       Limitation on Activities of Holdings. In the case of Holdings only, notwithstanding anything to the contrary in this Agreement or any other Loan Document:

(a)          conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than (i) those incidental to its ownership of the Capital Stock of the Borrower, OKC and (indirectly) the Restricted Subsidiaries and those incidental to Investments by or in Holdings (including the issuance of Qualified Capital Stock in consideration for the purchase of its Capital Stock from its direct or indirect parent), (ii) activities incidental to the maintenance of its existence and compliance with applicable laws and legal, tax and accounting matters related thereto and activities relating to its employees, (iii) activities relating to the performance of the OKC Obligations and obligations under the Loan Documents to which it is a party or expressly permitted thereunder, (iv) the making of Restricted Payments to the extent of amounts received from OKC or Restricted Payments permitted to be made to Holdings pursuant to Section 7.6, (v) the receipt and payment by Holdings of payments from OKC or Restricted Payments permitted under Section 7.6, (vi) declaring and making dividend payments or other distributions payable solely in its Qualified Capital Stock, (vii) the incurring of Indebtedness by Holdings to the extent such Indebtedness would be permitted to be incurred by the Borrower or any Restricted Subsidiary pursuant to Sections 7.2(i) and 7.2(n), or pursuant to the (1) OKC Obligations in an aggregate amount not to exceed $5,700,000 plus accrued and unpaid interest and fees or (2) Holdings Letter of Credit in an aggregate amount not to exceed $300,000; provided that such Holdings Letter of Credit shall be fully Cash Collateralized or backstopped, (viii) liens securing the Holdings Letter of Credit and (ix) the other transactions expressly permitted under this Section 7.14;

94

(b)          incur, create, assume or suffer to exist any Indebtedness or other liabilities or financial obligations, except (i) the Obligations, (ii) obligations with respect to its Capital Stock (other than Disqualified Stock), (iii) tax liabilities and liabilities for expenses incurred in connection with the maintenance of its existence, (iv) the OKC Obligations in an aggregate amount not to exceed $5,700,000 plus accrued and unpaid interest and fees and (v) the other transactions expressly permitted under this Section 7.14 and Section 7.9(b)(i)(A)(y);

(c)          own, lease, manage or otherwise operate or transfer any properties or assets (including cash (other than cash received in connection with Qualified Equity Issuances and dividends paid by the Borrower in accordance with Section 7.6 pending application in the manner contemplated by said Section)) other than (i) the ownership of shares of Capital Stock of the Borrower and OKC and de minimis amounts of other assets incidental to its business, (ii) the transfer by Holdings of any interest in OKC, and (iii) so long as no Default or Event of Default shall have occurred and be continuing, (A) the transfer by Holdings of Capital Stock of its direct or indirect parent to present or former officers, directors, consultants or employees of Holdings or its Subsidiaries, their estates, spouses or former spouses and their heirs and (B) the other transactions expressly permitted under this Section 7; or

(d)          consummate any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its Property or business.

SECTION 8. EVENTS OF DEFAULT

8.1         Events of Default.

If any of the following events shall occur and be continuing:

(a)          The Borrower shall fail to pay (i) any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof or (ii) any interest owed by it on any Loan or Reimbursement Obligation, or any other amount payable by it hereunder or under any other Loan Document, within five Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b)          Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made or furnished; or

(c)          Any Loan Party shall default in the observance or performance of any agreement contained in (i) Sections 6.5(c), 6.6(b), 6.6(c), 6.6(d) or 6.7(f) and such default shall continue unremedied for a period of 20 days after such Loan Party receives from the Administrative Agent or any Lender written notice of the existence of such default or (ii) Section 6.4(a)(i) (with respect to Holdings or the Borrower only), Section 6.7(a) or Section 7; or

(d)          Any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after such Loan Party receives from the Administrative Agent or any Lender written notice of the existence of such default; or

95

(e)          Holdings, the Borrower or any Restricted Subsidiary shall (i) default in making any payment of any principal of or interest on any Indebtedness (excluding the Obligations) on the scheduled or original due date with respect thereto, in each case, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created and such default has not been waived; or (ii) default in the observance or performance of any other material agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event of default shall occur, in each case, beyond the period of grace or cure, if any, provided therefore, if the effect of which payment or other default or other event of default described in clauses (i) or (ii) of this paragraph (e) is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or to become payable; provided that (A) a default, event or condition described in this paragraph shall not at any time constitute an Event of Default unless, at such time, one or more defaults or events of default of the type described in this paragraph shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $10,000,000 and (B) this paragraph (e) shall not apply to (x) secured Indebtedness that becomes due as a result of the sale, transfer, destruction or other Disposition of the Property or assets securing such Indebtedness if such sale, transfer, destruction or other Disposition is not prohibited hereunder or (y) any Guarantee Obligations except to the extent such Guarantee Obligations shall become due and payable by any Loan Party and remain unpaid after any applicable grace period or period permitted following demand for the payment thereof; or

(f)          (i) Holdings, the Borrower or any of their respective Subsidiaries (other than any Immaterial Subsidiaries) shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Holdings, the Borrower or any of their respective Subsidiaries (other than any Immaterial Subsidiaries) shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Holdings, the Borrower or any of their respective Subsidiaries (other than any Immaterial Subsidiaries) any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of 60 days; or (iii) there shall be commenced against Holdings, the Borrower or any of their respective Subsidiaries (other than any Immaterial Subsidiaries) any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against substantially all of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed pending appeal within 60 days from the entry thereof; or (iv) Holdings, the Borrower or any of their respective Subsidiaries (other than any Immaterial Subsidiaries) shall consent to or approve of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Holdings, the Borrower or any of their respective Subsidiaries (other than any Immaterial Subsidiaries) shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)          (i) The occurrence of an ERISA Event or (ii) the occurrence of a non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, in each case, that would reasonably be expected to result in a Material Adverse Effect; or

96

(h)          One or more monetary judgments or decrees shall be entered against Holdings, the Borrower or its Restricted Subsidiaries involving, for Holdings, the Borrower and its Restricted Subsidiaries, taken as a whole, a liability (to the extent not paid or covered by insurance or effective indemnity) of $10,000,000 or more, and such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(i)          (i) Any of the Loan Documents shall cease, for any reason (other than in accordance with the terms thereof or by reason of the express release thereof pursuant to Section 10.15) to be in full force and effect or shall be asserted in writing by any Loan Party not to be a legal, valid and binding obligation of any party thereto, (ii) any security interest purported to be created by any Security Document to extend to Collateral that is not immaterial to the Loan Parties on a consolidated basis shall cease to be, or shall be asserted in writing by any Loan Party not to be, a valid and perfected security interest (having the priority required by this Agreement or the relevant Security Document) in the securities, assets or properties covered thereby, except to the extent that (A) any such loss of perfection or priority results from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Guarantee and Collateral Agreement or to file UCC continuation statements or (B) any such loss of validity, perfection or priority is the result of any failure by the Collateral Agent to take any action necessary to secure the validity, perfection or priority of the liens or (iii) the Guarantees pursuant to the Security Documents by any Loan Party of any of the Obligations shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by any Loan Party not to be in effect or not to be legal, valid and binding obligations; or

(j)          A Change of Control shall have occurred; or

(k)          Any subordination provision in any document or instrument governing unsecured, senior subordinated or subordinated Indebtedness the outstanding principal amount of which exceeds in the aggregate $10,000,000 of Holdings, the Borrower or any Restricted Subsidiary (including guarantees thereof by Holdings, the Borrower or any Restricted Subsidiary, as applicable), shall cease to be in full force and effect, or Holdings, the Borrower or any Restricted Subsidiary shall contest in any manner the validity, binding nature or enforceability of any such provision;

then, and in any such event, (A) if such event is an Event of Default specified in clauses (i), (ii), (iii) or (iv) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. In the case of all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been backstopped or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower then due and owing hereunder and under the other Loan Documents shall have been paid in full (other than contingent or indemnification obligations not then asserted or due), the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section or otherwise in any Loan Document, presentment, demand and protest of any kind are hereby expressly waived by Holdings and the Borrower.

97

SECTION 9. THE AGENTS

9.1         Appointment. Each Lender hereby irrevocably appoints Barclays to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section are solely for the benefit of the Agents and the Lenders (including the Swingline Lenders and the Issuing Lenders), and the Borrower shall not have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

Each Issuing Lender shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each Issuing Lender shall have all of the benefits and immunities (a) provided to the Agents in this Section with respect to any acts taken or omissions suffered by such Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and documents pertaining to such Letters of Credit as fully as if the term “Agent” as used in this Section and the definition of “Agent-Related Person” included such Issuing Lender with respect to such acts or omissions, and (b) as additionally provided herein with respect to each Issuing Lender.

9.2         Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.3         Exculpatory Provisions. (a) No Agent, Joint Bookrunner, Lead Arranger, Documentation Agent or Syndication Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, no Agent, Joint Bookrunner, Lead Arranger, Documentation Agent or Syndication Agent shall: (i) be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing; (ii) have any duty to take any discretionary action or exercise any discretionary powers, except (in the case of the Administrative Agent) discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of Property of a Defaulting Lender in violation of any Debtor Relief Law; and (iii) except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its respective Affiliates that is communicated to or obtained by such Agent or any of its Affiliates in any capacity.

98

(b)          The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 8 and Section 10.1), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default unless and until the Administrative Agent shall have received written notice from a Lender, an Issuing Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.”

(c)          No Agent-Related Person shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 5 or elsewhere herein, other than (in the case of the Administrative Agent) to confirm receipt of items expressly required to be delivered to it.

9.4         Reliance by the Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to any Borrowing or any draft under any Letter of Credit that by its terms shall be fulfilled to the satisfaction of a Lender or an Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Lender prior to any such Borrowing or Letter of Credit draft. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.5         Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates have made any representations or warranties to it and that no act by the Agents hereafter taken, including any review of the affairs of a Loan Party or any Affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under the applicable Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agents hereunder, the Agents shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any Affiliate of a Loan Party that may come into the possession of either Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

99

9.6         Indemnification. Whether or not the transactions contemplated hereby are consummated, each Lender shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligations of any Loan Party to do so) on a pro rata basis (determined as of the time that the applicable payment is sought based on each Lender’s ratable share at such time) and hold harmless each Agent-Related Person against any and all Indemnified Liabilities incurred by it; provided that (a) no Lender shall be liable for payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct (and no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section) and (b) to the extent any Issuing Lender or Swingline Lender is entitled to indemnification under this Section solely in its capacity and role as an Issuing Lender or as a Swingline Lender, as applicable, only the Revolving Lenders shall be required to indemnify such Issuing Lender or such Swingline Lender, as the case may be, in accordance with this Section (determined as of the time that the applicable payment is sought based on each Revolving Lender’s Revolving Percentage thereof at such time). In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including the fees, disbursements and other charges of counsel) incurred by the Administrative Agent in connection with preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights and responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such costs or expenses by or on behalf of the Borrower.

To the extent required by any applicable Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any U.S. federal income Tax. If the IRS or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold U.S. federal income Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, U.S. federal income Tax ineffective or for any other reason, or if the Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding tax from such payment, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all reasonable costs and out-of-pocket expenses (including reasonable fees and expenses of counsel) incurred in connection therewith.

100

9.7         Agent in Its Individual Capacity. Any Agent shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent hereunder, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as such Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any of its Subsidiaries or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

9.8         Successor Agents. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders, the Issuing Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall appoint from among the Lenders a successor agent (which may be an Affiliate of a Lender), with the consent of the Borrower at all times other than during the existence of an Event of Default (which consent shall not be unreasonably withheld or delayed). If no such successor shall have been so appointed by the Required Lenders (with, so long as no Event of Default has occurred and is continuing, the consent of the Borrower (which consent shall not be unreasonably withheld or delayed)) and shall have accepted such appointment prior to the effective date of the resignation of the Administrative Agent, then the Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above (including, without limitation, the consent of the Borrower at all times other than during the existence of an Event of Default (which consent shall not be unreasonably withheld or delayed)). Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on such effective date, where (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lenders under any of the Loan Documents, the retiring Administrative Agent may (but shall not be obligated to) continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and Issuing Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section and Section 9.3 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

9.9         Authorization to Release Liens and Guarantees. The Agents are hereby irrevocably authorized by each of the Lenders to effect any release or subordination of Liens or Guarantee Obligations contemplated by Section 10.15 without further action or consent by the Lenders.

9.10       Lead Arrangers. None of the Lead Arrangers, Joint Bookrunners, Documentation Agent or Syndication Agent identified on the cover page of this Agreement shall have any rights, powers, obligations, liabilities, responsibilities or duties under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent, a Lender, a Swingline Lender or an Issuing Lender hereunder. Without limiting any other provision of this Section 9, none of the Lead Arrangers, Joint Bookrunners, Documentation Agent or Syndication Agent in their respective capacities as such shall have or be deemed to have any fiduciary relationship with any Lender (including any Swingline Lender or any Issuing Lender) or any other Person by reason of this Agreement or any other Loan Document.

101

9.11       Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, all L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due to the Lenders, the Issuing Lenders and the Administrative Agent under Sections 2.9 and 10.5(a)) allowed in such judicial proceeding; and

(b)          to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.9 and 10.5(a).

102

SECTION 10. MISCELLANEOUS

10.1       Amendments and Waivers.

(a)          Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section. The Required Lenders and each Loan Party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights or obligations of the Agents, the Swingline Lender, the Issuing Lenders, the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive or reduce the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date or reduce the amount of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder (except that any amendment or modification of defined terms used in the financial ratios in this Agreement or waiver of post-default rates of interest shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment, in each case without the written consent of each Lender directly and adversely affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section without the written consent of such Lender; (iii) amend the definition of “Required Lenders”, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders; (iv) amend, modify or waive any provision of paragraph (a) or (b) of Section 2.18 without the written consent of each Lender directly and adversely affected thereby; (v) amend, modify or waive any provision of Section 9 without the written consent of the Agents; (vi) amend, modify or waive any provision of Section 2.6 or 2.7 without the written consent of the Swingline Lender; (vii) amend, modify or waive any provision of Section 3 without the written consent of the Issuing Lenders; (viii) amend, modify or waive any provision of Section 2.25(e) or 2.29(b) without the written consent of each Lender directly and adversely affected thereby or (ix) amend the assignment provisions of Section 10.6(b) to make such provisions more restrictive without the written consent of each Lender directly and adversely affected thereby; and, provided, further, that (x) any waiver of any payment to be applied pursuant to Section 2.18(g) to, and any modification of the application of any such payment to (A) the Term Loans shall require the consent of the Majority Facility Lenders in respect of the Term Facility and (B) the Revolving Loans shall require the consent of the Majority Facility Lenders in respect of the Revolving Facility and (y) no amendment or waiver shall, unless signed by the Majority Facility Lenders in respect of the Revolving Facility (or by the Administrative Agent with the consent of the Majority Facility Lenders in respect of the Revolving Facility) in addition to the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) (A) amend or waive compliance with the conditions precedent to the obligations of any Revolving Lender to make any Revolving Loan (or of any Issuing Lender to issue any Letter of Credit) in Section 5.2, (B) amend or waive compliance with any provision of Sections 2.4, 2.5, 2.6, 2.7, 2.10, 2.18(h) or 2.18(i) (to the extent pertaining to Revolving Loans or Swingline Loans) or Section 3, (C) amend or waive this clause (y) or (D) waive any Default or Event of Default for the purpose of satisfying the conditions precedent to the obligations of the Revolving Lenders to make Revolving Loans (or of the Issuing Lender to Issue any Letter of Credit) in Section 5.2.

Notwithstanding anything herein to the contrary, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all the Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended, or the maturity of any of its Loan may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Defaulting Lender and (y) any amendment, waiver or consent requiring the consent of all the Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than the other affected Lenders shall require the consent of such Defaulting Lender.

(b)          Each waiver or consent under any Loan Document shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Loan Party shall entitle any Loan Party to any notice or demand in the same, similar or other circumstances. No failure on the part of any Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

103

(c)          Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing unless limited by the terms of such waiver, but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent on any such subsequent or other Default or Event of Default.

(d)          In addition, notwithstanding anything in this Section to the contrary, if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision, and, in each case, such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders to the Administrative Agent within ten Business Days following receipt of notice thereof.

10.2       Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice or, subject to the last sentence of this Section 10.2, email notice, when received, addressed as follows in the case of Holdings, the Borrower, the Agents, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Holdings:	Atlantic Aviation FBO Holdings LLC
6652 Pinecrest Drive, Suite 300
Plano, TX 75024
Telephone: (972) 905-2500
Fax: (972) 447-4211
Attn: Dan Reinheimer

with copies (which shall not constitute notice) to:

Macquarie Infrastructure Company Inc.
125 West 55th Street
New York, New York 10019
Telephone: (212) 231-1216
Fax: (212) 231-1828
Attn: James May

Borrower:	Atlantic Aviation FBO Inc.
6652 Pinecrest Drive, Suite 300
Plano, TX 75024
Fax: (972) 447-4211
Telephone: (972) 905-2500
Fax: (972) 447-4211
Attn: Dan Reinheimer

104

with copies (which shall not constitute notice) to:

Macquarie Infrastructure Company Inc.
125 West 55th Street
New York, New York 10019
Telephone: (212) 231-1216
Fax: (212) 231-1828
Attn: James May

Administrative Agent, Collateral Agent Issuing Lender or Swingline Lender:

Barclays

745 7th Avenue

New York, NY, 10119

Attention: Greg Fishbein and Matthew Cybul

Telephone: 212-526-3441 (Greg Fishbein) and 212-526-5851 (Matthew Cybul)

E-mail: gregory.fishbein@barclays.com, mathew.cybul@barclays.com and ltmny@barclays.com

For Administrative Requests:

Barclays Bank PLC,

As Administrative Agent

Barclays Capital Services LLC

1301 Sixth Avenue

New York, NY, 10119

Attention: Priscilla Mark

Telephone: 212-320-7254

Facsimile: 212-545-5230

E-mail: priscilla.mark@barclays.com and xraagencyservices@barclays.com provided that any notice, request or demand to or upon the Agents, the Lenders, Holdings or the Borrower shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Agents; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Agents and the applicable Lender. Each of the Agents may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

10.3       No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

105

10.4       Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5       Payment of Expenses; Indemnification; Limitation of Liability. (a) The Borrower agrees (i) to pay or reimburse each Agent and the Lead Arrangers for all their respective reasonable and documented and invoiced out-of-pocket costs and expenses incurred in connection with the syndication of the Facilities (other than fees payable to syndicate members) and the development, preparation, execution and delivery of this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith and any amendment, supplement or modification thereto, and, as to the Agents only, the administration of the transactions contemplated hereby and thereby, including, without limitation, charges of electronic loan administration platforms and the reasonable and documented and invoiced fees and disbursements and other charges of counsel (including one primary counsel and such local counsel as the Agents may reasonably require, but no more than one such counsel in any jurisdiction, special counsel and, in the case of any actual or perceived conflict of interest (as determined by the applicable Agent or Lead Arranger) separate counsel to such Agent or Lead Arranger) in connection with all of the foregoing, (ii) to pay or reimburse each Lender, each Issuing Lender, the Agents and the Lead Arrangers for all their documented and invoiced out-of-pocket costs and expenses incurred in connection with the enforcement of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of one primary counsel for the Agents, Lenders, Issuing Lenders and Lead Arrangers, other advisors and professionals engaged by the Agents or the Lead Arrangers in connection with enforcement proceedings, local counsel as reasonably required, but no more than one such counsel in any jurisdiction, special counsel and, in the case of any actual or perceived conflict of interest (as determined by the applicable indemnified person) one separate counsel to such indemnified person, (iii) to pay, indemnify, or reimburse each Lender, each Issuing Lender and the Agents for, and hold each Lender, each Issuing Lender and the Agents harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and similar other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents and (iv) to pay, indemnify or reimburse each Lender, each Issuing Lender, each Agent, the Lead Arrangers and their respective Affiliates, and their respective officers, directors, partners, trustees, employees, advisors, agents, controlling Persons and representatives of the foregoing (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against any and all other liabilities, claims, obligations, losses, damages, penalties, costs, expenses or disbursements arising out of any actions, judgments or suits of any kind or nature whatsoever, arising out of or in connection with any actual or prospective claim, litigation action or proceeding (including any investigation of, preparation for, or defense of any pending or threatened claim, action or proceeding) relating to or otherwise with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including, without limitation, any of the foregoing relating to the making of any Loan, the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to, or any Environmental Claims related to, the operations of Holdings, the Borrower, any of their respective Subsidiaries or any of the Properties and the fees and disbursements and other charges of legal counsel (including one primary counsel and such local counsel as reasonably required, but no more than one such counsel in any jurisdiction, special counsel and, in the case of any actual or perceived conflict of interest (as determined by the applicable Agent or Lead Arranger) separate counsel to such Agent or Lead Arranger) for any Indemnitee in connection therewith (all the foregoing in this clause (iv), collectively, the “Indemnified Liabilities”) regardless of whether such Indemnitee is a party thereto, and whether or not any such claim, litigation, investigation or proceeding is brought by the Borrower, its equity holders, its respective Affiliates, its respective creditors or any other Person; provided that neither Holdings nor the Borrower shall have any obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities have resulted (A) from the gross negligence or willful misconduct of such Indemnitee, in each case, as determined in a final non-appealable judgment of a court of competent jurisdiction or (B) out of or in connection with any claim, litigation, investigation or proceeding that does not involve an act or omission by Holdings or the Borrower or any of their respective Subsidiaries and that is brought by an Indemnitee against any other Indemnitee (other than disputes involving claims against the Agents or Arrangers, in their capacities as such). All amounts due under this Section shall be payable promptly after receipt of a reasonably detailed invoice therefor. Statements payable by the Borrower pursuant to this Section shall be submitted to the Borrower at the address thereof set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section shall survive repayment of the Obligations.

106

(b)          To the fullest extent permitted by applicable Law, the parties hereto shall not assert, and hereby waive, any claim against any other Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any other document contemplated thereby, the Transactions contemplated thereby, any Commitment or any extension of credit, the use thereof or of the proceeds thereof or such Person’s activities in connection therewith (whether before or after the Closing Date); provided that such waiver of special, indirect, consequential or punitive damages shall not limit the indemnification obligations of the Borrower under this Section 10.5. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials obtained through any E-System or other information transmission systems in connection with the Loan Documents or the Transactions contemplated thereby unless determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

10.6       Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b)          (i) Subject to the conditions set forth in paragraphs (b)(ii) and (c) below, any Lender may assign to one or more assignees other than a natural person, Holdings or a Defaulting Lender (each, an “Assignee”), all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)         the Borrower; provided that no consent of the Borrower shall be required (x) for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or if an Event of Default has occurred in respect of Sections 8.1(a) or 8.1(f) and is continuing, any other Person; or (y) in connection with the primary syndication of the Term Loan Facility hereunder; provided, further, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof;

107

(B)         the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund (provided that the Administrative Agent shall acknowledge any such assignment); and

(C)         in the case of an assignment under the Revolving Facility, the Administrative Agent, each Issuing Lender and the Swingline Lender;

Any such assignment by any Lender need not be ratable as among the Facilities.

(ii)         Assignments shall be subject to the following additional conditions:

(A)         except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of (I) the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or (II) if earlier, the “trade date” (if any) specified in such Assignment and Assumption) shall not be less than $5,000,000 in the case of any assignment in respect of the Revolving Facility, or $1,000,000 in the case of any assignment in respect of the Term Facility, unless the Borrower and the Administrative Agent otherwise consent; provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B)         the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (which shall not be payable by Holdings or any of its Affiliates or by the Lead Arrangers); provided that only one such fee shall be payable in the case of contemporaneous assignments to or by two or more related Approved Funds; and

(C)         the Assignee, unless the Assignee shall already be a Lender hereunder, shall deliver to the Administrative Agent an administrative questionnaire.

For the purposes of this Section, “Approved Fund” means any Person that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (x) a Lender, (y) an Affiliate of a Lender or (z) (1) an entity or an Affiliate of an entity that administers or manages a Lender or (2) an entity or an Affiliate of an entity that is the investment advisor to a Lender.

(iii)        Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.19, 2.20, 2.21 and 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

108

(iv)        (i) The Administrative Agent, acting as agent of the Borrower solely for tax purposes and solely with respect to the actions described in this Section 10.6(b) and Section 2.8, shall establish and maintain at its address referred to in Section 10.2 (or at such other address as the Administrative Agent may notify the Borrower) (A) a record of ownership (the “Register”) in which the Administrative Agent agrees to register by book entry the interests (including any rights to receive payment hereunder) of the Administrative Agent and each Lender in the Obligations, each of their obligations under this Agreement to participate in each Loan and any assignment of any such interest, obligation or right and (B) accounts in the applicable Register in accordance with its usual practice in which it shall record (1) the names and addresses of the Lenders and the Issuing Lenders, as applicable (and each change thereto pursuant to Section 2.24 and Section 10.6), (2) the Commitments of each applicable Lender, (3) the amount of each Loan and each funding of any participation described in clause (A) above, for Eurodollar Loans, the Interest Period applicable thereto, (4) the amount of any principal or interest due and payable or paid with respect to Loans recorded in the applicable Register, (5) the amount of the Reimbursement Obligations due and payable or paid and (6) any other payment received by the Administrative Agent from the Borrower and its application to the Obligations.

(v)         Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)          (i) Notwithstanding anything else to the contrary contained in this Agreement and subject to the prior written consent of the Borrower in its sole discretion, (A) any Lender may assign all or a portion of its Term Loans to any Person who, after giving effect to such assignment, would be an Affiliated Lender or a Purchasing Borrower Party in accordance with Section 10.6(b) and (B) a Purchasing Borrower Party may, from time to time, purchase or prepay Term Loans on a non-pro rata basis through Dutch auction procedures open to all applicable Lenders on a pro rata basis in accordance with customary procedures to be agreed between the Borrower and the Administrative Agent (or other applicable agent managing such auction); provided that:

(ii)         no Default or Event of Default has occurred and is continuing or would result therefrom;

(iii)        the assigning Lender and Affiliated Lender or Purchasing Borrower Party purchasing such Lender’s Term Loans, as applicable, shall execute and deliver to the Administrative Agent an Affiliated Lender Assignment Agreement in lieu of an Assignment and Acceptance;

(iv)        for the avoidance of doubt, Lenders shall not be permitted to assign Revolving Commitments or Revolving Loans to any Affiliated Lender (other than the Macquarie Lender, but solely in connection with the primary syndication of the Facilities as set forth in clause (k) of this Section 10.6) or Purchasing Borrower Party (including Holdings, the Borrower or any of their respective Subsidiaries not acting as Purchasing Borrower Party);

(v)         any Term Loans assigned to any Purchasing Borrower Party (or purchased or prepaid by Holdings, the Borrower or any Restricted Subsidiary) acting in accordance with this Section 10.6(c) shall be automatically and permanently cancelled upon the effectiveness of such assignment and will thereafter no longer be outstanding for any purpose hereunder;

109

(vi)        no Purchasing Borrower Party (including Holdings, the Borrower and any Restricted Subsidiary acting as a Purchasing Borrower Party) may use the proceeds from Revolving Loans or Swingline Loans to purchase any Term Loans;

(vii)       no Term Loan may be assigned to (x) except as set forth in clause (k) below, an Affiliated Lender pursuant to this Section 10.6(c), if after giving effect to such assignment, Affiliated Lenders together in the aggregate would own in excess of 20% of the aggregate principal amount of the Term Loans then outstanding and any assignments to Affiliated Lenders that would cause the Affiliated Lenders in the aggregate to hold in excess of 20% of the aggregate principal amount of the Term Loans then outstanding, and any assignments to Affiliated Lenders that would cause the Affiliated Lenders in the aggregate to hold in excess of 20% of the aggregate principal amount of the Term Loans then outstanding shall be deemed void ab initio and the Register shall be modified to reflect a reversal of such assignment and (y) a Purchasing Borrower Party pursuant to this Section 10.6(c), if after giving effect to such assignment, Purchasing Borrower Parties together in the aggregate would own in excess of 25% of the aggregate principal amount of the Term Loans then outstanding, and any assignments to Purchasing Borrower Parties that would cause the Purchasing Borrower Parties in the aggregate to hold in excess of 25% of the aggregate principal amount of the Term Loans then outstanding shall be deemed void ab initio and the Register shall be modified to reflect a reversal of such assignment;

(viii)      such Affiliated Lender or Purchasing Borrower Party represents and warrants that it is not in possession of material non-public information within the meaning of the United States federal securities laws with respect to Holdings, the Borrower or Subsidiary, or the respective securities of any of the foregoing, at the time of such purchase that has not been disclosed to the Lenders (other than Lenders that do not wish to receive material non-public information with respect to Holdings, the Borrower or any Subsidiary) prior to such time;

(d)          Notwithstanding anything to the contrary in this Agreement, no Affiliated Lender shall have any right to (I) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Loan Parties are not invited, (II) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among the Administrative Agent and/or one or more Lenders, except to the extent such information or materials have been made available to any Loan Party or its representatives (and in any case, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans required to be delivered to Lenders) or (III) make or bring (or participate in, other than as a passive Participant in or Recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against the Administrative Agent, the Collateral Agent or any other Lender with respect to any duties or obligations or alleged duties or obligations of such Agent or any other such Lender under the Loan Documents.

(e)          Notwithstanding anything in Section 10.1 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the “Required Lenders” have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document or (iii) directed or required the Administrative Agent, the Collateral Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, all Term Loans held by any Affiliated Lender shall be deemed to have voted in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Affiliated Lenders for all purposes of calculating whether the Required Lenders have taken any actions; provided that this clause (e) shall not apply with respect to any amendment, modification, waiver or consent (A) described in clauses (i) – (iv), (viii) and (ix) of Section 10.1(a) (which, for the avoidance of doubt, such Affiliated Lender would not be permitted to vote on (x) any change to the component definitions of the Consolidated Total Leverage Ratio or the Senior Secured Leverage Ratio or (y) any amendment, modification, waiver or consent with respect to Section 7.9) or (B) that disproportionately, directly and adversely affects such Affiliated Lender.

110

(f)          Each Affiliated Lender hereby agrees that if a case under Title 11 of the United States Code is commenced against any Loan Party, each such Affiliated Lender shall consent to provide that the vote of such Affiliated Lender (in its capacity as a Lender) with respect to any plan of reorganization of such Loan Party shall be deemed to have voted in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Affiliated Lenders, except that such Affiliated Lender’s vote (in its capacity as a Lender) may be counted to the extent any such plan of reorganization proposes to treat the Obligations held by such Affiliated Lender in a manner that is less favorable in any respect to such Affiliated Lender than the proposed treatment of similar Obligations held by Lenders that are not Affiliates of the Borrower. Each Affiliated Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Affiliated Lender’s attorney-in-fact, with full authority in the place and stead of such Affiliated Lender and in the name of such Affiliated Lender, from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this clause (f).

(g)          In no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any Lender is an Affiliated Lender nor shall the Administrative Agent be obligated to monitor the number of Affiliated Lenders or the aggregate amount of Term Loans or Incremental Term Loans held by Affiliated Lenders.

(h)          Any Lender may, without the consent of the Borrower (except as otherwise provided below) or the Administrative Agent sell participations to one or more banks or other entities (a “Participant”), but in any event not to Holdings, the Borrower or any of their respective Affiliates or Subsidiaries, or a Person that the Administrative Agent has identified in a notice to the Lenders as a Defaulting Lender, in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrower, the Administrative Agent, the Issuing Lenders, the Swingline Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (D) any sale of a participation to an Affiliated Lender shall be subject to the prior written consent of the Borrower in its sole discretion. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly and adversely affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant. Subject to paragraph (h)(i) of this Section, the Borrower agree that each Participant shall be entitled to the benefits of Sections 2.19, 2.20 and 2.21 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.

(i)          A Participant shall not be entitled to receive any greater payment under Section 2.19 or 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant except to the extent such entitlement to receive any greater payment results from a change in law that occurs after the Participant acquired the applicable Participation or, unless the sale of the participation to such Participant is made with the Borrower’ prior written consent. No Participant shall be entitled to the benefits of Section 2.20 unless such Participant complies with Section 2.20(d) or (e), as (and to the extent) applicable, as if such Participant were a Lender.

111

(ii)         Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(i)          Any Lender may, without the consent of or notice to the Administrative Agent or the Borrower (except as set forth below), at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to (i) a Federal Reserve Bank or other central bank or (ii) any holder of, or trustee for the benefit of the holders of, such Lender’s Capital Stock, voting trust certificates, bonds, debentures, instruments and other evidence of Indebtedness, and all warrants, options and other rights to acquire the foregoing, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto; provided further that any such pledge or assignment of a security interest to an Affiliated Lender is subject to the prior written consent of the Borrower in its sole discretion. The Borrower, upon receipt of written notice from the relevant Lender, agree to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in this paragraph (i).

(j)          In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable ratable share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Lender, each Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full ratable share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Revolving Percentage; provided that, notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

112

(k)          Notwithstanding anything to the contrary herein, (x) no assignment or participation may be made to Macquarie Group Limited or any Subsidiary or Affiliate thereof (including without limitation any fund managed or controlled thereby or any investment scheme or similar vehicle or separate managed account related thereto), except with the prior written consent of the Borrower in its sole discretion, and (y) the parties hereto acknowledge that the Macquarie Lender may acquire up to 36% of the Facilities in connection with the primary syndication thereof, following which no assignment or participation may be made to the Macquarie Lender except with the prior written consent of the Borrower in its sole discretion.

10.7       Adjustments; Set-off. (a) Except to the extent that this Agreement provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by setoff, pursuant to events or proceedings of the nature referred to in Section 8.1(f), or otherwise), other than in connection with assignments hereunder, in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Obligations, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Obligations, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)          In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) after the expiration of any cure or grace periods, to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final but excluding trust accounts, employee benefit accounts, payroll, petty cash, tax and withholding accounts and the like), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.23 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lenders and the Lenders and (ii) such Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.8       Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission or by electronic mail in “portable document format” shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

113

10.9       Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section, if and to the extent that the enforceability of any provision of this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, any Issuing Lender or any Swingline Lender, as applicable, then such provision shall be deemed to be in effect only to the extent not so limited.

10.10     Integration. This Agreement and the other Loan Documents represent the entire agreement of Holdings, the Borrower, the Agents and the Lenders with respect to the subject matter hereof and thereof.

10.11     GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12     Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a)          agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or tort or otherwise, against the Administrative Agent, any Lender or any Issuing Lender, any Related Party of any of the foregoing, in any way relating to this Agreement or any other Loan Document or the Transactions relating hereto or thereto, in a forum other than the courts of the State of New York sitting in New York County, or of the United States District Court of the Southern District of New York, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable Law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, the Collateral Agent, any Lender or any Issuing Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction;

(b)          waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (a) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court;

(c)          agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)          agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)          waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

114

10.13     Acknowledgments. Each of Holdings and the Borrower hereby acknowledges that:

(a)          it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)          (i) neither the Agents nor any Lender has any fiduciary relationship with or duty to either of Holdings or the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents; (ii) the relationship between the Agents and Lenders, on one hand, and Holdings and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and (iii) it hereby waives, to the fullest extent permitted by applicable law, any claims it may have against any Agent or Lender in respect of any agency or fiduciary relationship claim; and

(c)          no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the Transactions contemplated hereby among the Lenders or among Holdings, the Borrower and the Lenders.

10.14     Confidentiality. The Agents and the Lenders agree to treat any and all information, regardless of the medium or form of communication, that is disclosed, provided or furnished, directly or indirectly, by or on behalf of Holdings or any of its Affiliates, whether in writing, orally, by observation or otherwise and whether furnished before or after the Closing Date (“Confidential Information”), strictly confidential and not to use Confidential Information for any purpose other than evaluating the Transactions and negotiating, making available, syndicating and administering this Agreement (the “Agreed Purposes”). Notwithstanding the foregoing, each Agent and each Lender shall be permitted to disclose Confidential Information (a) to its directors, officers, employees, counsel, trustees, agents and other advisors and each of its Affiliates (collectively, the “Representatives”), to the extent necessary to permit such Representatives to assist in connection with the Agreed Purposes, provided that such Representatives are instructed to preserve the confidentiality of any Confidential Information, (b) to prospective Lenders and Participants in connection with the syndication or secondary trading of the Facilities and Commitments and Loans hereunder, in each case who are informed of the confidential nature of the information and agree to observe and be bound by standard confidentiality terms, (c) upon the request or demand of any Governmental Authority having or purporting to have jurisdiction over it (in which case the disclosing Agent or Lender agrees, to the extent practicable and not prohibited by applicable Requirement of Law, to inform the Borrower promptly thereof prior to such disclosure), (d) in response to any order of any Governmental Authority or as may otherwise be required pursuant to any Requirement of Law (in which case the disclosing Agent or Lender agrees, to the extent practicable and not prohibited by applicable Requirement of Law, to inform the Borrower promptly thereof prior to such disclosure, other than in connection with any routine regulatory examinations), (e) in connection with any litigation or similar proceeding relating to the Facilities, (f) that has been publicly disclosed other than in breach of this Section, (g) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender (in which case the disclosing Agent or Lender agrees, to the extent practicable and not prohibited by applicable Requirement of Law, to inform the Borrower promptly thereof prior to such disclosure), (h) to the extent necessary or customary for inclusion in league table measurements (in which case, the disclosing Agent or Lender agrees to inform the Borrower promptly thereof prior to such disclosure), (i) to market data collectors and service providers in connection with the administration of the credit facility (in which case the disclosing Agent or Lender agrees to inform the Borrower promptly thereof prior to such disclosure) or (j) to the extent reasonably required or necessary, in connection with the exercise of any remedy under the Loan Documents. Each of the Administrative Agent, the Lenders, the Issuing Lenders and the Swingline Lender acknowledges that (a) the Confidential Information may include material non-public information concerning Holdings, the Borrower or any of its Subsidiaries, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Laws, including United States Federal securities laws.

115

10.15     Release of Collateral and Guarantee Obligations; Subordination of Liens. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, in connection with any Disposition permitted by the Loan Documents or permitted by the Required Lenders, (i) the security interest in any Collateral being Disposed of in such Disposition shall be automatically released to the extent that such Disposition does not (A) pertain to Capital Stock of the Borrower or any Subsidiary Guarantor or other Collateral in the possession of the Collateral Agent or (B) involve the filing of amendments to or termination of any financing statement or mortgage in favor of the Collateral Agent on behalf of the Secured Parties and (ii) upon the request of the Borrower, the Collateral Agent shall (without notice to, or vote or consent of, any Lender, any Hedge Counterparty that is a party to any Specified Hedge Agreement or any Cash Management Counterparty that is a party to any Cash Management Document or contingent or indemnification obligations not then asserted or due) take such actions as shall be required to release its security interest in any Collateral being Disposed of in such Disposition, and to release any Guarantee Obligations under any Loan Document of any Person being Disposed of in such Disposition, to the extent necessary to permit consummation of such Disposition in accordance with the Loan Documents (including, without limitation, returning any Capital Stock that is so Disposed of and that is in possession of the Collateral Agent and delivering, or authorizing the filing of, amendments or terminations of any financing statements or mortgages in favor of the Collateral Agent covering the Collateral so Disposed of). Any representation, warranty or covenant contained in any Loan Document relating to any such Property so Disposed of (other than Property Disposed of to the Borrower or any of its respective Subsidiaries) shall no longer be deemed to be repeated once such Property is so Disposed of. Notwithstanding anything to the contrary contained herein or in any other Loan Document, in connection with any Indebtedness or Lien permitted to be incurred by the Loan Documents or permitted by the Required Lenders, the Collateral Agent shall (without notice to, or vote or consent of, any Lender, any Hedge Counterparty that is a party to any Specified Hedge Agreement or any Cash Management Counterparty that is a party to any Cash Management Document) deliver or authorize the filing of an amendment to any financing statement in favor of the Collateral Agent covering the Collateral to the extent necessary to permit the incurrence of such Indebtedness or Lien and to the extent deemed reasonably necessary by each of the Collateral Agent and the Borrower; provided that such amendment shall not materially detract from the value of the Collateral.

(b)          Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations (other than (i) obligations in respect of any Specified Hedge Agreement or Cash Management Document and (ii) any contingent or indemnification obligations not then asserted or due) have been paid in full, all Commitments have terminated or expired and no Letter of Credit shall be outstanding that is not Cash Collateralized or backstopped, the security interest in the Collateral and the Guarantee Obligations under the Loan Document shall be automatically released and, upon request of the Borrower, the Collateral Agent shall (without notice to, or vote or consent of, any Lender, or any Affiliate of any Lender that is a party to any Specified Hedge Agreement or Cash Management Document) take such actions as shall be required to evidence the release of its security interest in all Collateral, and the release of all Guarantee Obligations under any Loan Document (including delivering or authorizing the filing of amendments or terminations of any financing statements or mortgages in favor of the Collateral Agent covering the Collateral), whether or not on the date of such release there may be outstanding Obligations in respect of Specified Hedge Agreements or Cash Management Document or contingent or indemnification obligations not then asserted or due. Any such release of Guarantee Obligations shall be deemed subject to the provision that such Guarantee Obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

116

10.16     Accounting Changes. In the event that any Accounting Change (as defined below) shall occur and such change results in a change in the method of calculation of the financial ratios, standards or terms in this Agreement, then Holdings, the Borrower and the Agents agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating Holdings’ financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by Holdings, the Borrower, the Agents and the Required Lenders, the financial ratios and all standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC and shall include changes in the determination of whether a lease is a capital lease or an operating lease under GAAP.

10.17     WAIVERS OF JURY TRIAL. EACH OF HOLDINGS, THE BORROWER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.18     PATRIOT ACT. Each Lender hereby notifies the Loan Parties that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender to identify the Loan Parties in accordance with the PATRIOT Act.

10.19     No Advisory or Fiduciary Responsibility. In connection with all aspects of each Transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) no fiduciary, advisory or agency relationship among Holdings, the Borrower and its Subsidiaries and any Agent, any Issuing Lender, any Swingline Lender or any Lender is intended to be or has been created in respect of the Transactions contemplated hereby or by the other Loan Documents, irrespective of whether any Agent, any Issuing Lender, any Swingline Lender or any Lender has advised or is advising Holdings, the Borrower or any Subsidiary on other matters, (ii) the arranging and other services regarding this Agreement provided by the Agents, the Issuing Lenders, the Swingline Lenders and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Agents, the Issuing Lenders, the Swingline Lenders and the Lenders, on the other hand, (iii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent that it has deemed appropriate and (iv) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the Transactions contemplated hereby and by the other Loan Documents; and (b) (i) the Agents, the Issuing Lenders, the Swingline Lenders and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person; (ii) none of the Agents, the Issuing Lenders, the Swingline Lenders and the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the Transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents, the Issuing Lenders, the Swingline Lenders and the Lenders and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of Transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Agents, the Issuing Lenders, the Swingline Lenders and the Lenders has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by Law, the Borrower hereby waives and releases any claims that it may have against the Agents, the Issuing Lenders, the Swingline Lenders and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

117

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

118

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ATLANTIC AVIATION FBO INC., as Borrower

By:	/s/ Lou Pepper
Name: Lou Pepper
Title: Chief Executive Officer

By:	/s/ Dan Reinheimer
Name: Dan Reinheimer
Title: Chief Financial Officer

Atlantic aviation fbo holdings llc, as Holdings

By:	/s/ Lou Pepper
Name: Lou Pepper
Title: Chief Executive Officer

By:	/s/ Dan Reinheimer
Name: Dan Reinheimer
Title: Chief Financial Officer

signature page to credit agreement

BARCLAYS BANK PLC, as Administrative Agent, Collateral Agent, Issuing Lender, Swingline Lender, and Lender

By:	/s/ Craig Malloy
Name: Craig Malloy
Title: Director

signature page to credit agreement

MIHI LLC, as Lender

By:	/s/ Kevin S. Smith
Name: Kevin S. Smith
Title: Authorized Signatory

By:	/s/ T. Morgan Edwards II
Name: T. Morgan Edwards II
Title: Authorized Signatory

signature page to credit agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Lender

By:	/s/ Maribelle Villaseñor
Name: Maribelle Villaseñor
Title: Vice President

signature page to credit agreement

COMERICA BANK, as Lender

By:	/s/ Robert L Nelson
Name: Robert L Nelson
Title: Vice President

signature page to credit agreement

AMERICAN SAVINGS BANK, F.S.B., as Lender

By:	/s/ Edward Chin
Name: Edward Chin
Title: Vice President

signature page to credit agreement

STIFEL BANK & TRUST, as Lender

By:	/s/ John H. Phillips
Name: John H. Phillips
Title: Executive Vice President

signature page to credit agreement

COMMUNITY & SOUTHERN BANK, as Lender

By:	/s/ Thomas A. Bethel
Name: Thomas A. Bethel
Title: Director of Corporate Banking

signature page to credit agreement

APPENDIX A-1

Revolving Commitments

Lender	Revolving Commitment
BARCLAYS BANK PLC	$15,666,666.67
MIHI LLC	$15,666,666.67
WELLS FARGO BANK, NATIONAL ASSOCIATION	$15,666,666.66
COMERICA BANK	$10,000,000.00
AMERICAN SAVINGS BANK, F.S.B.	$5,000,000.00
STIFEL BANK & TRUST	$4,000,000.00
COMMUNITY & SOUTHERN BANK	$4,000,000.00
TOTAL	$70,000,000.00

APPENDIX A-2

TERM COMMITMENTS

Lender	Term Commitment
BARCLAYS BANK PLC	$465,000,000.00
TOTAL	$465,000,000.00

2